     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 3, 1996
                                                   REGISTRATION NO. 333-4262
- -----------------------------------------------------------------------------
- -----------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                    ------

                               AMENDMENT NO. 1
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933
                                    ------

                          COMPLETE MANAGEMENT, INC.
            (Exact Name of Registrant as Specified in its Charter)

         New York               8742                     11-3149119
(State or Other          (Primary Standard            (I.R.S. Employer
       Jurisdiction          Industrial            Identification Number)
of Incorporation or       Classification
       Organization)        Code Number)

             254 West 31st Street, New York, New York 10001-2813
                                (212) 868-1188
(Address, Including Zip Code, and Telephone Number, Including Area Code, of
                       Registrant's Executive Offices)

                                    ------
                             STEVEN M. RABINOVICI
                     Chairman and Chief Executive Officer
                          Complete Management, Inc.
                             254 West 31st Street
                        New York, New York 10001-2813
                                (212) 868-1188
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code
                            of Agent for Service)
                                    ------
                               with a copy to:

         STEPHEN A. ZELNICK, Esq.                ALAN I. ANNEX, Esq.
    Morse, Zelnick, Rose & Lander, LLP       Camhy Karlinsky & Stein LLP
              450 Park Avenue              1740 Broadway, Sixteenth Floor
         New York, New York 10022             New York, N.Y. 10019-4315
              (212) 838-8040                       (212) 977-6600
           (212) 838-9190 (FAX)                 (212) 977-8389 (FAX)

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

- -----------------------------------------------------------------------------
- -----------------------------------------------------------------------------

                          COMPLETE MANAGEMENT, INC.
                  PURSUANT TO ITEM 501(B) OF REGULATION S-K
                            CROSS REFERENCE SHEET
             (SHOWING LOCATION IN THE PROSPECTUS OF INFORMATION)

             Item and Caption in Form S-1                                Location in Prospectus
 -----------------------------------------------------  ------------------------------------------------------
 1. Forepart of the Registration Statement and Outside
    Front Cover Page of Prospectus  ..................  Outside Front Cover Page of Prospectus
 2. Inside Front and Outside Back Cover Pages of
    Prospectus .......................................  Inside Front and Outside Back Cover of Prospectus
 3. Summary Information, Risk Factors and Ratio of
    Earnings to Fixed Charges  .......................  Prospectus Summary; Investment Considerations
 4. Use of Proceeds  .................................  Prospectus Summary; Use of Proceeds
                                                        Outside Front Cover Page of Prospectus; Investment
 5. Determination of Offering Price  .................  Considerations; Underwriting
                                                          Outside Front Cover Page of Prospectus;
 6. Determination of Conversion Price  ...............    Investment Considerations; Underwriting
 7. Dilution  ........................................  Not Applicable
 8. Selling Security Holders  ........................  Not Applicable
 9. Plan of Distribution  ............................  Outside Front Cover Page of Prospectus; Underwriting
10. Description of Securities to be Registered  ......  Description of Capital Stock; Underwriting
11. Interests of Named Experts and Counsel  ..........  Legal Matters; Experts
                                                        Outside Front Cover Page of Prospectus; Prospectus Summary
                                                        -- The Company; Investment Considerations; Capitalization;
                                                        Dividend Policy; Selected Financial Data; Management's
                                                        Discussion and Analysis of Financial Condition and Results
                                                        of Operations; Business; Management; Certain Transactions;
                                                        Principal Shareholders -- Description of Capital Stock;
                                                        Index to Financial Statements and referenced Financial
12 Information with Respect to the Registrant  .......  Statements
13. Disclosure of Commission Position on
    Indemnification for Securities Act Liabilities ...  Management

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                   SUBJECT TO COMPLETION, DATED JUNE 3, 1996
PROSPECTUS
                                 $30,000,000
                          COMPLETE MANAGEMENT, INC.
         [7% TO 8 1/2 %] CONVERTIBLE SUBORDINATED DEBENTURES DUE 2003
                  INTEREST PAYABLE AUGUST 15 AND FEBRUARY 15

   The debentures (the "Debentures") are convertible into common shares, par value $.001 per share (the "Common Shares"), of Complete Management, Inc. ("CMI") at any time prior to maturity, unless previously redeemed, at a conversion price of $[ ]per share [120% to 130% of the closing price of the Common Shares on the American Stock Exchange on the effective date of this offering], subject to adjustment in certain events. On May 17, 1996 the closing sale price for the Common Shares on the American Stock Exchange ("AMEX") was $10.875 per share. See "Price Range for Common Shares." The Common Shares are listed on the AMEX under the symbol "CMI". Application has been made for listing of the Debentures on the AMEX under the symbol "CMI.A."

   The Debentures are redeemable, in whole or in part on 45 days' prior written notice, at the option of CMI at a redemption price equal to 100% of
the principal amount, plus accrued interest, at any time on or after   ,
1999, provided that the Closing Price (as defined) of the Common Shares, during the 20 consecutive trading days prior to the date of notice of such
redemption, has equaled or exceeded $    , [150% of the closing price of the
Common Shares on the effective date of this Offering], subject to adjustment in certain events. The Debentures are subordinated to all existing and future Senior Indebtedness (as defined) and are effectively subordinated to all indebtedness of CMI's subsidiaries. At March 31, 1996, CMI had indebtedness to which the Debentures would be effectively subordinated aggregating $4,195,000. See "Description of Debentures."


   See "Investment Considerations" on page 8 hereof for a discussion of certain factors that should be considered by prospective purchasers of the Debentures.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                       CONTRARY IS A CRIMINAL OFFENSE.

===============================================================================
                            Price to     Underwriting   Proceeds to
                            Public(1)    Discount(2)  Company(2) (3)
- -------------------------------------------------------------------------------
Per Debenture .........        100%           8.0%         92.00%
- -------------------------------------------------------------------------------
Total (4)  ............   $30,000,000    $2,400,000    $27,600,000
===============================================================================

(1) Plus accrued interest, if any, from __________, 1996.
(2) Does not include additional compensation to National Securities Corporation, the representative of the several underwriters (the "Representative"), in the form of a non-accountable expense allowance equal to 2% of the gross proceeds of this offering of Debentures (this "Offering"). CMI has also agreed to issue to the Representative warrants (the "Representative's Warrants") to purchase up to ____ Common Shares. For indemnification arrangements with the Underwriters and additional compensation payable to the Representative, see "Underwriting."
(3) Before deduction of expenses payable by CMI estimated at $________ (including the nonaccountable expense allowance).
(4) CMI has granted to the Underwriters an option, exercisable within 45 days of the date hereof, to purchase up to an additional $4,500,000 principal amount of Debentures solely for the purpose of covering over- allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discount and Proceeds to Company will be $34,500,000, $2,760,000 and $31,740,000, respectively. See "Underwriting."

   The Debentures are offered, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, subject to approval of certain legal matters by their counsel and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify this Offering and to reject any order in whole or in part. It is expected that delivery of certificates representing the Debentures will be made against payment therefor at the office of National Securities Corporation, 1001 Fourth
Avenue, Seattle, Washington 98154 on or about    , 1996.


                       NATIONAL SECURITIES CORPORATION

                   The date of this Prospectus is    , 1996

                              PROSPECTUS SUMMARY


   The following summary is qualified in its entirety by the more detailed information and the financial statements and related notes appearing elsewhere in this Prospectus.
  On January 3, 1996 CMI acquired the assets and business of Medical Management, Inc. ("MMI") through the merger (the "Merger") of MMI into a wholly owned subsidiary of CMI, which changed its name to Medical Management, Inc. upon consummation of the Merger. MMI is principally engaged in providing and administratively managing diagnostic imaging equipment in physicians' offices and hospitals. Unless otherwise indicated, all references to the Company herein include CMI and MMI and "MMI" refers to Medical Management, Inc., both before and after the Merger.


                                   THE COMPANY

   Complete Management, Inc. is a physician practice management company. It provides physician and hospital management and support services to medical practice groups and hospitals in the greater New York metropolitan area, primarily to medical practice groups focused on the treatment and evaluation of patients with injury-related conditions. The services offered by the Company include substantially all aspects of business, financial and marketing support required by a medical practice but do not include providing any type of medical diagnostic or treatment services. The Company offers sophisticated business and management systems and a high level of professional competence to doctors and hospitals that, increasingly, are faced with complex, time-consuming and expensive reporting, record-keeping, purchasing, collections and other non-medical requirements of a successful practice. Historically, all of CMI's revenue and most of MMI's revenue have come from a single medical practice group, Greater Metropolitan Medical Services ("GMMS") (formerly doing business as "Greater Metropolitan Neurology Services"), and the Company's future growth prospects are substantially linked to the prospects of the continued growth of this client as well as to acquisitions the Company might identify and make in the future.

   Services provided by the Company include the provision of office space and equipment, non-medical personnel, administrative services, billing, receivables collection, regulatory compliance, and non-medical services related to its clients' diagnostic imaging services. The Company also offers consultation regarding marketing strategies and provides financing for the expansion of its clients' medical practices. By focusing solely on the business support of medical practices, the Company is able to offer a variety of operating efficiencies that would be difficult to establish and maintain by the typical, unassisted medical practice.

   The Company's current medical practice clients focus on the treatment of patients with injury-related conditions in which the reporting, record-keeping and other requirements imposed by governmental regulations, payor policies or litigation or other dispute resolution processes are highly complex, change rapidly and unpredictably and require a high level of specialized non-medical knowledge. The Company offers both management and staff with high levels of training and experience in these activities. In order to maximize the benefits of its expertise, the Company has focused its marketing efforts on medical practices, such as GMMS, that have the ability to provide medical services for work-related, automotive and other injury cases in which the degree of regulation is particularly high. Initially, these practices related primarily to automobile no-fault injury claims; however, GMMS, supported by the Company, is aggressively expanding into the treatment and evaluation of workplace injuries covered under workers' compensation statutes. The Company believes that the opportunity to use a medical management service company to service the administrative burdens dictated by the regulatory environment will encourage neurological, orthopedic and other medical practices to expand and focus on the area of injury-related services and expects that such expansion should produce a corresponding demand for the Company's services. The Company also believes that similar business opportunities may exist in a variety of other medical practice areas, such as managed healthcare. Managed healthcare, which has evolved more slowly in New York State than in many other states, is expected to become more widely established in New York State in the future.

   The Company's management has experience in hospital administration and attempts to recruit and train staff to operate at a high level of efficiency in the management of medical practices. To that end, the Company emphasizes a high level of standardization of procedures and seeks to automate significant aspects of record-keeping, reporting, collections and other critical business activities of its clients' practices. Under the Company's management, GMMS has established a multi-location practice that benefits from such management efficiencies as centralized purchasing and collection functions and a standard office format that supports the flexible use of both medical and non-medical personnel and equipment in its various offices as required. The Company also uses standardized and automated systems to produce and administer the various financial and other records used to support its clients' claims for payment.


   Clients of the Company are expected to support claims for reimbursement for their services and provide data relevant to their patients' related claims, such as those for lost wages. While medical diagnosis, treatment, reporting and provision of expert testimony are matters requiring medical expertise, the related administrative processes require expertise and systems for which medical personnel and the typical medical office staff are not well suited. By providing an effective system to process claims for reimbursement, the Company assists its clients in the collection of their professional fees. The preponderance of GMMS' medical practice has historically been referred by attorneys representing clients with automobile no-fault injury or workers' compensation claims. By administering an effective claims process, the Company believes that it supports its clients in their collection of fees. By providing high quality medical services, the Company's clients have developed a reputation as "definers" of injury, rather than advocates for a particular medical evaluation. This reputation has led plaintiffs' attorneys to recommend GMMS and increasingly has caused insurance companies to retain GMMS to perform independent medical evaluations ("IME's").


   The Company's objective is to become the dominant provider of medical management services in the greater New York metropolitan area and elsewhere in New York State by implementing an aggressive growth strategy. The key elements of the Company's strategy to achieve this objective are:

   o marketing its services to medical practices and hospitals with substantial involvement in the medical specialties in which the Company's services can increase efficiency and add value;

   o assisting its clients to expand their practices by advising with respect to management, marketing, financing and other techniques to increase patient referrals and broaden the range of diagnostic and treatment services offered and, where appropriate, to open new offices and acquire other medical practices;

   o establishing a network of client physicians suitable for providing services under managed care contracts;

   o establishing client relationships with medical practices and hospitals that have achieved a high level of credibility among third-party payors, referring attorneys and others with respect to the quality and integrity of the medical treatments and evaluations performed; and

   o establishing a position of industry leadership by providing effective management systems for medical practices requiring complex management services.


   CMI was incorporated in New York on December 30, 1992 and commenced operations on April 1, 1993. On January 3, 1996, CMI completed its initial public offering (the "IPO") of 2,000,000 Common Shares at a price of $9.00 per share and received net proceeds of $13,912,000. Also on January 3, 1996, CMI acquired the assets and business of MMI through its merger into CMI Acquisition Corporation which, upon consummation of the Merger, changed its name to Medical Management, Inc. MMI is principally engaged in providing diagnostic imaging equipment and billing and management services related thereto, thus broadening the range of testing services the Company's clients are able to provide. Currently, MMI operates six diagnostic imaging units for two clients. MMI has also entered into two additional agreements for diagnostic imaging units at two metropolitan area hospitals. GMMS is the primary client of MMI and the sole client of CMI. The acquired Medical Management, Inc. was incorporated on December 24, 1991. The Company's principal executive offices are located at 254 West 31st Street, New York, New York 10001 and its telephone number is (212) 868-1188.


                                 THE OFFERING

Securities Offered.............  $30,000,000 aggregate principal amount of [7 to 8 1/2 %] Convertible Subordinated
                                 Debentures Due 2003.


Interest Payment Dates ........  August 15 and February 15, commencing August
                                 15, 1996


Maturity Date..................      , 2003


Conversion.....................  The Debentures are convertible into Common
                                 Shares, par value $.001 per share, of the
                                 Company, at any time prior to maturity,
                                 unless previously redeemed, at a conversion
                                 price of $    per share [120% to 130% of the
                                 closing sale price of the Common Shares on the AMEX on the effective date of this Offering], subject to adjustment in certain events.


Redemption at Option of the
  Company .....................  The Debentures are not redeemable prior to
                                     , 1999. Thereafter, the Debentures are
                                 redeemable, in whole or in part, from time to time, at the option of the Company at a redemption price equal to 100% of the principal amount thereof plus accrued interest, provided that the Debentures may not be redeemed prior to maturity unless, during the 20 consecutive trading days prior to the date of notice of such redemption, the closing price as defined has equaled or exceeded $------, [150% of the closing price of the Common Shares on the Effective Date], subject to adjustment in certain events. See "Description of Debentures -- Optional Redemption."

Redemption at Option of
  Holders .....................  In the event that a Repurchase Event (as defined) occurs, subject to certain
                                 conditions, each holder of a Debenture shall have the right, at the holder's option, to require the Company to purchase all or any part of such holder's Debentures at 100% of the principal amount thereof plus accrued interest.

Sinking Fund ..................  If a sinking fund is established for any indebtedness that is junior or pari passu
                                 with the Debentures and which has a maturity
                                 or weighted average time to maturity which
                                 is on or prior to     , 2003, the Debentures
                                 will be entitled to an annual sinking fund beginning in the Company's next fiscal year calculated to retire that amount of Debentures equal to the lesser of (i) the same percentage of outstanding Debentures prior to maturity as the percentage of the principal amount of such other indebtedness to be retired prior to maturity on the same payment schedule as such other indebtedness or (ii) such amount of Debentures necessary to result in the Debentures having the same weighted average time to maturity as the other indebtedness.

Subordination .................  The Debentures are subordinated in right of payment to all present and future Senior
                                 Indebtedness (as defined) of the Company.
                                 The Indenture will not restrict the
                                 incurrence of additional Senior Indebtedness by the Company or any indebtedness by any subsidiary of the Company. See "Description of Debentures."

Use of Proceeds ...............  To provide added funds for the Company's acquisition program and for working capital and general corporate purposes. See "Use of Proceeds."


Trading Symbols ...............  Application has been made for listing the
                                 Debentures on the AMEX under the symbol
                                 "CMI.A." The Common Shares are listed on the AMEX under the symbol "CMI."


                        SUMMARY FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF INCOME DATA:

                          COMPLETE MANAGEMENT, INC.


                                               For the period                                 Three Months
                                               from inception                                     Ended
                                               (April 1, 1993)   Years Ended December 31,        March 31,
                                               to December 31,  ------------------------   -------------------
                                                    1993            1994         1995        1995        1996
                                              ---------------   ----------    ----------   --------   --------
Revenue  .................................      $5,283         $10,654      $12,294      $3,000     $5,200
Interest discount (1)  ...................        (865   )      (1,744   )   (2,016   )    (487   )   (515   )
                                             ---------------   ----------    ----------   --------   --------
Net revenue  .............................       4,418           8,910       10,278       2,513      4,685
Operating expenses  ......................       2,790           4,520        5,745       1,257      3,048
                                             ---------------   ----------    ----------   --------   --------
Operating income  ........................       1,628           4,390        4,533       1,256      1,637
Interest discount included in income (2) .         207             922        1,585         302        587
Net income  ..............................      $1,006         $ 2,845      $ 3,227         826     $1,110
                                             ---------------   ----------    ----------   --------   --------
Net income per share (3)  ................      $    0.34      $     0.95   $     1.08   $    0.28  $    0.15
                                             ===============   ==========    ==========   ========   ========
Weighted average number of shares outstanding    2,981           2,981        2,981       2,981      7,438
                                             ===============   ==========    ==========   ========   ========
Ratio of earnings to fixed charges (4)  ..         N/A             N/A          133.35      N/A          8.11
                                             ---------------   ----------    ----------   --------   --------

                           MEDICAL MANAGEMENT, INC.

                                                               Years Ended December 31,
                                                             ----------------------------
                                                               1993     1994       1995
                                                             -------   -------    -------
Revenue  .................................................   $3,279    $6,049     $7,287
Interest discount (1)  ...................................       --        --       (702)
                                                             -------   -------    -------
Net revenue  .............................................    3,279     6,049      6,585
Operating expenses  ......................................    2,039     3,574      5,174
                                                             -------   -------    -------
Operating income  ........................................    1,240     2,475      1,411
Interest discount included in income (2)  ................       --        --        651
Cumulative effect of change in accounting principle net of
  income tax benefit of $196,000 .........................                          (222)
Net income  ..............................................   $  346    $1,302     $  781
                                                             =======   =======    =======
Cumulative effect per share of change in accounting
  principle net of income taxes ..........................                        $(0.07)
                                                                                  =======
Net income per share  ....................................             $ 0.43     $ 0.26
                                                                       =======    =======
Pro forma net income (5)  ................................   $  575
                                                             =======
Pro forma net income per share  ..........................   $ 0.26
                                                             =======
Pro forma amounts assuming the discounting of certain accounts receivable is applied retroactively:
Pro forma net income  ....................................   $  554    $1,211     $1,003
                                                             =======   =======    =======
Pro forma net income per share  ..........................   $ 0.25    $ 0.40     $ 0.33
                                                             =======   =======    =======
Weighted average number of shares outstanding  ...........    2,185     3,008      3,035
                                                             =======   =======    =======

BALANCE SHEET DATA:

                                                     Complete Management, Inc.
                                                       As at March 31, 1996
                                                     -------------------------
                                                                       As
                                                                    Adjusted
                                                      Actual          (6)
                                                     --------      -----------
Cash and cash equivalents  ......................     $ 2,540       $29,040
Marketable securities  ..........................       9,599         9,599
Accounts receivable, net (7)  ...................      25,851        25,851
Purchase price in excess of net assets acquired .       8,567         8,567
Total assets  ...................................      54,354        84,354
Current liabilities  ............................       7,240         7,240
Long-term obligations, less current portion  ....       3,591        33,591
Shareholders' equity  ...........................      37,621        37,621
Working capital  ................................      16,775        43,275


- ------
(1) Represents an interest discount taken to reflect the presumed collection of revenues over a period in excess of one year. See "Notes to Consolidated Financial Statements of CMI and MMI."
(2) Represents interest income included in income as a result of the amortization of the interest discount on revenues over a three year period, and a two year period for CMI and MMI, respectively. See "Notes to Consolidated Financial Statements of CMI and MMI."
(3) Assuming the conversion as of January 1, 1996 of $30,000,000 aggregate principal amount of Debentures at the estimated conversion price of $13.05 per share into 2,299,000 Common Shares, fully diluted earnings per share would be $0.11. The Representative's Warrants will be exercisable at an estimated price per share of $17.94. As the Representative's Warrants would be anti-dilutive, they are excluded from the calculation of additional shares to be offered in this Offering.
(4) As there was no interest expense incurred in 1993, 1994 and the first quarter of 1995, the ratio of earnings to fixed charges is not applicable.
(5) Pro forma net income for MMI reflects (i) an adjustment to include compensation expense for the President and Chief Executive Officer and the Vice President and Chief Operating Officer under employment contracts which became effective after MMI's initial public offering, even though such officers did not receive and are not owed any compensation for the period from inception to October 26, 1993 and (ii) a provision for income taxes based upon pro forma income since MMI had been an S Corporation through such date.
(6) The As Adjusted Balance Sheet Data gives effect to this Offering as if it had occurred on March 31, 1996.
(7) Includes both the current and long-term portions of the accounts receivable.

                          INVESTMENT CONSIDERATIONS

   PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER, TOGETHER WITH THE OTHER MATTERS AND FINANCIAL INFORMATION DISCUSSED ELSEWHERE HEREIN, THE FOLLOWING MATTERS RELATING TO THE BUSINESS OF THE COMPANY AND THE SECURITIES OFFERED HEREBY.


   Ratios of Debt to Net Tangible Book Value and Earnings to Fixed
Charges. At March 31, 1996, CMI had a net tangible book value of approximately $29,000,000 and its ratio of total debt to net tangible book value was .14 to 1. Giving pro-forma effect to the issuance of the Debentures at March 31, 1996, the Company's consolidated assets would have been approximately $84,400,000, its long term debt would have been $33,600,000 and its ratio of assets to long term debt 1.34 to 1. Further, the Company's net tangible book value would be reduced by the creation of approximately $3,500,000 of intangible assets (capitalized debt issuance costs) as a result of the issuance of the Debentures, which, for computation and amortization of interest expense on the Debentures will be treated as a reduction in the carrying amount of the debt in order to generate a constant rate of interest over the life of the Debentures. If the Company experiences unanticipated costs, write-offs of investments or other assets or operating or other losses, the Company's leverage could increase. This leverage (i) could adversely affect the ability of the Company to obtain additional financing in the future for working capital, capital expenditures or other purposes, should it need to do so, (ii) will require a substantial portion of the Company's cash flow from operations to be dedicated to debt service, (iii) may place the Company at a competitive disadvantage, if the Company is more highly leveraged than its competitors, and (iv) may make the Company more vulnerable to a downturn in its business.


   Assuming that the Debentures had been outstanding during 1995, the ratio of pro forma consolidated 1995 income, before income taxes, to fixed charges (assuming an interest rate of 8.5% on the Debentures) would have been 2.4 to 1.


   Dependence on Principal Client. All of CMI's net revenues in 1994 and 1995 and approximately 93% of the Company's pro forma combined net revenue in 1995 were earned under management contracts with GMMS and a substantial part of the growth in the Company's business is a direct result of comparable growth of GMMS' medical practice. The Company expects that its relationship with GMMS will be a dominant factor in its business for the foreseeable future. The continued vitality of GMMS' medical practice is subject to numerous risks, including its continued ability to retain its key medical personnel, malpractice claims and regulatory compliance. There is no assurance that GMMS will continue to operate successfully. Moreover, although the Practice Management Services Agreement (the "PMSA") and the Management Services Agreement for Magnetic Resonance Imaging Practice (the "MSA") between the Company and GMMS, which cover all management services provided to GMMS, expire June 2025 and July 2001 (with a provision for the automatic extension of the MSA in five (5) year intervals at the option of MMI), respectively, there is no assurance that the Company and GMMS will continue to maintain a productive working relationship. The founder of GMMS, Lawrence Shields, M.D., and his son Dennis Shields are principal shareholders of the Company. See "Business -- Principal Client."


   Dependence on Third-Party Payor Reimbursements; Possible Decreases in Reimbursement Rates. For the year ended December 31, 1995, approximately 46% and 20% of the revenues of GMMS came from no-fault auto insurance carriers and workers' compensation insurers, respectively. Payments from these sources generally have long collection cycles. The Company's engagement by its clients is based, in part, on such clients' belief in the Company's receivables collection skills and its ability to collect such payments for them as expeditiously as feasible. If the laws and regulations establishing these third-party payors are amended, rescinded or overturned with the effect of eliminating this system of payment reimbursement for injured parties, the ability of the Company to market its management services could be adversely affected. To the extent that the medical practices which contract to receive the Company's services are dependent on third-party payors, changes in the policy implemented by such payors that result in reduced reimbursement rates could impair clients' ability to pay management fees to the Company. See "Business -- Third-Party Reimbursement."

   Risk of Lower Margins. The preponderance of services offered by the Company are provided in accordance with a fee schedule that is based on the Company's estimate of the cost of providing the service but that is not readily subject to modification if the estimates vary from actual results. Accordingly, higher than expected personnel, space, equipment, capital or other costs would have a substantial and adverse impact on the Company's operating margins and net income. There is no assurance that the Company will be able to control its costs in accordance with the assumptions made in contracting with its clients. Both the professional fees earned by hospitals and medical practices and the cost of providing non-medical services to them vary substantially with the nature of the medical activities undertaken, the effectiveness of the medical services provided, the location of the hospital or medical practice and numerous other factors. Further there is no assurance that other relationships into which the Company may enter (or assist GMMS in entering) will provide margins comparable to those earned on the existing services provided to GMMS. See "Business-Medical Practice Management Services."

   Inability to Collect or Delay in Collecting Management Fees. Collection by the Company of its management fees may be adversely affected by the uncollectibility of its clients' medical fees from third-party payors (including workers' compensation insurers, no-fault insurance carriers, no-fault payment pool, Medicare and commercial insurers) or by the long collection cycles for those receivables, even though clients of the Company are liable to the Company for payment of its fees regardless of whether they receive payment for their medical services. The Company has historically deferred collecting amounts owed to it when its clients have experienced delays in collecting from third-party payors. The application forms required by third-party payors for payment of medical claims are long, detailed and complex and payments may be delayed or refused unless such forms are properly completed. Many third-party payors, particularly insurance carriers covering automobile no-fault and workers' compensation claims refuse, as matter of business practice, to pay claims unless submitted to arbitration. It is the Company's experience that the insurance carriers from which it seeks reimbursement delay payment of claims until just prior to the arbitration hearing. The Company's management has determined based on actual results, industry factors, and GMMS' historical collection experience prior to its association with the Company, that this entire collection process generally spans a period averaging approximately three years and two years for those GMMS receivables due to CMI and MMI, respectively. As a result, the Company requires more capital to finance its receivables than do businesses with shorter receivables collection cycles. Further, third-party payors may reject medical claims if, in their judgment, the procedures performed were not medically necessary or if the charges exceed such payor's allowable fee standards. Although the Company is generally prepared to take all legally available steps, including legally prescribed arbitration, to collect the receivables generated by its clients, whether owned by the Company or by the client, some of those receivables may not be collected due to the determination by third-party payors that certain procedures performed by the Company's clients were not medically necessary or were performed at excessive fees or because of omissions or errors in timely completion of the required claim forms. The inability of the Company's clients to collect their receivables could adversely affect the clients' ability to pay in full all amounts owed by them to the Company. See "Business -- Third Party Reimbursement."

   Government Regulation. The health care industry is highly regulated by numerous laws and regulations, at the federal, state and local levels. Regulatory authorities have broad discretion to interpret and enforce these laws and promulgate corresponding regulations. Violations of these laws and regulations (as determined by agencies or judicial authorities) may result in substantial criminal and/or civil penalties. The Company believes that its operations under agreements pursuant to which it is currently providing services are in material compliance with these laws and regulations. Nevertheless, because of the uniqueness of the structure of the Company's relationships with its medical practice and hospital clients (including GMMS, the Company's principal medical practice client, whose 95% shareholder, Dr. Lawrence Shields, is a founder and principal shareholder of the Company), many aspects of the Company's business and business opportunities have not been the subject of federal or state regulatory review or interpretation, and the Company has not obtained, nor applied for, any opinion of any regulatory or judicial authority that its business operations are in compliance with applicable laws and regulations. However, there is no assurance that a court or regulatory authority will not determine that the Company's operations (including arrangements with new or existing clients, such as the purchase and lease-back of assets, providing financing to new or existing clients, the purchase of client accounts receivable and, if appropriate, providing an equity interest in the Company to a client) violate applicable laws or regulations. If the Company's interpretation of the relevant laws and regulations is inaccurate, the Company's business and its prospects could be materially and adversely affected. For example, if the Company were determined to be a diagnostic and treatment center or engaged in the corporate practice of medicine, it could be found guilty of criminal offenses and be subject to substantial civil penalties, including fines, and an injunction preventing con tinuation of its business. The following are among the laws and regulations that affect the Company's operations and development activities: Corporate Practice of Medicine; Fee Splitting; Anti-Referral Laws; Anti-Kickback Laws; Certificates of Need; Regulation of Diagnostic Imaging; No-Fault Insurance and Workers' Compensation.

   In addition to current laws and regulations, the federal government and New York State are considering numerous new laws and regulations that, if enacted, could result in comprehensive changes affecting the health industry and the payment for, and availability of, health care services.

   Many aspects of the laws and regulations that cover the Company's operations and relationships have not been definitively interpreted by regulatory authorities. Regulatory authorities have broad discretion concerning how these laws and regulations are interpreted and how they are enforced. The Company may, therefore, be subject to lengthy and expensive investigations of its business operations or to prosecutions which may have uncertain merit, by a variety of state and federal governmental authorities. If the Company or any of its physician or hospital clients were found by an agency or judicial authority to be in violation of these laws and regulations, the Company could be subject to criminal and/or civil penalties, including substantial fines and injunction. Such developments could limit the Company's ability to provide or could restrict or make unprofitable some of the services the Company provides to its clients, generally, in connection with governmental health care programs such as Medicare and Medicaid. Many aspects of the Company's business and business opportunities have not been the subject of state or federal regulatory review or interpretation, and the Company has not obtained, nor applied for, any opinion of any regulatory or judicial authority that its business operations are in compliance with applicable laws and regulations. Therefore, there is no assurance that scrutiny of the Company's business or its relationship with its medical practice or hospital clients by court or regulatory authorities will not result in determinations adverse to the Company. If the Company's interpretation of the relevant laws is inaccurate, or if laws and regulations change or are adopted so as to restrict the operations of the Company or its clients' operations or expansion plans, the Company's business and its prospects could be materially and adversely affected. See "Business -- Government Regulation."

   Dependence Upon Key Personnel. The Company will be primarily dependent upon the expertise and abilities of its management, including Steven Rabinovici and David Jacaruso. The loss of the services of either Mr. Rabinovici or Mr. Jacaruso or other key members of management could have a material adverse effect on the business of the Company. The Company is also indirectly dependent on Dr. Lawrence W. Shields and other senior physicians at GMMS, whose loss could adversely affect GMMS' practice and the financial condition and results of operations of the Company. See "Management" and "Certain Transactions."

   Competition. The medical practice management field is highly competitive. A number of large hospitals in New York State and elsewhere have acquired medical practices and this trend is expected to continue. The Company expects that more competition will develop, in part as a result of its having demonstrated that management companies can operate in the highly regulated New York environment. Potential competitors include large hospitals and a number of public corporations operating through a regional or national network of offices that have greater financial and other resources than the Company. See "Business -- Competition."

   Technological Obsolescence. Both the software and hardware used by the Company in connection with the services it provides have been subject to rapid technological change. Although the Company believes that this technology can be upgraded as necessary, the development of new technologies or refinements of existing technology could make the Company's existing equipment obsolete. Although the Company is not currently aware of any pending technological developments that would be likely to have a material adverse effect on its business, there is no assurance that such developments will not occur.

   Inability to Collect Loans to Clients. The Company's expansion strategy, particularly as it relates to the acquisition of certain assets of medical practices and the financing of medical practice acquisitions by its clients, requires that the Company have access to capital at reasonable rates. The Company has provided financing to GMMS and expects to provide financing to future clients, either in the form of loans or the purchase of receivables, to enable them to open new offices, add medical specialties, focus on the evaluation, diagnosis and treatment of patients' automobile no-fault and workers' compensation claims, acquire diagnostic imaging and other equipment and renovate their offices. If the Company makes loans to its clients for the acquisition of medical practices or otherwise, it will take a security interest in receivables owned by such clients and not assigned to the Company to secure repayment. Inasmuch as clients' receivables may also secure payment to the Company of any unpaid management fees from such clients, there is a risk that its clients will be unable to repay such loans on a timely basis, if at all, and, in any such event, that the Company's security interest in its clients' receivables will be inadequate to repay both the loan obligations and other amounts due to the Company. See "Business
- -- Growth Strategy."

   Inability to Effect Expansion Strategy. The Company's expansion strategy includes increasing the number of medical practices to which it provides management services in its current market, the greater New York metropolitan area and other locations in New York State, as well as the nearby states of New Jersey and Connecticut, and securing contracts on behalf of its clients with managed care organizations. A primary means of accomplishing this growth involves the identification of high volume medical practices which might be acquired by GMMS or might directly contract with the Company to receive its management services, possibly incidental to the Company's purchase of certain fixed assets and/or accounts receivable of such medical practice. There is no assurance, however, that suitable medical practices will be identified which are either willing to become acquisition candidates or to contract for the management services offered by the Company, that any such prospective new clients will choose to use the Company's services or that existing clients will renew their management agreements with the Company. Moreover, there is no assurance that the Company can expand its business into other parts of New York State or into other states. In order to operate effectively in such new locations, the Company must achieve acceptance in the local market and, in the case of other states, the Company must adapt its procedures to each such state's no-fault, workers' compensation and other regulatory requirements and systems. See "Business -- Growth Strategies."

   Liability to Clients' Patients and Others; Insurance. If misdiagnoses are made by the Company's clients using equipment furnished by the Company or if clients' patients or operating personnel suffer injury as a result of the use of such equipment or if persons are injured on premises leased by the Company to its clients, there is a risk that claims may be filed by such client or patient, as the case may be, against the Company. While the Company seeks to protect itself from liability claims both by requiring that clients with which it contracts carry a substantial amount of medical malpractice and other liability insurance and by carrying its own general liability insurance, there is no assurance that such insurance would be adequate to fund such claims or that the insurance companies would not find a basis to deny coverage.

   Control by Certain Shareholders. Steven Rabinovici, David Jacaruso, Marie Graziosi, Dennis Shields and Dr. Lawrence Shields, the founders of the Company, are parties to a shareholders' agreement (the "Shareholders' Agreement") pursuant to which they have agreed until June 1, 2005 to vote all of their shares of CMI in favor of the election to the Board of Directors of the Company of the nominees approved by the Board and to vote on all other matters in accordance with the recommendations of the Board. Mr. Rabinovici is Chairman of the Board and Chief Executive Officer of the Company and Mr. Jacaruso is President of the Company. Dr. Shields is the Company's largest shareholder and the father of Dennis Shields, who is Executive Vice President and Director of the Company. Marie Graziosi is the wife of David Jacaruso. Messrs. Rabinovici, Jacaruso, Dennis Shields, Ms. Graziosi and Dr. Lawrence Shields beneficially own an aggregate of approximately 3,094,581 shares or 41.60% of the Company's outstanding Common Shares and, accordingly, as long as they vote as required by the Shareholders' Agreement, may be in a position to elect all of the persons nominated by the Board of Directors. Furthermore, such control could preclude any unsolicited acquisition of the Company which may adversely affect the market price of the Common Shares. See "Principal Shareholders."

   Broad Discretion in Application of Proceeds. Of the estimated net proceeds from this Offering, approximately $25,000,000 (94.3%) has been allocated to the Company's acquisition program and $1,500,000 (5.7%) to working capital and other general corporate purposes. None of the funds allocated to the foregoing purposes is subject to binding agreements requiring such use and no specific acquisition now being negotiated is likely to occur. Accordingly, the Company will have broad discretion in the application of such proceeds. See "Use of Proceeds."

   Limitation of Director Liability. The Company's Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of the fiduciary duty of care as a director, including breaches which constitute gross negligence, subject to certain limitations imposed by the New York Business Corporation Law. Thus, under certain circumstances, neither the Company nor the stockholders will be able to recover damages even if directors take actions which harm the Company. See "Management -- Limitation of Director Liability; Indemnification."

   No Prior Public Market Risks. Prior to this Offering, there has been no market for the Debentures offered hereby by the Company and there is no assurance that an active trading market will develop or be sustained following this Offering. The public offering price of the Debentures will be determined in negotiations between the Company and the Representative and may be greater or less than the price established by market trading following this Offering.


   Potential Adverse Impact on Market Price of Securities; Shares Eligible for Future Sale. Sales of substantial amounts of the Company's securities in the public market after this Offering or the perception that such sales may occur could materially adversely affect the market price of the Common Shares and the Debentures. An aggregate of [2,672,279] Common Shares, now subject to contractual lock-up agreements entered into in connection with the Company's IPO, will become eligible for sale upon expiration of such contractual lock-ups on December 27, 1996 and all of the ______ Common Shares into which the Debentures are convertible will be saleable publicly immediately upon conversion of the Debentures. See "Shares Eligible for Future Sale." In addition, 222,222 Common Shares underlying $2,000,000 face amount of 8% Convertible Subordinates Notes due March 20, 2001 (the "Notes") which the Company issued on March 20, 1996 and up to an additional 333,333 Common Shares underlying an additional $300,000 face amount of Notes which the purchasers thereof have an option to acquire until July 18, 1996, will become eligible for sale under Rule 144 two years after the insurance thereof. Sales in the public market of substantial numbers of Common Shares may affect the price of the Common Shares and could impair the Company's ability to raise additional capital through equity offerings. Securities of many companies, in particular, newer and smaller companies, have experienced substantial fluctuations and volatility that, in some cases, were unrelated or disproportionate to the performance of the companies themselves. Any such fluctuations, or general economic or market trends, could adversely affect the price of the Common Shares.


                               USE OF PROCEEDS

   The net proceeds to be received by the Company from the sale of the Debentures offered hereby are estimated to be approximately $26,500,000, after deducting estimated underwriting discounts and commissions and offering expenses payable by the Company. Of these net proceeds, approximately $25,000,000 will be added to funds available for the Company's acquisition program, and the balance will be used for working capital and general corporate purposes. The acquisition program may include acquisition of minority equity positions in subsidiary or joint venture entities with which the Company will have management service or other business relationships. Pending any such uses, the net proceeds of this Offering will be invested in interest-bearing deposit accounts, certificates of deposit or similar short-term investment grade financial instruments.

   The foregoing represents the Company's best estimate of the allocation of the net proceeds to be received by it from this Offering based upon its currently contemplated operations, its business plan, current legislation and regulations and current economic and industry conditions; such allocation is subject to reapportionment among the categories described above or to new categories in response to, among other things, changes in the Company's plans and its future revenues and expenditures, as well as changes in existing regulations, general industry conditions and technology.

   The Company believes that the net proceeds of this Offering and cash flow from operations will be sufficient to meet its expected cash needs and finance its plans for expansion for the indefinite future, and in any case for not less than 12 months from the date of this Prospectus. This belief is based upon certain assumptions regarding the Company's business and cash flow, as well as prevailing regulatory and economic conditions. The Company's capital requirements may vary significantly, depending on how rapidly management seeks to expand the business and the expansion strategies elected. Accordingly, the Company may, in the future, require additional financing to continue to expand its business. There is no assurance that the Company will be successful in obtaining additional financing, if required, on favorable terms, or at all. If the Company were unable to obtain additional financing, its ability to meet its current plans for expansion could be materially and adversely affected. See "Capitalization," "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and "Business Growth Strategy."

                               RECENT FINANCING

   On March 20, 1996, the Company borrowed an aggregate of $2,000,000 due March 20, 2001 from seven accredited investors (the "Purchasers"): $500,000 from The William Harris & Co. Employee's Profit Sharing Trust, $500,000 from the WHI Growth Fund, LP, $250,000 from the Harris Foundation #2, $250,000 from HFF Partners, $250,000 from the Irving B. Harris Foundation, $200,000 from Astro Communications, Inc. and $50,000 from Fred Holubow, evidenced by the Notes. The Notes bear interest at the rate of 8% per annum, payable on June 1, 1996 and on the first day of September, December, March and June of each year thereafter until the Notes are paid in full. Holders of the Notes may convert all or any portion of the principle amount of the Notes into Common Shares of the Company at an initial conversion price of $9.00 per share, subject to adjustment for stock splits, dividends, recapitalization and certain other capital changes. No fractional shares will be issued upon conversion, but in lieu thereof, an amount will be paid in cash based upon the market price of the Common Shares on the last trading day prior to the date of conversion. Under certain circumstances, such as a change in control, holders of the Notes may require the Company to redeem the Notes at 125% of their principal amount plus all accrued and unpaid interest thereon. The Notes are subordinate in right of payment to certain future indebtedness which may be incurred by the Company. The Purchasers or parties related to or affiliated with any of the Purchasers have an option until July 18, 1996 to acquire an additional $3,000,000 of Notes from the Company under the same terms and conditions. If such option is exercised in full, the Notes would be converted into approximately 555,555 Common Shares of the Company.

                        PRICE RANGE FOR COMMON SHARES


   The Common Shares traded on the Nasdaq National Market under the symbol "CMGT" from December 27, 1995 until the close of trading on May 3, 1996 and commenced trading on the AMEX under the symbol "CMI" on May 6, 1996. The following table indicates the closing sale prices of the Common Shares on the Nasdaq National Market and the AMEX for the periods indicated beginning with the commencement of trading on December 28, 1995 following the Company's IPO.


                                                       Closing Sale Price
                                                  ----------------------------
                                                    High                Low
                                                  --------             -------
1995
Fourth Quarter (from December 28)  ...               8 7/8             8 3/4
1996
First Quarter  .......................               9 1/4             8
Second Quarter (through May 17)  .....              10 7/8             7 7/8


   On June  , 1996 the closing price of the Common Shares was $    .


                                CAPITALIZATION


   The following table sets forth as of March 31, 1996 (i) the actual capitalization of CMI and (ii) on an as adjusted basis the estimated net proceeds from this Offering. The table should be read in conjunction with the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                             AS AT MARCH 31, 1996
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                      As adjusted
                                                                          Actual          (2)
                                                                         ---------   --------------
Current portion of long-term obligations  ............................    $   604       $   604
Long-term obligations (3)  ...........................................      3,591        33,591
Shareholders' equity
   Preferred Shares, $.001 par value, 2,000,000 shares authorized; none
     issued  .........................................................         --            --
   Common Share, $.001 par value, 20,000,000 shares authorized; 2,980,573 issued and outstanding, 7,438,298 issued and outstanding, as adjusted
     (1)  ............................................................          7             7
   Additional paid-in capital ........................................     29,426        29,426
   Retained earnings .................................................      8,188         8,188
     Total shareholders' equity ......................................     37,621        37,621
                                                                         ---------   -----------
   Total capitalization ..............................................    $ 41,816      $71,816
                                                                         =========   ===========
Net tangible book value  .............................................    $ 28,958      $25,458
                                                                         =========   ===========
Ratio of total debt to tangible net worth  ...........................       .14x         1.34x
                                                                         =========   ===========


- ------
(1) Excludes (i) 700,000 Common Shares reserved for issuance pursuant to the Company's 1995 Stock Option Plan, of which 400,000 shares are issuable upon the exercise of options which were granted upon completion of the IPO at an exercise price equal to $9.00 per share and (ii) 200,000 Common Shares reserved for issuance upon exercise of warrants granted to the representatives of the underwriters participating in the IPO (the "IPO Representatives' Warrants").

(2) Reflects the issuance of $30,000,000 aggregate principal amount of the Debentures less estimated offering expenses of $3,500,000.

(3) Long-term obligations consist of:

   Long-term debt ......................................... 2,339,000
   Obligations under capital leases ....................... 1,252,000
                                                            3,591,000

                               DIVIDEND POLICY

   Holders of Common Shares are entitled to such dividends as may be declared by the Board of Directors and paid out of funds legally available therefor. The Company has never paid any dividends on the Common Shares. The Company intends to retain earnings to finance the development and expansion of its business and does not anticipate paying cash dividends in the foreseeable future. Future determinations regarding the payment of dividends is subject to the discretion of the Board of Directors and will depend upon a number of factors, including future earnings, capital requirements, financial condition, and the existence or absence of any contractual limitations on the payment of dividends.

                 PRO FORMA CONSOLIDATED FINANCIAL INFORMATION


   The Unaudited Pro Forma Consolidated Statement of Income for CMI and MMI for the year ended December 31, 1995, which are set forth below, give effect to the Merger and the IPO based upon assumptions set forth below, and in the notes to such statements. The Merger has been accounted for as a "purchase." However, because CMI and MMI have a common control group (the "Management Control Group"), that portion of the assets of MMI attributable to the Management Control Group, approximately 39.0% of total assets, was acquired at a carryover historical basis. The excess of purchase price over the value of the remaining net assets acquired as if the Merger occurred on December 31, 1995, was estimated at approximately $8,248,000 while the actual gross amount recorded at March 31, 1996 was $8,675,000, and will be amortized over a period not to exceed 20 years. The consolidated unaudited pro forma financial information assumes that the Merger and IPO were completed January 1, 1995 for the Unaudited Pro Forma Consolidated Statement of Income for the year ended December 31, 1995. The unaudited pro forma financial information has been included pursuant to the requirements set forth in applicable rules of the Securities and Exchange Commission (the "SEC") and is provided for comparative purposes only. The unaudited pro forma financial information presented is based upon the respective historical consolidated financial statements of CMI and MMI and should be read in conjunction with such financial statements and related notes thereto, all of which are included elsewhere in this Registration Statement. The Company believes that the accompanying consolidated unaudited pro forma financial information contains all the material adjustments necessary to fairly present the pro forma consolidated results of operations of CMI and MMI as of December 31, 1995. The unaudited pro forma financial information presented should not be construed as representative of the Company's results of operations for any future date or period.

   The pro forma adjustments are based on available information and upon certain assumptions that the Company believes are reasonable under the circumstances; however, the actual recording of the Merger was based on ultimate appraisals, evaluations and estimates of fair values. If these appraisals and evaluations identified assets with lives shorter than twenty years, such assets will be amortized over their expected useful lives. Management has determined a 20-year amortization period to be appropriate based on the continuing relationship between MMI and GMMS which is expected to continue beyond 20 years. Periodically, but no less than quarterly, the Company will evaluate the relative fair market value of the intangible assets identified (including goodwill, if any) in the acquisition of MMI by estimating the future earning streams of the related business lines and comparing the present value of the result of that estimation to the stated value of the related assets. Impairments, if any, will be charged to operations when identified.

             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                     FOR THE YEAR ENDED DECEMBER 31, 1995
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                            CMI          MMI       Sub-total    Adjustments (1)     Pro forma
                                         ----------   ---------    -----------   ---------------   -----------
Revenue  .............................    $12,294      $7,287       $19,581          $  --          $19,581
Interest discount  ...................     (2,016)       (702)       (2,718)            --           (2,718)
                                         ----------   ---------    -----------   ---------------   -----------
Net revenue  .........................     10,278       6,585        16,863              0           16,863
Cost of revenue  .....................      2,771       2,792         5,563                           5,563
General and administrative expenses  .      2,974       2,382         5,356            434  (2)       6,150
                                                                                       360  (3)
                                         ----------   ---------    -----------   ---------------   -----------
Operating income  ....................      4,533       1,411         5,944           (794)           5,150
Interest discount included in income .      1,585         651         2,236             --            2,236
Other expense, net  ..................        (30)       (170)         (200)            --             (200)
                                         ----------   ---------    -----------   ---------------   -----------
Income before provision for income taxes
  and cumulative effect of change in
  accounting principle ...............      6,088       1,892         7,980           (794)           7,186
Provision (benefit) for income taxes .      2,861         889         3,750           (169) (4)       3,581
                                         ----------   ---------    -----------   ---------------   -----------
Income before cumulative effect of change
  in accounting principle ............      3,227       1,003         4,230           (625)           3,605
Cumulative effect of change in accounting
  principle net of income taxes ......         --        (222)         (222)           222  (5)          --
                                         ----------   ---------    -----------   ---------------   -----------
Net income  ..........................    $ 3,227      $  781       $ 4,008          $ (403)        $ 3,605
                                         ==========   =========    ===========   ===============   ===========
Income per share before cumulative effect $  1.08      $ 0.33
Cumulative effect of change in accounting
  principle net of income taxes per share      --       (0.07)
                                         ----------   ---------
Net income per share(6)  .............    $  1.08      $ 0.26                                       $  0.48
                                         ==========   =========                                    ===========
Weighted average number of shares
  outstanding ........................      2,981       3,035                                         7,438
                                         ==========   =========                                    ===========



- ------
(1) Reflects the Merger and the consummation of the IPO as if they had occurred on January 1, 1995.
(2) Reflects the amortization of purchase price in excess of net assets acquired recorded at approximately $8,675,000 assuming a useful life of 20 years.
(3) Reflects increased costs of employment contracts.
(4) Assumes an effective tax rate after adjustments of 47%.
(5) The cumulative effect of change in accounting principle is removed as it is a nonrecurring charge.
(6) Assuming the conversion as of January 1, 1995 of $30,000,000 aggregate principal amount of Debentures at the estimated conversion price of $13.05 per share into 2,299,000 Common Shares, fully diluted earnings per share would be $0.37. The Representative's Warrants will be exercisable at an estimated price per share of $17.94. As the Representative's Warrants would be anti-dilutive, they are excluded from the calculation of additional shares to be offered in the Offering.

                           SELECTED FINANCIAL DATA


   The selected financial data of CMI presented below as of December 31, 1993, 1994, 1995 and March 31, 1995 and 1996 have been derived from the Consolidated Financial Statements of CMI, which Consolidated Financial Statements have been audited by Arthur Andersen LLP, independent public accountants, and are included elsewhere in this Registration Statement.

   The selected financial data of MMI presented below as of December 31, 1993 and 1994 and for the years then ended have been derived from the Financial Statements of MMI which have been audited by Ernst & Young L.L.P., independent auditors. The selected financial data for the year ended December 31, 1995 has been derived from the Consolidated Financial Statements of MMI, which Consolidated Financial Statements have been audited by Arthur Andersen LLP. The data set forth below should be read in conjunction with the Company's Financial Statements, related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

SELECTED INCOME DATA:

                          COMPLETE MANAGEMENT, INC.

                                                   For the period                                      Three
                                                   from inception                                     Months
                                                  (April 1, 1993)
                                                         to            For the years ended             ended
                                                    December 31,           December 31,              March 31,
                                                                                               --------------------
                                                        1993            1994         1995        1995        1996
                                                  ----------------   ----------    ----------   --------   --------
Revenue  ......................................       $5,283          $10,654      $12,294      $3,000     $5,200
Interest discount (1)  ........................         (865)          (1,744)      (2,016)       (487)      (515)
                                                  ----------------   ----------    ----------   --------   --------
Net revenue  ..................................        4,418            8,910       10,278       2,513      4,685
Cost of revenue  ..............................        1,103            1,949        2,771         567      1,725
General and administrative expenses  ..........        1,687            2,571        2,974         690      1,323
                                                  ----------------   ----------    ----------   --------   --------
Operating income  .............................        1,628            4,390        4,533       1,256      1,637
Interest discount included in income (2)  .....          207              922        1,585         302        587
Other income (expense), net  ..................           62               55          (30)         --        (33)
                                                  ----------------   ----------    ----------   --------   --------
Income before provision for taxes  ............        1,897            5,367        6,088       1,558      2,191
Provision for income taxes  ...................          891            2,522        2,861         732      1,081
                                                  ----------------   ----------    ----------   --------   --------
Net income  ...................................       $1,006          $ 2,845      $ 3,227      $  826     $1,110
                                                  ================   ==========    ==========   ========   ========
Net income per share  .........................       $ 0.34          $  0.95      $  1.08      $ 0.28     $ 0.15
                                                  ================   ==========    ==========   ========   ========
Weighted average number of shares outstanding .        2,981            2,981        2,981       2,981      7,438
                                                  ================   ==========    ==========   ========   ========
Ratio of earnings to fixed charges (3)  .......          N/A              N/A       133.35         N/A       8.11
                                                  ================   ==========    ==========   ========   ========

                           MEDICAL MANAGEMENT, INC.

                                                                    For the years ended December 31,
                                                                   ----------------------------------
                                                                      1993        1994         1995
                                                                    ---------   ---------    ---------
Revenue  ........................................................    $3,279      $6,049      $7,287
Interest discount (1)  ..........................................        --          --        (702)
                                                                    ---------   ---------    ---------
Net revenue  ....................................................     3,279       6,049       6,585
Cost of revenue  ................................................       761       1,221       2,792
General and administrative expenses (6)  ........................     1,278       2,353       2,382
                                                                    ---------   ---------    ---------
Operating income  ...............................................     1,240       2,475       1,411
Interest discount included in income (2)  .......................        --          --         651
Other income (expense), net  ....................................        31          (2)       (170)
                                                                    ---------   ---------    ---------
Income before provision for taxes and cumulative effect  ........     1,271       2,473       1,892
Provision for income taxes  .....................................       925       1,171         889
                                                                    ---------   ---------    ---------
Income before cumulative effect  ................................       346       1,302       1,003
Cumulative effect of change in accounting principle net of income
  taxes (4) .....................................................        --          --        (222)
                                                                    ---------   ---------    ---------
Net income  .....................................................    $  346      $1,302      $  781
                                                                    =========   =========    =========
Income per share before cumulative effect of change in accounting
  principle net of income taxes .................................        --          --      $ 0.33
Cumulative effect per share  ....................................        --          --       (0.07)
                                                                                             ---------
Net income per share  ...........................................        --      $ 0.43      $ 0.26
                                                                                =========    =========
Pro forma net income (5)  .......................................    $  575          --          --
                                                                    =========
Pro forma net income per share  .................................    $ 0.26          --          --
                                                                    =========
Pro forma amounts assuming the discounting of certain accounts receivable is applied retroactively:
Pro forma net income  ...........................................    $  554      $1,211      $1,003
                                                                    =========   =========    =========
Pro forma net income per share  .................................    $ 0.25      $ 0.40      $ 0.33
                                                                    =========   =========    =========
Weighted average number of shares outstanding  ..................     2,185       3,008       3,035
                                                                    =========   =========    =========

- ------
(1) Reflects an interest discount taken for the presumed collection cycle of certain revenues at a 12% interest rate over a three and two year period for CMI and MMI, respectively, which is management's best estimate of its incremental borrowing rate.
(2) Represents interest income earned as a result of the amortization over the applicable period of the interest discount in (1) above.
(3) As there was no interest expense incurred in 1993, 1994 and the first quarter of 1995, the ratio of earnings to fixed charges is not applicable.
(4) Reflects a change in accounting principle and the cumulative effect on income net of income taxes arising from MMI's no longer providing for a provision for bad debts due to its adoption of the discounting of certain of its accounts receivables, amortizing the discount and including the amount in income over a two year period.
(5) Pro forma net income for MMI reflects (i) an adjustment to include compensation expense for the President and Chief Executive Officer and the Vice President and Chief Operating Officer under employment contracts which became effective after MMI's initial public offering, even though such officers did not receive and are not owed any compensation for the period from inception to October 26, 1993 and (ii) a provision for income taxes based upon pro forma income since MMI had been an S Corporation up to the date of its initial public offering.
(6) Includes provision for uncollectible accounts receivable of $107,000 and $502,000 for 1993 and 1994, respectively. No such provision was made or necessary in 1995.

                                (IN THOUSANDS)


SELECTED BALANCE SHEET DATA:

                                      Medical Management,
                                              Inc.                Complete Management, Inc.
                                      -------------------   -------------------------------------
                                       As at December 31,   As at December 31,    March 31, 1996
                                                            -------------------   ---------------
                                        1994       1995       1994      1995          Actual
                                       -------   --------    -------   --------   ---------------

Cash and cash equivalents  .........   $   93    $   104     $    --   $     --       $ 2,540
Marketable securities  .............      905        122         --         --          9,599
Accounts receivable, net (1)  ......    5,232      7,419      7,679     14,884         25,851
Purchase price in excess of net assets
  acquired .........................       --         --         --         --          8,567
Total assets  ......................    9,717     13,519      8,009     17,860         54,354
Current liabilities  ...............    1,947      3,375      2,461      5,744          7,240
Long-term obligations, less current
  portion ..........................      374      1,520         --        228          3,591
Shareholders' equity  ..............    6,355      7,293      3,854      7,330         37,621
Working capital  ...................    2,137      1,213      1,615        (63)        16,775


- ------
(1) Includes both the current and long-term portions of the accounts receivable.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                          AND RESULTS OF OPERATIONS
                          COMPLETE MANAGEMENT, INC.


   The following discussion of the results of the operations and financial condition of CMI should be read in conjunction with CMI's Audited and Unaudited Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.


OVERVIEW

   On April 1, 1993 CMI commenced operations and servicing GMMS, its initial client, a multi-site neurological medical practice in the New York metropolitan area. For the period from commencement to December 31, 1993, and the years ended December 31, 1994 and 1995, all fee revenue was derived from the management of GMMS.

   CMI's revenues are derived primarily from agreed upon fees for management services. CMI's charges are intended to reflect the varying costs associated with its provision of services to clients including rental costs, compensation of personnel supplied by CMI, costs of third-party payor documentation, costs of billing and collections, and the provision by CMI of financing to enable its clients to acquire high cost diagnostic imaging equipment, as well as to acquire other medical practices.

   GMMS pays the management fees it owes CMI by assigning ownership, on a recourse basis, of its receivables with a net collectible value equal to the then current management fee owed to CMI.

   GMMS is a multi-specialty medical practice group which evaluates, diagnoses and treats patients in the New York metropolitan area. Currently, GMMS' primary medical focus is the treatment of patients with injury- related conditions who carry insurance with various insurance carriers under the workers' compensation and no-fault guidelines. GMMS currently includes sixteen (16) physicians, (including seven neurologists, one chiropractor, one physiatrist, two orthopedists, one general surgeon, one family practitioner, two psychologists and one radiologist) who operate in offices throughout the New York metropolitan area.


   The following unaudited tabulation sets forth the operating results of GMMS for the years ended December 31, 1993, 1994, 1995 and for the quarters ended March 31, 1995 and 1996. GMMS is an entity separate from CMI and the amounts reflected below are not included in the results of operations of CMI, except for the portion of the management fee due to CMI, which is exclusive of fees due to MMI for diagnostic imaging services.


                                    Year Ended
                                   December 31,
                                       1993
                     -----------------------------------------
Unaudited:             General
                       Services       Imaging         GMMS
                    ------------  ------------   ------------
Services rendered
Contractual          $ 9,414,011    $3,855,618    $13,269,629
  allowances  ....
Net medical servic    (1,849,637)     (107,000)    (1,956,637)
  fee  ...........
Less expenses:         7,564,374     3,748,618     11,312,992
   Medical
     personnel
     payroll  ....
   Other .........     1,205,684       429,793      1,635,477
                         319,622        40,196        359,818
                     ------------  ------------   ------------
     Total expense     1,525,306       469,989      1,995,295
                     ------------  ------------   ------------
   Owner physician
     payroll and
     entity income       756,454        --            756,454
   Management fee    $ 5,282,614    $3,278,629    $ 8,561,243
                     ============  ============   ============

                                   Year Ended                                   Year Ended
                                  December 31,                                  December 31,
                                      1994                                          1995
                   -----------------------------------------     -----------------------------------------
                       General                                    General
                       Medical      Diagnostic       Total        Medical         Diagnostic       Total
Unaudited:            Services       Imaging         GMMS         Services          Imaging        GMMS
                    ------------   ------------  ------------  ------------      ------------  ------------
Services rendered    $15,873,681    $6,362,166    $22,235,847   $17,324,953       $6,685,483    $24,010,436
Contractual
  allowances  ....    (2,243,719)     (502,000)    (2,745,719)   (2,037,223)        (302,297)    (2,339,520)
Net medical servic
  fee  ...........    13,629,962     5,860,166     19,490,128    15,287,730        6,383,186     21,670,916
Less expenses:
   Medical
     personnel
     payroll  ....     1,418,973       665,695      2,084,668     1,969,157          371,148      2,340,305
   Other .........       474,998         1,177        476,175       502,367           22,186        524,553
                    ------------   ------------  ------------  ------------      ------------  ------------
     Total expense     1,893,971       666,872      2,560,843     2,471,524          393,334      2,864,858
                    ------------   ------------  ------------  ------------      ------------  ------------
   Owner physician
     payroll and
     entity income     1,081,693        --          1,081,693       522,376        --               522,376
   Management fee    $10,654,298    $5,193,294    $15,847,592   $12,293,830       $5,989,852    $18,283,682
                    ============   ============  ============  ============      ============  ============

                                           Three months ended                            Three months ended
                                             March 31, 1995                                March 31, 1996
                              -------------------------------------------   -------------------------------------------
                                 General                                       General
                                 Medical       Diagnostic        Total         Medical       Diagnostic       Total
                                 Services       Imaging          GMMS         Services        Imaging          GMMS
                               ------------   ------------    ------------   ------------   ------------   ------------
Unaudited:
Services rendered  .........    $4,529,253     $1,577,028     $6,106,281     $5,044,019      $2,052,998     $7,097,017
Contractual allowances  ....      (382,723)       (68,981)      (451,704)      (448,856)       (176,753)      (625,609)
                               ------------   ------------    ------------   ------------   ------------   ------------
Net medical service fees  ..     4,146,530      1,508,047      5,654,577      4,595,163       1,876,245      6,471,408
                               ------------   ------------    ------------   ------------   ------------   ------------
Less expenses:
   Medical personnel payroll .     369,460        105,711        475,171        688,930          82,802        771,732
   Other ...................       101,605          3,774        105,379        342,652          26,498        369,150
                               ------------   ------------    ------------   ------------   ------------   ------------
     Total expenses  .......       471,065        109,485        580,550      1,031,582         109,300      1,140,882
                               ------------   ------------    ------------   ------------   ------------   ------------
   Owner physician payroll and
     entity income  ........       675,465             --        675,465        252,518              --        252,518
                                              ------------    ------------   ------------   ------------   ------------
Management fee  ............    $3,000,000     $1,398,562     $4,398,562     $3,311,063      $1,766,945     $5,078,008
                               ============   ============    ============   ============   ============   ============




GENERAL


   GMMS' operations are limited to the following activities:

   1) Rendering services to patients;

   2) Compensating both owner physicians and other medical personnel; and

   3) Paying miscellaneous expenses incidental to the rendering of the medical service.

   As more fully discussed below, as well as elsewhere in this Prospectus, the Company provides the following services to GMMS:

   1) Patient scheduling, record transcription, non-clinical intake examination, and insurance verification;

   2) Billing in GMMS' name and collection for all medical services rendered to patients by GMMS; and

   3) Any other business activity necessary to ensure the proper business operations of GMMS' practice.

ECONOMICS

   Because the activities of GMMS are limited to rendering medical services, its principal asset is the accounts receivable due from third-party payors and/or its patients (minimal services are paid for by the patient at the time service is rendered). Substantially all of GMMS' non-clinical activities, as defined in the PMSA, are performed by the Company. GMMS' principal liabilities are the fee due under the PMSA and the amounts due owner physicians and other medical personnel for services rendered. This is reflected in the above tabulation in that revenues generated by GMMS in the amounts of $13,269,629, $22,235,847, and $24,010,436 for the years ended
December 31, 1993, 1994 and 1995, respectively, have been allocated to the owner physician, medical personnel, other medical related expenses and the management fee.

   Because the management fee is paid through recourse assignment of GMMS' accounts receivable and the doctors' compensation is paid currently, GMMS' cash flow is used principally for the payment of remaining GMMS expenses and doctor's compensation.

FINANCIAL STATEMENTS OF GMMS

   Audited financial statements for GMMS have not been presented because management believes they would not provide any additional information that would be meaningful to the evaluation of the Company's financial position, results of operations and cash flow given that GMMS' balance sheet, prepared on an accrual basis, would include a limited amount of accounts receivable and immaterial liabilities for miscellaneous costs not paid, due to timing of cash flow. Further, GMMS' statement of operations would reflect three components: (1)
revenues, (2) compensation to owner physicians and medical personnel and (3) management fees, which are presented in substantially this form in the table above as well as elsewhere in this Prospectus. Finally, GMMS is merely a vehicle for physicians to achieve cash compensation from the practice of their medical profession.

   To ensure that all GMMS' billings result in bona fide accounts receivable, the Company interviews all patients and reviews their insurance documentation before any medical services are rendered by GMMS. If, as a result of this review, the Company determines any billing to be doubtful, such bills, for the purposes of paying the Company's management fee or as amounts available under the recourse rights, are not included in GMMS' accounts receivable, which are assigned to the Company.

   The process of determining the timing and the probability of collecting third-party accounts receivable is an integral part of the activities of the Company. Such information is used by the Company to determine which receivables are to be assigned to it to pay its management fees and which receivables are to be retained by GMMS to compensate the owner physicians and medical personnel. The Company believes that because of this process, the amount of accounts receivable that would revert back to GMMS as a result of the recourse right is not material. To date, the Company has not had to exercise this right with respect to any accounts receivable assigned to it.


RESULTS OF OPERATIONS FOR THE QUARTERS ENDED MARCH 31, 1995 AND 1996

   The Company's actual results for the quarter ended March 31, 1996 reflect substantial changes in revenue, cost of revenue, general and administrative expenses, interest expense and net income as compared to the quarter ended March 31, 1995 primarily as a result of the acquisition of MMI on January 3, 1996. The acquisition of MMI contributed $1,868,000, $558,000, $412,000 and $56,000 to the increases in 1996 of revenue, cost of revenue, general and administrative expenses and interest expense, respectively. MMI contributed approximately $453,000 in net income to the merged Company. This increase was offset by an increase in goodwill amortization and officer compensation expense in 1996, which aggregated approximately $184,000 net of income tax expense.
   As a result of the acquisition of MMI, the Company's combined results of operations for the three months ended March 31, 1995 are discussed on a pro forma consolidated basis as if MMI had been consolidated with CMI for the entire period. The results of operations for the three months ended March 31, 1996 reflect the actual consolidation of MMI into CMI for the entire reporting period.

REVENUE

   Revenue in 1995 was $4,738,000 as compared to $5,200,000 in 1996, an increase of $462,000 (9.7%). The most significant increase ($332,000) resulted from management services rendered by the Company to GMMS due to an increase in the number patients treated and evaluated by GMMS. Additionally, three new GMMS offices (Garden City, Staten Island and Newburgh, New York) opened during the fourth quarter of 1995 became fully integrated in 1996. The remaining increase ($130,000) resulted from a 31% increase in the volume of diagnostic imaging scans in 1996 provided by GMMS, which were offset by the termination of an agreement with an existing metropolitan area hospital client during January 1996.

COST OF REVENUES

   Cost of revenue was $1,107,000 in 1995 as compared to $1,725,000 in 1996, an increase of $618,000 (55.8%). A significant portion of this increase ($298,000) was due to the hiring of additional practice management and other support personnel such as appointment schedulers and intake examiners in order to properly administer GMMS' expanding medical practices. Patient transportation cost increased by $50,000 as a result of the increase in the number of patient services and diagnostic imaging scans provided by GMMS in 1996. Depreciation and amortization increased by $74,000 primarily as a result of an increase in medical equipment purchases of $1,858,000. Consulting fees and rent expense increased by $71,000 and $105,000 respectively, as a result of the reclassification in 1996 of these expenses from general and administrative expenses to cost of revenues in order to be consistent with the Company's new practice management services agreement.

GENERAL AND ADMINISTRATIVE EXPENSES

   General and administrative expenses (including fees paid to related parties) decreased in 1996 by $238,000 from $1,561,000 in 1995 to $1,323,000 in 1996. The decrease was primarily due to the reclassification of the consulting fees and rent expense, as discussed under "Cost of Revenues" above, to cost of revenues ($71,000 and $105,000 for consulting fees and rent expense, respectively) in order to be consistent with the Company's new practice management services agreement.

INTEREST EXPENSE

   Interest expense increased in 1996 as compared to 1995 by approximately $265,000. The principal increase is attributable to the write-off of ($237,500) of original issue discount related to the repayment of the Secured Notes. The balance of the increase ($33,000) was the interest incurred related to the mobile diagnostic testing machine utilized at a metropolitan area medical center.


RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995

   Revenue in 1994 was $10,654,000 as compared to $12,294,000 in 1995, an increase of 15.4%. The increase in revenue resulted from an increase in services provided to GMMS due to the increase in the number of patients evaluated and treated by GMMS. The number of procedures GMMS performed increased from 128,500 in 1994 to 157,000 in 1995.

   Cost of Revenue increased $822,000 or 42.2%, from $1,949,000 to $2,771,000 in 1995. A significant portion of this increase ($694,000) was due to the hiring of an additional 23 practice management and other support personnel such as appointment schedulers, record transcribers and intake examiners in order to properly administer GMMS' expanding medical practice and to prepare a base for future clients and projected acquisitions. Transcription costs increased by $129,000 due to the greater number of patients evaluated and treated.

   General and Administrative Expenses (including fees paid to related parties) increased by $403,000, or 15.7%, from $2,571,000 in 1994 to
$2,974,000 in 1995. The increase is primarily attributable to an increase in space rental costs ($126,000) associated with the opening of three additional GMMS offices, related incremental depreciation and amortization ($38,000), upgrading of the billing system ($68,000) and increased marketing efforts ($57,000). Additionally, the Company incurred one time costs ($32,500) associated with its fourth quarter financing and incremental insurance costs ($23,000) in conjunction with its IPO.

   Depreciation and Amortization Expense increased by $47,000 from $55,000 in 1994 to $102,000 in 1995. This increase was directly related to the purchase of property and equipment, primarily leasehold and replacement expenditures, totaling $93,000 in 1994 and $199,000 in 1995.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1993 AND 1994

   CMI began servicing GMMS on April 1, 1993 and therefore only nine months of operations are included in the 1993 financial results.


   Revenue in 1993 was $5,283,000 as compared to $10,654,000 in 1994, an increase of 101.7%. The primary reason for the increase of $ 5,371,000 is the incremental three months included in 1994. In addition, during the year ended December 31, 1994, GMMS increased the number and size of its practice offices from five in 1993 to six in 1994 and the number of procedures performed increased from 88,450 in 1993 to 128,500 in 1994. GMMS, originally a neurological practice, added additional medical specialties and rehabilitative services and therefore increased its physician and medical support staff from 12 in 1993 to 23 in 1994 to accommodate its growth. As a result of GMMS' growth, CMI has provided additional rental space (an incremental 1,200 square feet associated with the new GMMS office), additional personnel (from 48 employees in 1993 to 60), and increased billing and collection services causing CMI's fees from GMMS to correspondingly increase.

   Cost of Revenue increased by $846,000 or 76.7%, from $1,103,000 in 1993 to $1,949,000 in 1994. Cost of revenue includes personnel who directly support the medical practice in rendering patient care and who directly support its billing and collection process. The support services include patient scheduling and assisting patients in producing background and medical coverage information necessary for GMMS' physicians to properly diag nose, test and bill for services they render. CMI charges GMMS fees for the services provided by its personnel under the terms of the PMSA. A significant portion of the difference, $367,000, was attributable to the incremental three months included in 1994. A substantial part of the remaining increase was due to hiring management and support personnel such as patient schedulers and medical record maintainers to properly service GMMS' expanding medical practice and to prepare a base for future clients and anticipated acquisitions. As a result, personnel and related payroll costs increased by $288,000. Other increases in cost of revenues were due to a greater volume of patients seen by the medical practice, higher equipment costs including leasing and maintenance ($33,000), transcription fees ($80,000), medical and related supplies ($47,000) and employee health insurance costs ($31,000).

   General and Administrative Expenses (including fees paid to related parties) increased by $884,000 or 52.4%, in 1994 from $2,571,000 as compared to $1,687,000 in 1993. General and administrative costs represent overhead and administrative expenses excluding costs directly related to operations and generation of revenue, such as space costs, office supplies and general and administrative costs of CMI including corporate management and professional fees. The primary difference ($562,000) was attributable to the incremental three months included in 1994. The increase is primarily attributable to the rapid expansion of GMMS' medical practice and the resultant expenditures required to keep pace with such expansion. In addition, CMI's philosophy has been to significantly upgrade and increase its infrastructure (at a cost in 1994 of $203,000) to ensure its ability to adequately service additional clients and anticipated acquisitions while continuing to provide a comprehensive range of management services to GMMS. CMI has also hired additional experienced marketing personnel and has established more aggressive marketing programs (at a cost in 1994 of $77,000). Additionally, insurance costs increased by ($42,000). CMI increased expenditures during 1993, 1994 and in the beginning of 1995 in order to prepare itself to service additional clients in 1996 and beyond.

   Depreciation and Amortization Expenses increased by $38,000 in 1994 from $17,000 in 1993 to $55,000 in 1994. This increase is directly related to the purchase of capital assets by CMI totaling $183,000 in 1993 and $193,000 in 1994.

QUARTERLY RESULTS OF OPERATIONS


   The following table presents unaudited quarterly operating results for the years ended December 31, 1994, 1995 and March 31, 1996. In the opinion of management, all necessary adjustments (consisting only of normal recurring adjustments) have been included below to present fairly the quarterly results when read in conjunction with the audited consolidated financial statements and notes thereto, included elsewhere in this Prospectus.

                    QUARTERLY STATEMENTS OF INCOME SUMMARY
 FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND THE QUARTER ENDED MARCH 31,
                                     1996
                                 (UNAUDITED)


AS PERCENTAGE OF REVENUES:

                                                                                                                         1995
                                                                                                                       Quarter
                                         1994 Quarters ended                         1995 Quarters ended                ended
                              -----------------------------------------   -----------------------------------------  ----------
                               Mar 31     Jun 30     Sep 30     Dec 31     Mar 31     Jun 30     Sep 30     Dec 31      Mar 31
Revenue  ...................    100.0%     100.0%     100.0%     100.0%     100.0%     100.0%    100.0%     100.0%      100.0%
Interest discount  .........    -18.7%     -16.4%     -15.5%     -15.5%     -16.2%     -14.7%    -18.6%     -16.5%        9.9%
                               --------   --------   --------   --------   --------   --------   --------   -------- ----------
Net revenue  ...............     81.3%      83.6%      84.5%      84.5%      83.8%      85.3%     81.4%      83.5%       90.1%
Cost of revenue  ...........     18.2%      18.0%      17.5%      19.5%      18.9%      16.3%     22.7%      32.4%       33.2%
                               --------   --------   --------   --------   --------   --------   --------   -------- ----------
Gross profit  ..............     63.1%      65.6%      67.0%      65.0%      64.9%      69.0%     58.7%      51.1%       56.9%
Gen. & administrative expenses   25.2%      28.3%      22.4%      21.0%      23.0%      19.9%     30.1%      24.9%       25.4%
                               --------   --------   --------   --------   --------   --------   --------   -------- ----------
Operating income  ..........     37.9%      37.3%      44.6%      44.0%      41.9%      49.1%     28.6%      26.2%       31.5%
Interest discount included in
  income ...................      5.7%       5.9%       8.7%      13.9%      10.0%       9.7%     19.3%      13.6%       11.3%
Other income (expense), net .    --  %       2.0%      --  %      --  %      --  %      --  %      0.5%      -1.3%       -0.7%
                               --------   --------   --------   --------   --------   --------   --------   -------- ----------
Pre-tax income  ............     43.6%      45.2%      53.3%      57.9%      51.9%      58.8%     48.4%      38.5%       42.1%
Income taxes  ..............     20.5%      21.2%      24.9%      27.3%      24.4%      27.5%     23.0%      18.1%       20.8%
                               --------   --------   --------   --------   --------   --------   --------   -------- ----------
Net income  ................     23.1%      24.0%      28.4%      30.6%      27.5%      31.3%     25.4%      20.4%       21.3%
                               ========   ========   ========   ========   ========   ========   ========   ======== ==========

   The management fees under the PMSA would tend to generate higher management fees than fixed annual amounts payable under prior arrangements with GMMS because the PMSA seeks to recoup incremental costs (on a cost-plus or unit of activity basis) incurred by CMI as a result of the commensurate needs for additional services GMMS provides as its medical practice grows. Accordingly, operating income as a percentage of revenues would tend to remain constant or abate and receivables would increase accordingly.

   Cost of revenue as a percentage of revenue has shown a pattern of increase during the reported quarters. The most recent two quarters reflect the incremental personnel costs associated with the opening of three new GMMS offices.


   Conversely, general and administrative expenses have decreased as a percentage of revenue in most quarters as a result of the increase in revenue since the commencement of operations. During the quarters ended June 30, 1994 and September 30, 1995 these expenses were somewhat higher than normal as a result of anticipated increases in the level of operations.

LIQUIDITY AND CAPITAL RESOURCES

   On January 3, 1996, the Company completed an initial public offering of 2,000,000 common shares at $9.00 per share and received proceeds net of underwriter's commission and expenses of $16,380,000. Costs incurred with respect to the registration of the common shares in addition to the underwriter's commission and expenses were $2,468,000, of which the Company paid $1,166,992 in the three months ended March 31, 1996. In addition, the Company sold to the underwriter, or its designee, at a price of $.001 per Representative's Warrant, 200,000 Warrants entitling the holders thereof to purchase 200,000 common shares of the Company at a purchase price of $10.80 per share for a period of four years commencing one year from the date of the IPO.

   Also, on January 3, 1996, the Company completed the merger of Medical Management, Inc. into a wholly- owned subsidiary of CMI. The terms of the Merger provided that MMI shareholders receive .778 CMI common shares for each MMI common share which they held based upon the IPO price of $9.00 per share. The holders of outstanding options to purchase MMI common shares received 93,281 CMI common shares based upon the difference between their aggregate option exercise prices and the value thereof at $7.00 per share divided by the IPO price. In January 1996, the Company issued 2,211,953 common shares to effect the merger including shares to be issued in satisfaction of outstanding options and warrants to purchase MMI shares. The excess of cost over net assets acquired (goodwill) of $8,676,000 as a result of the acquisition of MMI will be amortized on a straight-line basis over a period not to exceed twenty years.

   The Company's principal cash requirements to date have been to fund working capital, primarily to support higher levels of receivables generated by increased management fees as well as capital expenditures. The Company has financed these requirements primarily through cash flow from operations, the proceeds from the Notes and from the IPO it completed on January 3, 1996.

   During the first three months of 1996, the principal uses of cash have been to support operating activities and to repay short-term debt. Net cash used for operating activities in 1995 was $3,955,000. In January 1996, the Company loaned GMMS for working capital needs approximately $1,590,000 due on demand at interest of 9% per annum. The Company does not anticipate making any additional loans to GMMS. At March 31, 1996 the Company had working capital of $16,775,000.

   The Company repaid $1,000,000 in short-term debt to three lenders with proceeds from the IPO as called for in the lender's agreements. There was no pre-payment penalty or additional costs associated with the prepayment.

   The Company currently has certain commitments for capital expenditures of approximately $1,140,000 for new diagnostic testing units to be constructed and installed in two major metropolitan area hospitals. The current availability of funds is adequate to facilitate such costs of the projects in addition to the initial startup costs. Historically, whenever the Company begins servicing a new client for diagnostic testing, the Company requires funding to acquire, setup, develop and manage the operating facilities of the client during the period from the initial startup until sufficient cash flow levels from reimbursements from third-party payors is achieved. During these periods the Company's clients cash flow is negatively affected by the slow payment of medical claims from third-party payors. As a result of the slow payment pattern the Company's clients delay payment of management fees thus causing the Company to require more capital to finance its management fee receivables than would be required with traditionally faster receivable payment cycles for its clients.

   The Company expects cash, cash equivalents, short-term investments, cash generated from operations and short-term borrowings to be sufficient to meet its working capital requirements for the next 12 months. However, if the Company's cash requirements for capital expenditures for new clients, acquisitions and working capital, exceed expected levels, the Company may be required to obtain additional funds in the credit or capital markets.


   For the years ended December 31, 1993, 1994 and 1995, net cash provided by operating activities was $117,000, $111,000 and $1,088,000, respectively. Although CMI provided cash through its operating activities, a significant amount of cash was used to support higher levels of accounts receivable. The amount of cash used was $2,623,000, $6,536,000 and $7,636,000 for 1993, 1994
and 1995, respectively.

   The ability of GMMS to pay the management fees which it owes to CMI is dependent upon GMMS' ability to collect its accounts receivable from insurance carriers, primarily no-fault and workers' compensation carriers, though GMMS is obligated to pay such fees regardless of its collections. Receipts from these sources generally have long collection cycles. These claims can be subjected to dispute and are often referred to arbitration. Many third-party payors, particularly insurance carriers covering automobile no-fault and workers' compensation claims refuse, as matter of business practice, to pay claims unless submitted to arbitration. It is the Company's experience that the insurance carriers from which it seeks reimbursement delay payment of claims until just prior to the arbitration hearing. Management has determined, based on actual results, industry factors, and GMMS' historical collection experience prior to its association with the Company, that this entire collection process generally spans a period averaging approximately three years. The Company believes that its experience to date is a good indication of the timing of the collection process in the future. Therefore, CMI requires more capital to finance its receivables than businesses with a shorter receivable collection cycle. In the event that the laws and regulations establishing these third-party payors are amended, rescinded or overturned with the effect of eliminating this system of payment reimbursement for injured parties, the ability of CMI to market its management services could be affected. CMI takes ownership on a recourse basis of GMMS' receivables with a net collectible value equal to the then current management fee owed to CMI. The collection cycle for these receivables are generally in excess of one year and as a result of such delayed payment the financial statements include an imputed interest discount against gross revenues. This discount is recaptured as the accounts receivable are collected and is accounted for as reversal of interest discount in the financial statements.


   Cash was provided due to an increase in accounts payable of $195,000, $403,000 and $1,946,000 for 1993, 1994 and 1995, respectively. The increases were caused by the deferred registration costs incurred as a result of the IPO and by the increase in services rendered and costs incurred by the Company as the result of the rapid expansion of GMMS' practice. The Company's estimate of its cash needs includes, in part, an estimate of the timing of its collections of accounts receivable.


   For the period from inception (April 1, 1993) to December 31, 1993, and for the years ended December 31, 1994 and 1995, the Company made capital expenditures totaling $183,000, $193,000 and $178,000, respectively. These expenditures were for office furniture, computer hardware/software, telephone and medical equipment.

   Deferred registration costs incurred for 1995 were $1,985,000. These costs represent primarily professional fees incurred in conjunction with the IPO. These fees were charged to paid-in capital upon the consummation of the IPO in 1996.

   In September and October 1995, CMI borrowed an aggregate of $1,000,000 secured by all its assets from three lenders (the "Secured Lenders"):
InterEquity Capital Partners ("IECP"), Astro Communications, Inc. and William Harris & Company Employee Profit Sharing Trust, which loaned $400,000, $300,000 and $300,000, respectively. The loans were evidenced by secured notes (the "Secured Notes") which were paid in full in January 1996 from the proceeds of the IPO. The Company paid IECP a processing fee of $12,500 and reimbursed it for costs of approximately $20,000, which were charged to operations in the period paid. The Company issued to the Secured Lenders 27,778 Common Shares having an aggregate value of $250,000 when valued at the IPO price of $9.00 per share. This original issue discount of $250,000 was charged to operations over the term of the loan; $12,500 in 1995 and the balance when the loans were paid in full. The unamortized portion of the discount of $237,500 at December 31, 1995 is included in prepaid and other current assets on the accompanying balance sheet.

   In March 1996, the Company sold $2,000,000 of Convertible Subordinated Notes (the "Notes") to accredited investors. The Notes bear interest at 8%, payable quarterly. The entire principal is due five years from the date of issuance. Holders of the Notes may convert all or any portion of the Notes into Common Shares of the Company at $9.00 per share, subject to adjustment for stock splits, dividends, recapitalization, etc. Under certain circumstances, such as a change in control, holders of the Notes may require the Company to redeem the Notes at 125% of the original principal amount. The Notes are subordinate in right of payment to certain future indebtedness which may be incurred by the Company. The purchasers and/or affiliates have an option for 120 days from March 20, 1996 to acquire an additional $3,000,000 of Notes from the Company under the same terms and conditions.


   In July 1995, CMI and GMMS entered into a revised agreement for its services. The revenues are primarily generated on a cost plus basis (e.g., personnel, space and supplies) and for activity based efforts at pre-determined rates (e.g., collection, consulting). The agreement is for a term of 30 years commencing April 1, 1995 and shall be automatically renewed for six five-year periods thereafter unless notice is given six months prior to the expiration of the initial term. These fees for services are believed by management to be usual and customary in the industry and at levels consistent with those that would have been determined through "arms-length" negotiation. In management's opinion, the revenue generated during the first quarter of 1995 approximates the revenue that would have been recorded if the revised agreement had been in effect during that quarter.


                           MEDICAL MANAGEMENT, INC.

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1994 AND 1995

   MMI's revenue for the year ended December 31, 1995 was $7,287,000 as compared to $6,049,000 in 1994, an increase of 20.5%.

   Revenue increased for the year ended December 31, 1995, as compared to 1994, primarily because of the increase in the volume of diagnostic imaging and other diagnostic testing scans provided by MMI's clients. Scans for the year ended December 31, 1995 numbered 9,532 as compared to 6,341 for 1994.

   Discounting of certain accounts receivable was implemented in 1995. Discounting was not implemented in prior years as the Company's period of operations was insufficient to adequately determine the appropriate collection period. In 1995, discounting of certain accounts receivable was adopted based upon the results of the Company's periodic reviews of its accounts receivable from GMMS and its updated analysis of the related collection period which indicated that these receivables have a collection cycle of approximately two years. The applicable accounts receivable were discounted utilizing an interest rate of 12% per annum, which was management's best estimate of its incremental borrowing rate from April 1992 (commencement of operations) through December 31, 1995. The impact of this change in accounting policy considers accounts receivable generated in prior years. The effect of the change in 1995 was to decrease income before income taxes by approximately $51,000. The adjustment of approximately $222,000 (after an income tax benefit of $196,000) is shown as the cumulative effect of change in accounting principle in the accompanying statements of income.

   The most significant factor resulting in the increase in the volume of diagnostic imaging and other scans by GMMS was the relocation of its operations to a newly constructed operating medical office in February 1994. In February 1994, MMI discontinued providing GMMS with an off-site mobile diagnostic imaging unit and began providing a new fixed-site unit which it had purchased and located at the newly constructed medical office. The efficiencies of having all the operations of this unit at one site coupled with the faster scanning of its patients by GMMS using the new medical equipment resulted in an increased volume of scans during the year ended December 31, 1995. In 1994, since the transfer of the operations to the new office did not occur until the midpoint of the first quarter, the advantages of using the new medical equipment for GMMS were not realized until the beginning of the second quarter. In 1995, MMI was servicing a hospital located in the New York metropolitan area and an ultrasound unit for GMMS resulting in revenue of $1,076,000. MMI managed these units only during the fourth quarter of 1994. The comparable revenue for 1994 was $155,000.


   In the second quarter of 1995, MMI began servicing a new client, a neurology practice located in the New York metropolitan area. For the year ended December 31, 1995, fee revenue from this client was $269,000. In September 1995, MMI began renting a mobile diagnostic imaging unit on a per scan basis for GMMS to provide diagnostic services to its Newburgh, New York practice office which contributed $44,000 in revenues in 1995. The increase in revenues was partially offset by the termination of an agreement with an existing client in the second quarter of 1995. The agreement was terminated by mutual consent upon the determination that the client's existing patient volume did not warrant the agreement's continuation.

   Cost of Revenue was $2,792,000 for the year ended December 31, 1995 as compared to $1,221,000 for 1994, an increase of 128.7%. Cost of revenue includes non-technical personnel who directly support the medical practice in rendering diagnostic testing to patients. The support services include patient scheduling, assisting patients in the provision of certain information necessary for the proper diagnosis of their ailment(s) by the physicians and gathering insurance and other information for billing purposes. The most significant increases were payroll related costs ($278,000), equipment costs ($97,000), medical supplies ($181,000) and depreciation and amortization ($489,000). During the first quarter of 1994, MMI only serviced GMMS. In the second quarter of 1994, MMI began servicing a CAT-scan unit for GMMS and began servicing two additional clients (one client for only one month.) During the fourth quarter of 1994, MMI began servicing a hospital located in the New York metropolitan area.

   During 1995, in addition to continuing to service the same clients as it did in 1994, MMI serviced two additional clients as well as an ultrasound unit for GMMS. In the third quarter of 1995, MMI began renting a mobile diagnostic imaging unit on a per scan basis for GMMS to provide diagnostic services to its Newburgh, New York practice office. Except for one client which terminated its contract after April 1995 and one client which began operations in April 1995, each unit was in operation for the entire 1995 year. Expenditures required by MMI to service the additional clients in 1995 as compared to 1994 as well as expenditures made to build an infrastructure in anticipation of higher future revenues and new clients has resulted in a higher level of cost of revenues in 1995 as compared to 1994. However, MMI expects that the additional expenditures currently made in operational management personnel, support staff and services provided as part of the enhancement of MMI's infrastructure will result in economies of scale when future revenue streams are integrated with current operations.

   General and Administrative Expenses were $2,382,000 for the year ended December 31, 1995, as compared to $2,353,000 in 1994. The 1994 figure includes a provision for uncollectible accounts receivable of $502,000. 1994 general and administrative expenses not including such provision were $1,852,000 and 1995 general and administrative expenses represent an increase of $530,000, or 28.6% over $1,852,000. General and administrative expenses primarily reflect management compensation, professional fees and office and related administrative costs. The increase in general and administrative expenses is primarily a result of MMI's positioning itself to adequately service additional diagnostic imaging units as MMI's operations expand. In order to achieve this goal, during the middle-to-latter part of 1994, MMI increased the quality and quantity of its staff by hiring additional middle management personnel. In addition to increasing its management staff in order to adequately service its new clients, MMI significantly expanded its support staff of administrative, marketing, accounting, billing, verification and collection personnel. The increases in management and support staff accounted for approximately 75% of the increase in general and administrative expenses for 1995, as compared to 1994. As indicated in the previous paragraph, the expansion of MMI's client operations for the year ended December 31, 1995 as compared to 1994 also contributed to the increased general and administrative expenses. The more significant expense increases in 1995 were payroll related costs ($396,000) and depreciation and amortization ($105,000). These expenses were phased in during the middle-to-latter part of 1994 as new clients were added and existing clients expanded their operations. The full impact of these expenses is reflected in 1995; 1994 does not have a comparable level of equivalent expenses.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1993 AND 1994

   Revenue for the year ended December 31, 1994 was $6,049,000 compared to $3,279,000 for 1993, an increase of 84.5%. Correspondingly, 1994 net income increased approximately 126% to $1,302,000, or $.43 per share, from pro forma net income of $575,000, or $.26 per share, in 1993.

   The significant increases in revenue, net income and earnings per share for 1994 as compared to 1993 are a result of several prominent factors. The most significant is the increase in volume of diagnostic imaging scans by GMMS which was a result of the relocation of its operations to new offices in January 1994. In February 1994, MMI discontinued providing GMMS with an off-site mobile diagnostic imaging unit, which MMI had been leasing from a third party, and began providing GMMS with a new fixed-site unit which MMI purchased and located at the new GMMS office. The efficiencies of having all the operations at one site coupled with the faster scanning of patients by GMMS using the new medical equipment resulted in an increased volume of scans by GMMS (5,808 diagnostic imaging scans in 1994 versus 4,013 diagnostic imaging scans in 1993) and resulted in the realization by MMI of additional fee revenue of approximately $1,764,000 for 1994 compared to 1993.


   An equally important factor in the enhanced results of operations in 1994 as compared to 1993 was the servicing by MMI in the second quarter of 1994 of two additional clients: a medical P.C. specializing in physiatry (rehabilitative medicine) and a multi-specialty medical practice, both located in the New York metropolitan area. In addition, in the second quarter of 1994, MMI began servicing a CAT-scan unit for GMMS and in the fourth quarter of 1994 MMI began servicing a hospital located in the New York metropolitan area as well as servicing an ultrasound unit for GMMS. Although these clients' units were in operation for only a portion of 1994, they added revenue of approximately $1,006,000. In November 1994, an agreement with a multi-specialty medical practice was discontinued by mutual consent, as MMI determined, based upon volume during the initial six- month trial period, that future volume would not be sufficient to support the unit. The increase in revenues in 1994 as compared to 1993 was somewhat diminished by the harsh winter weather experienced in the New York metropolitan area, specifically during the first quarter of 1994. The severe weather forced MMI's clients to curtail business hours as well as close operations for several days during this period. It also resulted in a higher than normal "no show" rate for patients of MMI's clients.


   Cost of Revenue was $1,221,000 for 1994 as compared to $761,000 for 1993, an increase of 60.4%. Cost of revenues include non-technical personnel who directly support the medical practice in rendering diagnostic testing to patients. The support services include patient scheduling, assisting patients in their provision of certain information necessary for the proper diagnosis of their ailment(s) by the physicians and gathering insurance and other information for billing purposes. The most significant increases were payroll related costs ($129,000), medical supplies ($96,000) and depreciation and amortization ($329,000) related to the commencement of the operations of MMI's second, third and fourth clients and the expansion of GMMS to include a CAT-scan and ultrasound unit. These additional costs were incurred primarily during the latter half of 1994.

   General and Administrative Expenses were $2,353,000 for 1994 and $1,278,000 for 1993. These figures include provisions for uncollectible accounts receivable of $502,000 and $107,000 for 1994 and 1993, respectively. General and administrative expenses not including such provision were $1,852,000 and $1,170,000 for 1994 and 1993, respectively. General and administrative expenses primarily reflect management compensation, professional fees and office and related administrative costs. These increases resulted primarily from the additional costs incurred after the initial start-up of GMMS in mid-1992. As the number of diagnostic imaging scans and the hours of operations increased in 1992 and 1993, it was necessary to increase staffing, both managerial and clerical, as well as incur other expenses associated with an expanding and growing business. Costs of office staffing, rental of office space, depreciation of additional office computers, etc., increased with the view toward the eventual expansion of the operations to accommodate additional diagnostic imaging units. The increase in general and administrative expenses was incurred incrementally during the period from inception (December 24, 1991) to December 31, 1993; however, these expenses were incurred primarily during the middle-to-latter part of 1993. An increase in general and administrative expenses also resulted from the servicing in 1994 of an ultrasound and a CAT-scan unit for GMMS and servicing three additional clients. The expenses attributed to servicing these new units for GMMS and for the three additional clients were phased in during 1994. The most significant increases were payroll ($384,000) and office and administrative costs ($36,000). In addition, following its initial public offering in October 1993, MMI incurred certain increased expenses inherent in being a public corporation, including professional fees ($189,000) and fees for investor relations ($50,000).

   Interest and Dividend Income increased in 1994 as compared to 1993 by $90,000, primarily as a result of the receipt of proceeds from MMI's initial public offering, effective October 26, 1993. MMI invested a substantial portion of these funds, approximately $2,000,000, in marketable securities and money market funds.

   Interest Expense increased in 1994 as compared to 1993 by approximately $93,000; $134,000 in 1994 as compared to $41,000 in 1993. A significant portion of the increase in interest expense was due to interest costs related to the construction of the corporate office and operating facility being capitalized as part of the construction costs in 1993. Effective February 1994, when these facilities were completed, related interest costs were expensed. This resulted in increased interest expense of $96,000 in 1994 as compared to zero in 1993. In addition, during 1994, MMI financed the purchase of medical, computer and office equipment resulting in interest expense of $37,000 in 1994 as compared to related interest expense of zero in 1993. In July 1993, MMI obtained a bridge loan of $50,000 at an interest rate of 10% per annum. As an inducement to the lender, certain principal stockholders of MMI sold an aggregate of 10,000 shares to the lender at a nominal cost. In 1993, MMI recorded a deferred financing interest charge of $40,000 representing the estimated fair value attributed to the shares by MMI. In 1994, MMI did not have a comparable interest cost.

LIQUIDITY AND CAPITAL RESOURCES

   To date, MMI's principal cash requirements have been to fund working capital and capital expenditures in order to support the growth of revenues. MMI has financed these requirements primarily through cash flow from operations and from the proceeds received from an initial public offering completed on October 26, 1993.

   During 1995, the principal uses of cash were to support operating activities, fund the costs associated with the Merger and to fund the start-up costs of adding new clients. Net cash used in operating activities in 1994 was $446,000 as compared to cash provided by operations of $700,000 in 1993. Operating activities for the year ended December 31, 1995 provided cash of $797,000. At December 31, 1994 MMI had working capital of $2,137,000. At December 31, 1995, MMI's working capital was $1,213,000.

   During the years ended December 31, 1994 and 1995, marketable securities decreased $737,000 and $783,000, respectively. During the same periods, gross property and equipment increased $1,381,000 and $283,000, respectively. These changes are a result of MMI's increased net use of cash for support of operating activities which has resulted primarily from the servicing of three additional new clients in 1994 as well as the expansion of services to MMI's initial client to include CAT-scan and ultrasound units. Whenever MMI begins servicing a new client, MMI requires funding to acquire, set-up, develop and manage the operating facilities of the client during the period from initial start-up until sufficient cash flow levels from reimbursements from third party payors is achieved. During these periods, the cash flow of MMI's clients is negatively affected by the slow payment of medical claims from third-party payors. As a result of this slow payment pattern, MMI's clients delay payment of management fees to MMI causing MMI to require more capital to finance its management fee receivables than would be required with traditionally faster receivable payment cycles. As a result of the slow payment pattern and the additional expenses incurred as a result of servicing additional clients, accounts payable and other accrued expenses increased in 1994 and in 1995 by $71,000 and $899,000, respectively. During the same periods accounts receivable increased $3,433,000 and $2,356,000. Net cash of $583,000 was generated through investing activities in 1995 as compared to cash used in investing activities in 1994 and 1993 of $917,000 and $2,847,000, respectively. The more significant items which resulted in a net use of cash in investing activities for the three year period ended December 31, 1995 were approximately $2,808,000 used for capital expenditures as well as $2,157,000 used to purchase marketable securities. Substantially all of MMI's capital expenditures were for the purchase of medical and related equipment to service the Company's clients and the completion of the corporate headquarters and operating facility of GMMS.

   Whenever MMI begins servicing a new client, the Company incurs various pre-operating costs which MMI capitalizes and amortizes over the life of the related management services agreement which defines the future period during which income will be realized. During 1994, MMI incurred $159,000 of pre-operating costs which it deferred to future periods; none were incurred in 1995. MMI amortized $21,000 and $34,000 of these costs during 1994 and 1995, respectively. $121,000 of net pre-operating costs were written off during 1995.

   In June 1992, MMI entered into a loan and security agreement with Pantepec International, Inc. ("Pantepec") to borrow up to $700,000 to finance the purchase of a fixed-rate diagnostic imaging unit for

GMMS, payable over three years and terminating on June 30, 1995. Over the loan period principal payments ranged from $16,000 to $26,000, and interest payments ranged from $3,800 to $12,000. Any and all unpaid principal and interest was paid in full on June 30, 1995. The diagnostic system was capitalized and is included in property and equipment in the financial statements of the Company.

   In addition to interest, Pantepec is entitled to lender participation payments of $10 per scan. Lender participation payments were $70,000 for the loan years ended June 30, 1993 and 1994 and $62,000 for the loan year ended June 30, 1995.

   Lender participation payments are recorded as interest expense in the financial statements. In addition, during 1994, the Company entered into a loan and security agreement to borrow $440,000 to purchase a mobile diagnostic imaging unit. This borrowing bears an effective annual interest rate of 13.2% and is payable in equal monthly installments of $11,559 (including interest) through April 1998. During 1995, MMI entered into capital leases aggregating $1,951,000 for the rental of computer, medical and office equipment ranging in terms from 36 to 60 months with interest rates ranging from 10% to 13%. As a result of the increases in capital leases during 1995, total interest expense increased by $200,000 as compared to 1994.

   MMI expects cash and cash equivalents, short-term investments and cash generated from operations to be sufficient to meet its working capital requirements over the near term and at least through the next year. However, if MMI feels that its requirements for capital expenditures for new clients and working capital exceed current anticipated levels, MMI may be required to obtain additional funds in the credit or capital markets.


   Although MMI currently does not have material commitments pending for capital expenditures, MMI may make additional capital expenditures in connection with future new clients.

                                   BUSINESS

   Complete Management, Inc. is a physician practice management company. It provides physician and hospital management and support services to medical practice groups and hospitals in the greater New York metropolitan area, primarily to medical practice groups focused on the treatment and evaluation of patients with injury-related conditions. The services offered by the Company include substantially all aspects of business, financial and marketing support required by a medical practice but do not include providing any type of medical diagnostic or treatment services. The Company offers sophisticated business and management systems and a high level of professional competence to doctors and hospitals that, increasingly, are faced with complex, time- consuming and expensive reporting, record-keeping, purchasing, collections and other non-medical requirements of a successful practice. Historically, all of CMI's revenue and most of MMI's revenue have come from a single medical practice group, GMMS, and the Company's future growth prospects are substantially linked to the prospects of the continued growth of this client as well as to acquisitions the Company might identify and make in the future.

   Services provided by the Company include the provision of office space and equipment, non-medical personnel, administrative services, billing, receivables collection, regulatory compliance, and non-medical services related to its clients' diagnostic imaging services. The Company also offers consultation regarding marketing strategies and provides financing for the expansion of its clients' medical practices. By focusing solely on the business support of medical practices, the Company is able to offer a variety of operating efficiencies that would be difficult to establish and maintain by the typical, unassisted medical practice.

   The Company's current medical practice clients focus on the treatment of patients with injury-related conditions in which the reporting, record-keeping and other requirements imposed by governmental regulations, payor policies or litigation or other dispute resolution processes are highly complex, change rapidly and unpredictably and require a high level of specialized non-medical knowledge. The Company offers both management and staff with high levels of training and experience in these activities. In order to maximize the benefits of its expertise, the Company has focused its marketing efforts on medical practices, such as GMMS, that have the ability to provide medical services for work-related, automotive and other injury cases in which the degree of regulation is particularly high. Initially, these practices related primarily to automobile no-fault injury claims; however, GMMS, supported by the Company, is aggressively expanding into the treatment and evaluation of workplace injuries covered under workers' compensation statutes. The Company believes that the opportunity to use a medical management service company to service the administrative burdens dictated by the regulatory environment will encourage neurological, orthopedic and other medical practices to expand and focus on the area of injury-related services and expects that such expansion should produce a corresponding demand for the Company's services. The Company also believes that similar business opportunities may exist in a variety of other medical practice areas, such as managed healthcare. Managed healthcare, which has evolved more slowly in New York State than in many other states, is expected to become more widely established in New York State in the future.

   The Company's management has experience in hospital administration and attempts to recruit and train staff to operate at a high level of efficiency in the management of medical practices. To that end, the Company emphasizes a high level of standardization of procedures and seeks to automate significant aspects of record- keeping, reporting, collections and other critical business activities of its clients' practices. Under the Company's management, GMMS has established a multi-location practice that benefits from management efficiencies such as centralized purchasing and collection functions and a standard office format that supports the flexible use of both medical and non-medical personnel and equipment in its various offices as required. The Company also uses standardized and automated systems to produce and administer the various financial and other records to support its clients' claims for payment.

   Clients of the Company are expected to support a claim for reimbursement for their services and provide data relevant to their patients' related claims, such as for lost wages. While medical diagnosis, treatment, reporting and provision of expert testimony are matters requiring medical expertise, the related administrative processes require expertise and systems for which medical personnel and the typical medical office staff are not well suited. By providing an effective system to process claims for reimbursement, the Company assists its clients in the collection of their professional fees. The preponderance of GMMS' medical practice has historically been referred by attorneys representing clients with automobile no-fault injury or workers' compensation claims. By administering an effective claims process, the Company believes that it supports its clients in their collection of fees. By providing high quality medical services, the Company's clients have developed a reputation as "definers" of injury, rather than advocates for a particular medical evaluation. This reputation has led plaintiffs' attorneys to recommend GMMS and increasingly has caused insurance companies to retain GMMS to perform IME's.

   On January 3, 1996, CMI completed its IPO of 2,000,000 Common Shares at a price of $9.00 per share and received net proceeds of $13,480,000. Also on January 3, 1996, CMI acquired the assets and business of MMI, through its Merger into CMI Acquisition Corporation which, upon consummation of the Merger, changed its name to Medical Management, Inc. MMI is principally engaged in providing diagnostic imaging equipment and billing and management services related thereto. Currently, MMI operates six diagnostic imaging units for two clients. MMI has also entered into two additional agreements for diagnostic imaging units at two metropolitan area hospitals. GMMS is the primary client of MMI and the sole client of CMI. CMI believes that the Merger with MMI will help it accomplish its overall growth strategy.

BACKGROUND

   Injury-related medicine is the process of evaluating and diagnosing the nature and extent of a patient's injury, treating the injury and, where appropriate, providing rehabilitation therapy to restore a maximum level of physical capability to individuals whose capacity to perform basic and meaningful life functions has been impaired.

   Annual medical expenses in the United States related to accidents exceeded $75 billion in 1992, with the largest categories as follows: work-related --
<F1>
$22 billion; motor vehicle -- $20.7 billion; and home -- $21.6 billion.1 The medical costs for claims covered by workers' compensation have been growing
<F2>
at a faster rate than the cost for all medical claims.2 Neurologists and orthopedic surgeons, the medical specialists most often involved in the evaluation and treatment of injury-related healthcare problems, have grown in number from 7,776 and 17,166 doctors in 1986 to 11,294 doctors and 22,740
<F3>
doctors, respectively in 1995.3

   Historically, the medical evaluation, diagnosis and treatment of injury-related cases covered by no-fault and workers' compensation has been a highly fragmented and an inefficiently practiced area of medicine. This has been due, in part, to the burdensome regulatory requirements, lengthy reimbursement cycles and, until recently, the below-average reimbursement rates associated with such services. Since the majority of reimbursement claims for these medical services are from no-fault insurance policies and state workers' compensation boards, physicians have had to cope with the bureaucratic procedures associated with the processing of such claims. In addition, the high costs of healthcare in general has created pressure on medical providers from third-party payors and others to lower their rates. Traditional medical practices, including injury-related practices, face high operating costs, little or no ability to secure volume discounts on supplies or effectively negotiate contracts, insufficient capital to purchase new medical technologies and inexperience regarding the complexity of laws and regulations affecting their practice. They also generally lack sophisticated administrative and financial systems needed to process such claims. The Company believes these regulatory, administrative and other factors have increased the need for professional management to assist medical practices in lowering costs and increasing efficiencies and also to market their services more effectively to managed care plans. The Company also believes physicians often require additional financial resources to invest in equipment and facilities or to acquire other physician practices to build market share.


   The Company believes the practice of injury-related medicine is experiencing significant growth primarily as a result of governmentally mandated and regulated payment programs that require either third-party insurers


1. Accident Facts 1993 edition, utilizing data from the National Safety Council. Workers' compensation medical claims, including medical benefits paid by private insurance carriers and self insurers, grew from $1.4
<F4>
   billion in 1970 to $17.8 billion in 1991.
2. "Workers Compensation Medical Price Index: 1987-1994" by N. Mike Helvacian, Ph.D. and Christopher K. Fred, published by National Council on Compensation Insurance, Inc.
3. American Medical Association, unpublished data.

(in the case of no-fault automobile claims) or employers (in the case of work-related injuries) to bear the costs of medical services, lost wages and other expenses. However, the programs have given rise to an abundance of complex and overlapping regulations, caused the medical treatment and payment therefore to become adversarial in nature and created a paperwork jungle of complicated forms. The untimely or improper preparation of these forms has substantially contributed to long collection cycles for medical practices.

GROWTH STRATEGY

   The Company's objective is to become the dominant provider of medical management services in the greater New York metropolitan area and elsewhere in New York State by implementing an aggressive growth strategy. The key elements of the Company's strategy to achieve this objective are:

   o  Increase Number of Clients Serving Injury-Related Medical
      Practices. The Company is seeking to secure contracts with additional medical practices that focus or have the potential to grow by focusing on injury-related medicine as well as with hospitals. As a part of this process, the Company will typically purchase fixed assets, leasehold interests and/or accounts receivable from the medical practice and will enter into a service contract to provide medical management services. The Company believes that there are numerous existing medical practices whose performance could benefit from an increased focus on injury-related medicine combined with efficient administrative support services such as those provided by the Company.

   o Support the Growth of Existing Client Medical Practices. The Company will advise its existing clients with respect to methods to expand their medical practices by adding patient referral sources, providing a broader range of diagnostic and treatment and evaluation services, and opening additional medical offices. The Company will advise with respect to the acquisition by its clients of other medical practices. It will identify acquisition candidates, assist in structuring and negotiating the acquisition and, in some cases, provide or arrange for financing for the acquisition. The Company has had considerable success in supporting the growth of GMMS and believes that the continuation of that growth, together with similar growth strategies for other clients, offers an attractive method to achieve Company growth and management efficiencies.

   o Create a Network of Physicians to Develop Managed Care Practice. The advent of managed care arrangements as a significant format for general medical insurance programs has imposed on physicians marketing, regulatory, record-keeping, billing, collection and other administrative burdens similar to those encountered by injury-related practices. The Company believes that it can assist clients and potential clients by establishing a network of physicians to compete for managed care, injury-related and other medical care contracts by offering a broad range of medical services and a high level of administrative support.


   o Assist Clients in Maintaining High Credibility with Third-Party Payors and other Referral Sources. The Company believes that its clients' success is dependent to a great extent on the perceived accuracy and integrity both of the medical diagnoses and evaluations performed by the Company's clients and the records supporting such diagnoses and evaluations. The Company seeks to associate itself with medical practices comprised of highly qualified physicians (such as those with board certifications) having a reputation for an unbiased approach to medical evaluations and diagnoses. As a result of these factors, GMMS has, to an increasing extent, been retained to provide IME's on behalf of third-party payors that have come to respect the quality of GMMS' work as a definer of injuries. The Company believes that the credibility of these processes is a critical factor in increasing patient referrals.


   o Establish Industry Leadership in Medical Management Systems. The Company seeks to develop and maintain state-of-the-art record keeping, billing and collections software and to hire and retain a staff of highly trained administrative support personnel. The Company believes that a highly automated and standardized support system supports a higher level of efficiency for its clients' medical personnel and also leads to faster and more complete collections of fees.

   The Company's growth strategy is intended to enable its medical practice clients to offer patients cost- effective medical care within an integrated practice offering a broad range of evaluation, testing, diagnostic, treatment and therapeutic services. The Company believes that such a strategy could, in turn, enhance its clients' revenue opportunities in a competitive environment generally affected by shrinking profit margins. The Company believes that its greatest growth potential will be in the high volume injury-related medical market. The Company believes it has competitive advantages in this market because of its skills in managing these practices and its experience in operating in the New York regulatory environment. In the longer term, as the network of offices to which it provides its management services grows, the Company believes that it will be in an excellent position to attract managed care contracts for its clients from employers and insurance carriers. The Company's ability to grow is, however, dependent upon its ability to identify suitable candidates for its services, as to which there is no assurance.

   The Company regularly explores new opportunities and negotiates arrangements with medical practices for the provision of general medical management services or limited medical management services related to diagnostic imaging. However, at present, the Company has no commitments or agreements with respect to any new service contracts with medical practices nor has the state of negotiations with any medical practice reached a level where the Company believes that it is reasonably likely that a new commitment or agreement will be reached.

MEDICAL PRACTICE AND HOSPITAL MANAGEMENT SERVICES

   The Company provides a broad range of medical practice and hospital management services, particularly those necessary for the efficient and profitable operation of high volume injury-related medical practices. These services encompass substantially all the non-medical aspects of its clients' operations and are designed to increase client revenue levels through a combination of strategies, which include revenue enhancing marketing methods, integration of multi-specialty practices to reduce the need for patient referrals, maximized use of diagnostic and treatment equipment and offices and improved receivable collection efforts. The principal areas of the Company's services include:

   Offices; Equipment. The Company develops, administers and leases office space and equipment to its medical practice clients. The Company also oversees, manages and finances construction, decorating and other improvements to leaseholds or other real estate and assists its clients in site selection. Where appropriate, the Company advises its clients on their need to improve, update, expand or adapt to new technology.

   Personnel. The Company staffs all the non-medical positions of its clients with its own employees, thereby eliminating the client's need to interview and train non-medical employees, as well as the related demands of processing the tax, insurance and other regulatory documentation associated with an employment relationship.

   Administrative. The Company assists in the scheduling of patient appointments, the purchasing of medical supplies and equipment and the handling of reporting, accounting, processing and filing systems, including reviewing the completeness of the physician portions of the increasingly complex forms to ensure and expedite full and timely regulatory compliance and appropriate cost reimbursement under no-fault insurance and workers' compensation guidelines. Among other things, the Company provides its clients with timely management reports which include activity data, collection status and other management information necessary to the operation of their respective medical practices.


   Receivable Collections. The Company has experience in the collection of revenues from third-party payors governed by no-fault and workers' compensation statutes, a process which is generally burdensome and adversarial. The Company aggressively pursues all appropriate legally available avenues for the collection of such medical receivables by, among other things, effectively using various legally prescribed arbitration dispute methodologies. The Company has also worked with third-party payors to establish cooperative approaches to the collection process designed to reduce costs to both the Company and to such payors.


   Regulatory Compliance. The Company develops a compliance program applicable to each client's medical practice area designed to ensure that such client is notified of regulatory changes and operates in compliance with applicable laws and regulations.

   Cost Saving Programs. Based on available volume discounts, the Company seeks to obtain favorable pricing for medical supplies, equipment, pharmaceuticals and other inventory for its clients.

   Operational Efficiency. Through its training of employees, management of the operations of expensive technological equipment and centralization and standardization of various administrative procedures, the Company is able to improve the productivity of both the professional and non-professional staff and client equipment and facilities.

   Diagnostic Imaging Services. With the merger with MMI, the Company offers practice broadening opportunities, such as in-office diagnostic imaging equipment, by providing a "turnkey" service to appropriate medical and hospital clients allowing them to broaden their practices or services to include diagnostic imaging services for their patients. In connection with this service, the Company processes all applications required for filing with regulatory authorities, finances the acquisition of capital intensive equipment, oversees its installation and then manages its operations to assure efficient use.

   Marketing Strategies. The Company, in conjunction with its clients, develops plans to enable such clients to increase the size and revenues of their medical practices. Strategies developed by the Company for implementation by its clients include: (a) increasing the range of evaluation, diagnostic and treatment services offered by its clients; (b) integrating other specialties into its clients' medical practices; (c) expanding patient referral sources by helping its clients to establish relationships with both attorneys for injury claimants and insurance companies; (d) assisting its clients in the acquisition of other medical practices; and (e) assisting clients in developing multi-office practices which can be managed by application of the Company's fully-integrated network computer system that provides necessary practice information to its clients and coordinates the activities of multi-site, multi-specialty medical practices. While the Company advises its clients with respect to these marketing issues it does not engage in sales or marketing activities on behalf of its clients.

   Financing Opportunities. The Company, either directly through loans to its clients or through assistance in presenting to sources of financing, intends to provide its medical clients with greater access to the capital necessary to develop, equip and expand their medical practices and to acquire other medical practices.

   Capital Support. In connection with the implementation of its growth strategy below, the Company believes that it may increase its loans to GMMS and other clients to enable them to further expand by acquiring medical practices, opening additional offices and adding medical specialties and sophisticated diagnostic equipment to their existing practices. The Company may also make loans to, or purchase receivables from, new medical practice clients to enable them to carry the long-term receivables generated by injury-related practices. The Company intends to limit its loans in connection with its clients' medical practice acquisitions to not more than 50% of the purchase price and to take a security interest in the receivables and other assets being transferred. Inasmuch as such receivables are also securing payment to the Company of its management fees from such clients, there is a risk that its clients will be unable to repay such loans on a timely basis, if at all, and that the Company's security in their receivables may be inadequate to repay such indebtedness.

   The Company provides its services pursuant to negotiated contracts with its clients. While the Company believes it can provide the greatest value to its clients by furnishing the full range of services appropriate to that client, the Company is also willing to enter into contracts providing for a more limited spectrum of selected services.

PRINCIPAL CLIENT


   The Company's initial and principal client, GMMS, is a multi-specialty medical practice that focuses on the diagnosis and treatment of injured patients. Originally a one-office neurological practice, GMMS has now grown to include sixteen physicians (including seven neurologists, one chiropractor, one physiatrist, two orthopedists, one general surgeon, one family practitioner, two psychologists, and one radiologist) operating a total of nine offices in the greater New York metropolitan area (Brooklyn, Manhattan, the Bronx, Queens, Staten Island, Long Beach, Long Island, and one office located in Newburgh, New York). In 1995, GMMS saw patients at an annual rate of more than 10,000 new patients per year for treatment, 6,000 new patient IME's (on behalf of insurance carriers and employers), 45,000 follow-up visits, 60,000 physical therapy visits, and performs more than 40,000 medical tests and 6,000 diagnostic imaging scans.

   The following table sets forth certain statistical data with respect to
GMMS:

                                                                      Quarter
                                                                       Ended
                                     Years Ended December 31,        March 31,
                                ---------------------------------    -----------
                                   1993       1994         1995         1996
                                 --------   ---------    ---------   -----------
Procedures performed  ........    88,450     128,500     157,000       48,700
New patients for treatment  ..     5,950      10,850      11,160        3,920
New patients for evaluation  .       *          *          9,800        5,200
Patient by payor category --
  No-fault  ..................        59%         49%         46%          46%
  Worker's compensation  .....        14%         17%         20%          20%
  All other  .................        27%         34%         34%          34%
At period end --
  Doctors  ...................         7          10          16           16
  Technicians and other staff .        7          15          20           28
  Offices  ...................         5           6           9            9

- ------
* Not treated as a separate category for record keeping purposes.


   All of CMI's revenues in 1994 and 1995 and approximately 93% of the Company's pro forma combined net revenue in 1995 were generated under a management contract with GMMS and a substantial part of the growth in the Company's business is a direct result of comparable growth of GMMS' medical practice. The Company expects that its relationship with GMMS will be a dominant factor in its business for the foreseeable future. The continued vitality of GMMS' medical practice is subject to numerous risks, including its continued ability to retain its key medical personnel, malpractice claims and regulatory compliance. There is no assurance that GMMS will continue to operate successfully. Moreover, although the terms of the PMSA and the MSA between the Company and GMMS, which cover all management services provided to GMMS, expire June 2025 and July 2001 (with a provision for the automatic extension of the MSA in five (5) year intervals at the option of MMI), respectively, there is no assurance that the Company and GMMS will continue to maintain a productive working relationship. The founder of GMMS and his son are principal shareholders of the Company.


   GMMS has advised the Company that it intends to continue its strategy of:
(a) integrating, through both internal growth and the acquisition of the other medical practices, as many of the services rendered to patients (e.g., diagnostic tests and other non-neurological specialties such as orthopedics and physical therapy) as possible; and (b) broadening its patient referral base by continuing to provide diagnosis and treatment of patients referred by attorneys handling their injury-related legal claims, as well as IME's of injury claims required by insurance companies and employers. It is the intent of the Company to obtain management agreements with other medical practices throughout key markets in New York State and neighboring states as well as to assist GMMS in providing services at additional locations throughout the State. The Company believes that if it can provide services to a sufficient number and variety of medical practices, it can form a network of these physicians. The Company would attempt to assist network members in obtaining new sources of patients by negotiating with managed care payors for a fixed reimbursement schedule that would be advantageous to the network and managed care payors. The Company may also be able to assist network members in achieving efficiencies from centralized billing, purchasing and marketing activities.

   Under the PMSA, the Company furnishes GMMS with a comprehensive range of management and related financial services encompassing all non-medical aspects of the GMMS' medical practice, including: (a) renting "built-out" medical offices, including furnishings; (b) leasing equipment, including diagnostic equipment; (c) purchasing supplies; (d) providing non-medical personnel; (e) providing managerial, administrative, marketing and fiscal management services; (f) providing various consulting services in connection with the acquisition by GMMS of medical practices; (g) billing and collection services; and (h) inclusion of GMMS in a network of medical practices which the Company may ultimately form. The Company's fees are related to services provided and include specified flat fees, hourly charges, network fees and, in the case of billing and collections, varying percentages of amounts collected depending upon length of collection period. All such fees are subject to periodic upward readjustment starting in the third year, based on specified formulae or methods for calculating the revised amounts. The Company has also agreed to consider making working capital advances in unspecified amounts. Each month the Company takes ownership on a full recourse basis of GMMS' receivables with a net collectible value equal to the amount of the management fee then currently owed by GMMS, an estimated average of 72% of GMMS' aggregate monthly receivables, and also takes a security interest in the balance of GMMS' receivables as security for the payment of any uncollected fees. All of these receivables may, however, be insufficient to secure all amounts due to the Company by GMMS. The PMSA also gives the Company a right of first refusal to purchase the medical practice of GMMS at its then fair market value in the event that New York State permits the public corporate practice of medicine without the need to apply for a CON. The transfer of ownership of a majority of GMMS shares to anyone other than Dr. Lawrence Shields or Dr. Irving Friedman (95% and 5% owners, respectively, of GMMS) constitutes an assignment under such agreement and may not be made without the consent of the Company. The term of the PMSA is thirty (30) years, expiring on June 2025 unless earlier terminated in accordance with its terms for reasons such as material breach. The initial term and any subsequent renewal term can be extended in five (5) year increments.

MARKETING

   The Company's marketing goal is to increase the size, number and locations of medical practices to which it provides its services both in its current market (the New York metropolitan area), selected new geographic markets within New York State, and possibly in New Jersey, Connecticut and other contiguous states. The Company's goal is also to broaden the types of medical practices which it services, to develop a client base of managed care organizations and to implement growth strategies for its existing and new clients. Some of the marketing strategies which the Company expects to apply to promote growth of its client's patient and revenue bases involve assisting its clients in the development of multi-specialty medical practices to eliminate the need for patient referrals, the opening of additional offices and the implementing of an aggressive program of acquiring other medical practices. A major focus of the Company's near term marketing efforts will be the identification of high volume medical practices in the New York metropolitan area and elsewhere in New York State, particularly those that specialize in orthopedics and neurology, which could either be acquired by GMMS or make effective use of the Company's management services. The Company may make working capital advances and/or acquisition loans to its present and future clients to enable them to implement such growth strategies.


   The Company's marketing efforts to establish relationships with new medical practice clients, both for its full range of management services and for management services related to diagnostic imaging, are conducted by employees under the direction of the Executive Vice President of Practice Development and Managed Care. Marketing activities consist of locating medical practices which meet the size, quality and operating parameters set by the Company. Generally, the Company seeks high-volume practices that handle a significant number of patients with injury-related conditions, or practices believed to be suitable for expansion into such area. The Company's marketing staff also helps existing clients analyze opportunities for expanding the services they offer and expanding into new geographic areas either through opening new offices or acquiring existing medical practices. Strategies are also developed for increasing the patient volume of existing clients, including identifying attorneys handling workers' compensation and no-fault insurance claims and meeting with such attorneys to make them aware of the medical capabilities of the Company's clients. Additionally, one senior executive of the Company focuses on advising insurance carriers and large employers, such as the Metropolitan Transit Authority, on GMMS' abilities as a definer of injuries and skills as preparers of IME reports. The marketing staff also oversees and facilitates the exchange of information with attorneys and insurance companies that are sources of new patients for the Company's clients.


   The Company believes it can increase its market share in the medical management services industry by providing its clients with significant competitive advantages and by relieving them of the complex, burdensome and time-consuming non-medical aspects of their businesses. The Company believes that relieving medical personnel of these obligations may enhance the productivity, efficiency and profitability of such personnel and the growth potential of the clients and thus also enhance the ability of such clients to serve the needs of their patients. The Company also believes that a fully integrated medical office for the diagnosis and treatment of injuries, as well as the medical evaluation of injury claims for insurance carriers, provides significant advantages to patients and third-party payors. By providing a full array of medical and testing services in one facility, a medical practice will serve the patient more effectively and efficiently and also alleviate the injured patient's burden of traveling from one location to another. The centralization of comprehensive medical services also facilitates administrative and regulatory reporting to third-party payors.

THIRD-PARTY REIMBURSEMENT


   In order to comply with applicable federal and state laws, the Company's management fees (including lease payments for office space and equipment) are generally payable to the Company by its clients without regard to (i) the fees which the client charges its patients for its medical services or (ii) whether the client actually receives payment for its services. The Company's ability to collect its management fees in a timely manner, or at all, is affected by such factors as whether its client is reimbursed for its medical services, the timing of such reimbursement and the amount of reimbursement. The Company's own cash flow is adversely affected by its clients' long collection cycle from various third-party payors, which typically range from nine months to 40 months for workers' compensation insurers, six months to 32 months for no-fault insurance carriers of the no-fault payment pool, two months to six months for Medicare and other commercial insurers and three months to 24 months for medical malpractice injuries. The historical, aggregate collection cycles of the Company's clients were based on the Company's approximate three years of experience and GMMS' historical collection experience. As a result of this slow payment pattern, the Company requires more capital to finance its receivables than other businesses with shorter receivable payment cycles. Further, third-party payors may reject the clients' medical claims if, in their judgment, the procedures performed were not medically necessary or if the charges exceeded such payors' allowable fee standards. It is common practice for third-party workers' compensation and no-fault payors to initially deny/reject the first submission of a medical claim. This does not mean that the claim will not be ultimately paid. The Company normally will re-submit the claim with such revised information as requested and/or forms and documentation. Outstanding claims that continue to be disputed after one year or more are then submitted to an arbitration process. Normally, when final arbitration decisions are about to be rendered, the third-party payor will settle. Under current law, the Company is entitled to collect the settlement amount, filing fees and interest on the agreed-upon payment. Finally, the reimbursement forms required by third-party payors for payment of medical claims are long, detailed and complex and payments may be delayed or refused unless these forms are properly completed in a timely manner. Although the Company takes all legally available steps, including legally prescribed arbitration, to collect the receivables generated by its clients, there is a significant risk that some client receivables may not be collected due to the determination by third-party payors that certain procedures performed by the clients were not medically necessary or were performed at excessive fees or because of omission or errors in timely completion of the required claim. The inability of its clients to collect their receivables could adversely affect their ability to pay in full all amounts owed by them to the Company.


   The healthcare industry is undergoing significant change as third-party payors increase their efforts to control the cost, use and delivery of healthcare services. Several states have taken measures to reduce the reimbursement rates paid to healthcare providers in their states. The Company believes that additional reductions will be implemented from time to time. Reductions in Medicare rates often lead to reductions in the reimbursement rates of other third-party payors as well and the Company believes that such further reductions are probable. Further changes in Medicare reimbursement rates whether pursuant to legislation presently under active consideration or otherwise, or other changes in reimbursements by third-party payors to clients of the Company, could have a material adverse affect on the Company's operations and profitability.

RECENT DEVELOPMENTS


   On April 10, 1996, in a transaction which the Company arranged, GMMS and the Company entered into a letter of intent pursuant to which GMMS or its designee, will acquire the practice of two Board Certified neurologists with offices in the boroughs of the Bronx and Queens in New York City. After the contemplated transaction, it is expected that the Company will assume the administrative management of the acquired offices. The new offices are expected to generate additional annual management fees of approximately $700,000 to $1,000,000. The letter of intent is subject to various conditions, including the execution of definitive agreements.

   On April 10, 1996, MMI entered into an agreement with Brookdale Hospital, a 1,000-bed teaching hospital in New York City, to provide diagnostic imaging equipment and management services beginning in July 1996. It is expected that annual revenues in excess of $2 million will be generated under these arrangements, which expire in December 1997. Brookdale is planning to construct and operate a multi modality imaging facility after the expiration of the agreement term which may not require management services from the Company. MMI has also agreed to provide diagnostic imaging equipment and administrative services to Bronx- Lebanon Hospital Center, a 900 bed New York City hospital, commencing June 1996. It is expected that annual revenues of approximately $1.5 million will be generated.

   On April 25, 1996, the Company entered into a letter of intent to finance the acquisition by a professional corporation of the assets of a five physician multi- specialty community based medical practice in Brooklyn, New York. Under the contemplated transaction, the Company expects to provide management and administrative services to the acquiring professional corporation. The letter of intent is subject to various terms and conditions including execution of definitive agreements, and provides for an approximate purchase price of $500,000 payable 50% in Common Shares of the Company and 50% in cash.

   On May 7, 1996, the Company entered into a letter of intent to acquire, by means of a merger or consolidation through a wholly owned subsidiary a medical billing and collections company located in the New York metropolitan area. It is the parties' intent that the transaction will qualify for treatment as a tax-free reorganization under the Internal Revenue Code of 1986, as amended. The acquiree now serves a client base of more than 700 physicians and 20 hospitals and in 1995 generated sales of more than $3 million. The transaction is subject to significant conditions, including a due diligence investigation by the Company confirming the absence of certain changes, the level of 1995 income and the acquiree's prospects, as well as the execution of a definitive agreement. The letter of intent provides for a purchase price at closing of approximately $2,000,000, payable 40% in Common Shares of the Company and 60% in cash.


GOVERNMENT REGULATION

   The Company's business of providing management and administrative services to medical practices and its proposed growth strategy of financing its clients' acquisitions of medical practices and its purchase of certain medical practice assets incidental to the obtaining of new practice management service agreements is subject to extensive and increasing regulation of numerous laws, rules, approvals and licensing requirements by federal, state and local governmental agencies. The Company is also subject to laws and regulations relating to business corporations in general.

   The laws and regulations that cover the Company's operations and relationships have not been definitively interpreted by regulatory authorities. Regulatory authorities have broad discretion concerning how these laws and regulations are interpreted and how they are enforced. The Company may, therefore, be subject to lengthy and expensive investigations of its business operations, or prosecutions by various state or federal governmental authorities. If the Company or any of its medical practice or hospital clients were found by an agency or judicial authority to be in violation of these laws and regulations, the Company could be subject to criminal and/or civil penalties, including substantial fines and injunctions, which could limit or terminate the Company's ability to provide its services to medical practices and hospital clients.


   The Company believes that its operations are in material compliance with applicable laws and regulations. Nevertheless, because of the uniqueness of the structure of the Company's relationships with its medical practice and hospital clients (including GMMS, the Company's principal medical practice client, whose 95% shareholder, Dr. Lawrence Shields, is a founder and principal shareholder of the Company), many aspects of the Company's business and business opportunities have not been the subject of federal or state regulatory review or interpretation, and the Company has not obtained nor applied for any opinion of any regulatory or judicial authority that its business operations are in compliance with applicable laws and regulations. Therefore, there is no assurance that scrutiny of the Company's business or its relationships with its medical practice or hospital clients by court or regulatory authorities will not result in determinations adverse to the Company. If the Company's interpretation of the relevant laws are inaccurate, or if laws and regulations change or are adopted so as to restrict the Company's or its clients' operations or expansion plans, the Company's business and its prospects could be materially and adversely affected.

   The following are among the laws and regulations that affect the Company's operations and development activities:


   Corporate Practice of Medicine: The laws of New York State and various other states prohibit public corporations such as the Company from practicing medicine and employing physicians to practice medicine. New York also prohibits any business corporation from operating a diagnostic and treatment center unless licensed by the State and such a license is not currently available to a public company in New York. The Company leases space and equipment to medical practices and hospital clients and provides these clients with a range of non- medical administrative and managerial services. The Company also plans to provide financing for its clients' acquisitions of physician practices. The Company does not, however, employ or supervise physicians or other health professionals, does not represent to the public or to the patients of its clients that it offers medical services, and does not exercise influence or control over the practice of medicine by its clients. The Company does not initiate direct contact with its clients' patients except as an agent of its clients and at the specific request of its clients. The Company does not direct outpatient referrals or assign patients to particular physicians. The Company is not responsible for patient care services, medical charts or patient records and does not provide any ancillary medical services to patients or determine when patients will be admitted to or discharged from care. The Company does not establish standards of medical practice or policies for its clients, nor ensure adherence to such standards or policies. Moreover, the Company does not determine what charges are to be made to its clients' patients or to the third-party payors, nor are patient care bills payable to the Company, but only to the Company's clients. The Company does not determine how its clients' income will be distributed or the scope of patient care services that its clients will provide. Accordingly, the Company believes that it is not a diagnostic and treatment center as such is defined by New York State and is not in violation of New York State laws prohibiting the corporate practice of medicine. If the Company were determined to be a diagnostic and treatment center or engaged in the corporate practice of medicine, it could be found guilty of criminal offenses and be subject to substantial civil penalties, including fines and injunction preventing continuation of its business.

   Fee Splitting: New York and various other states prohibit a physician from sharing or "splitting" fees with persons not authorized to practice medicine. This prohibition precludes the Company from receiving fees based upon a percentage of its clients' gross income or net revenue. Accordingly, the fee structure set forth in the Company's practice management service agreements with its clients, including the Company's agreement for the use and management of diagnostic imaging equipment based on a fixed fee per use charge, provides for fixed remuneration based upon the estimated fair market value of the services and equipment provided to such clients by the Company. Although generally the Company's charges to its clients are payable to the Company without regard to the amount of the fees charged by its clients to their patients or whether such clients actually receive payment of their fees, there is a risk that the inability of its clients to collect their receivables will result in their being unable to make payments to the Company on a timely basis, if at all. The Company believes that its charges to its clients are not based upon their professional fees or level of income and, accordingly, do not violate fee splitting prohibitions. If this belief is incorrect and the Company is determined to be engaged in fee splitting arrangements with its physician clients, such clients would be subject to charges of professional misconduct and penalties ranging from censure and reprimand to revocation of medical license. In addition, the Company could be deprived of access to the courts to collect fees due from the physician clients, thereby materially and adversely affecting the Company's revenues and prospects.

   Anti-Referral Laws: Under New York Law (and similar laws in a number of other states) and the federal Stark Law (42 U.S.C. 1395nn) (which is presently only applicable to Medicare and Medicaid patients), certain health practitioners (including physicians, dentists, chiropractors and podiatrists) are prohibited from referring their patients for the provision of designated health services (including clinical lab and diagnostic imaging services) to any entity with which they or their immediate family members have a financial relationship. The penalties for violating the Stark Law include, among others, denial of payment for the services performed, civil fines of up to $15,000 for each service provided pursuant to a prohibited referral, a fine of up to $100,000 for participation in a circumvention scheme and possible exclusion from Medicare and Medicaid programs. Additional penalties of up to $2,000 for each improperly billed service may also be imposed under the Federal Civil Monetary Penalties Law. The Company believes that its agreements with its health practitioner clients do not involve prohibited referrals or the provision of designated health services by the Company as the Company is neither a healthcare practitioner in a position to refer patients nor an entity that provides prohibited designated health ser vices. Rather, the Company only furnishes management, administrative and financial services to its healthcare practitioner clients who may perform such designated health services. In the event that any of the Company's healthcare clients make referrals that may be affected by the Stark Law (and similar New York and other state anti-referral laws or regulations), they may qualify for certain statutory exceptions to the general prohibition against self-referrals which include, among others, direct physician services, in-office ancillary services rendered within a group practice, space and equipment rental, and services rendered to enrollees of certain prepaid health plans. There can, however, be no assurance that future interpretations or changes to the Stark Law (including its extension to all third-party payors) or the regulations promulgated thereunder (and similar New York and other state anti-referral laws or regulations) will not prohibit or otherwise affect the Company's arrangements with its clients in ways that could materially and adversely affect the Company's business.

   Anti-Kickback Law: The Social Security Act imposes criminal penalties for paying or receiving remuneration (which is deemed a kickback, bribe or rebate) in connection with Medicare or Medicaid programs. Violation of this law is a felony, punishable by fines of up to $25,000 per violation and imprisonment for up to five (5) years. This law and related regulations have been broadly interpreted to prohibit the payment, solicitation, offering or receipt of any form of remuneration in return for the referral of Medicare or Medicaid patients or any item or service that is covered by Medicare or Medicaid reimbursement. Because the breadth of these prohibitions, when read literally, may place many legitimate business relationships into question, the U.S. Department of Health and Human Services ("HHS") promulgated "Safe Harbor" regulations in 1991 specifying certain relationships and activities that do not violate the law and regulations. The Company does not believe that all of its business practices satisfy the conditions of the "Safe Harbor" regulations; however, failure of an activity to fall within a "Safe Harbor" provision does not mean that such activity constitutes a violation of the law. The Company believes that its medical practice and hospital client agreements under which it is currently providing management services do not put it in a position to make or induce the referral of patients or services reimbursed under government programs and, therefore, believes that the likelihood of these agreements being determined to be in violation of the federal anti-kickback law is remote. If, however, the Company's management arrangements were found to violate this federal law, the Company and its medical clients could be subject to substantial civil monetary fines and/or criminal sanctions, including a minimum mandatory five year exclusion from participation in the Medicare and Medicaid programs which would adversely affect the Company's future results, operations and profitability.

   Certificate of Need: In the case of the Company's magnetic resonance imaging units, New York and several other states have laws and regulations that require hospitals to obtain a CON approval to establish an imaging center or to acquire magnetic resonance imaging or other major medical equipment. Under CON laws, a hospital is required to substantiate the need and financial feasibility for the establishment of new facilities, commencement of new services or the acquisition of major medical equipment in excess of statutory thresholds. The Company's ability to manage imaging equipment for hospitals could be adversely affected by the existence of state CON laws. Generally, a CON is not required for the acquisition or lease of a magnetic resonance imaging unit by a physician engaged in the private practice of medicine. Thus, GMMS and other medical practices which have contracted with the Company have not been required to obtain a CON with respect to any magnetic resonance imaging units leased from the Company. For a number of years (but not in the most recent legislative session) New York has considered and rejected legislation that would extend the CON requirement to physicians engaged in private practice. The adoption of such legislation would make it more difficult for physicians to obtain certain diagnostic imaging equipment and could adversely affect the Company's expansion plans.


   Regulation of Diagnostic Imaging Facilities: The operation by the Company's clients of diagnostic imaging equipment administratively managed by the Company is subject to federal and state regulations relating to licensing, standards of testing, accreditation of certain personnel, and compliance with governmental reimbursement programs. The Company believes that its clients are in compliance with these federal and state requirements.

   No-Fault Insurance: GMMS generates significant revenue from patients covered by no-fault insurance carriers and the no-fault insurance payment pool. In the event that changes in the no-fault insurance law create greater or lesser demand for physician services or impose additional or different administrative requirements, the Company could be required to modify its business practices and its administrative services in ways that could be more costly or more burdensome to the Company or in ways that limit or otherwise decrease the revenues which the Company receives from its present and potential future clients for its services.

   Workers' Compensation: GMMS generates significant revenue from patients covered by the New York Workers' Compensation Program. In the event that changes in the Workers' Compensation Law create greater or lesser demand for physician services, cause decreased compensation for physician services, prolong the physician reimbursement process or impose additional or different administrative requirements, the Company could be required to modify its business practices and its administrative services in ways that could be more costly or more burdensome to the Company or in ways that limit or otherwise decrease the revenues which the Company receives from its present and potential future clients for its services. See "Business -- Government Regulation -- Proposed Health Care Reform Legislation."

   Factors Affecting the Ability of Clients to Make Payments to the
Company: In order to comply with applicable federal and state laws, the Company's management fees (including lease payments for office space and equipment) are payable to the Company by its clients generally without regard to (i) the fees which the client charges its patients for its medical services or (ii) whether the client actually receives payment for such services. The Company's ability to collect the management fees it earns from its clients in a timely manner, or at all, is affected by such factors as whether its client is reimbursed for its medical services, the timing of such reimbursement and the amount of reimbursement. In this regard, a substantial portion of the revenues of the Company's clients are derived from payments by government sponsored or regulated programs (i.e., no-fault insurance and workers' compensation), private insurers and managed care companies. All of these third-party payors are engaged in cost reduction programs that may adversely affect the ability of the Company's clients to meet their contractual obligations to the Company which, in turn, could cause the Company to experience significant losses.


   Anti-Trust: It is possible as the Company provides network, management and administrative services to several clients in a particular location, these medical practices may be deemed competitors subject to a range of antitrust laws which prohibit anti-competitive conduct, including price fixing, concerted refusals to deal and division of markets. The Company intends to comply with such federal and state laws, but there is no assurance that a review of the Company's business by courts or regulatory authorities would not result in a determination that could adversely affect the operation of the Company and its clients.

   Anti-Fraud: There are also federal and state civil and criminal statutes imposing substantial penalties, including substantial civil and criminal fines and imprisonment, on healthcare providers and those who provide services to such providers (including management businesses such as the Company) which fraudulently or wrongfully bill governmental or other third-party payors for healthcare services. The federal law prohibiting false Medicare/Medicaid billings allows a private person to bring a civil action in the name of the United States government for violations of its provisions. The Company believes that it and its clients are in material compliance with such laws, but there is no assurance that the Company's (and its clients') activities will not be challenged or scrutinized by governmental authorities.


   Proposed Health Care Reform Legislation: In addition to current laws and regulations, the federal government and New York State are considering new laws and regulations that, if enacted, would result in comprehensive changes affecting the healthcare industry and the payment for, and availability of, healthcare services. Specifically, New York State has adopted a pilot managed care workers' compensation program that seeks to more closely regulate expenditures for workers' compensation cases. Various bills to expand this managed care pilot program have been proposed recently in the New York State Legislature. It is not possible at this time to predict if or to what extent this New York project will be expanded or to assess its full impact on the Company. Likewise, it is not certain which, if any, reforms will be adopted by Congress or state legislatures, or when such reforms will be adopted or implemented. New federal and state healthcare legislation and changes in the current regulatory environment may require the Company's business strategies, operations and agreements to be modified and there can be no assurance that such restructuring will be possible without adversely affecting the Company's profitability.


LIABILITY INSURANCE

   The Company carries insurance providing coverage for general liability, comprehensive property damage and workers' compensation. While the Company believes its insurance policies are adequate in amount and coverage for protection of its assets and operations as currently conducted, there is no assurance that the coverage limits of such policies will be adequate. A successful claim against the Company in excess of its insurance cov erage could have a material adverse effect on the Company and its financial condition. Claims against the Company, regardless of their merit or outcome, could also have an adverse effect on the Company's reputation and business. In addition, there is no assurance that the Company's coverage will, in fact, be or continue to be available in sufficient amounts and on reasonable terms, or at all.

COMPETITION

   The medical practice management field is highly competitive, although the Company is not aware of any significant competition in New York State which focuses on medical practices significantly involved in the evaluation, diagnosis and treatment of injury-related cases. A number of large hospitals in New York State and elsewhere have acquired medical practices and this trend is expected to continue. The Company expects that more competition will develop, in part as a result of its demonstration that management companies can operate in the highly regulated New York environment. Potential competitors include large hospitals and a number of public corporations operating through a regional or national network of offices that have greater financial and other resources than the Company. The Company's experience in providing medical practice management services in the highly regulated New York State environment is believed to be an important competitive factor. The Company provides a full range of management and administrative services in a manner which it believes does not violate the state's laws prohibiting the corporate practice of medicine and also provides an expertise in administering receivable processing and collections.

EMPLOYEES

   The Company employs ninety-three persons on a full time basis, including eleven executive officers, thirty four non-medical support persons "on-site" at clients' offices; four marketing support persons; seven accounting staff members; twenty-two billing, collection and verification employees and fifteen record transaction and clerical employees. The Company believes that employees suitable for its needs are available in its current and expected areas of activity. None of the Company's employees are represented by a labor union and the Company is not aware of any activities seeking such organization. The Company considers its relationships with its employees to be good.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

   The directors and executive officers of the Company are as follows:

 Name                  Age                         Position
 ------------------   -----   ---------------------------------------------------
Steven Rabinovici      43    Chairman of the Board and Chief Executive Officer
David Jacaruso         51    Vice Chairman of the Board and President
                             Senior Executive Vice President and Chief
Arthur L. Goldberg     57    Operating Officer
Dennis Shields         28    Executive Vice President and Director
                             Vice President, Chief Financial Officer, Treasurer,
Joseph M. Scotti       52    Secretary and Director
                             Executive Vice President of Practice Development
Dennis W. Simmons      45    and Managed Care
                             Senior Executive Vice President, Director of
Robert Keating         54    Operations -- Medical Legal Services
Jack Schwartzberg      60    Vice President and Director
Richard DeMaio         38    Vice President and Director
Claire Cardone         49    Vice President
Kenneth Theobalds      36    Vice President -- Workers' Compensation
Steven Cohn            46    Director


   All directors hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified. Directors, other than officers or employees of the Company or holders of 10% or more of its shares, receive an option upon taking office to purchase 20,000 Common Shares exercisable at the fair market value on the date of grant. Officers are elected to serve, subject to the discretion of the Board of Directors, until their successors are appointed.


   Steven Rabinovici has been Chairman of the Board and Chief Executive Officer of the Company since December 28, 1995. From December 31, 1992 through December 27, 1995 he was the President, Chief Executive Officer and a director of MMI. He is a founder of the Company and also provided certain consulting services to the Company during 1994 and 1995. From July 1990 through December 31, 1992, he was an independent healthcare and business consultant. On July 21, 1992, MEBE Enterprises, Inc., the owner and operator of a single Roy Rogers fast food restaurant, filed for protection under Chapter 11 of the Bankruptcy Code. Messrs. Rabinovici and Jacaruso were founders and principals of MEBE Enterprises, Inc. Earlier in his career, Mr. Rabinovici had more than 10 years experience in hospital administration, including approximately two years as associate administrator of Brookdale Hospital Medical Center, a 1,000 bed teaching hospital, and two years as the administrator of the Division of Psychiatry, Cornell University New York Hospital.


   David Jacaruso has been Vice Chairman of the Board of the Company since December 28, 1995, as well as President, a founder and a director of the Company since April 1993. From April 1993 through December 27, 1995 he was Chairman of the Board of the Company. From July 1990 to April 1993 he was an independent healthcare and business consultant. On July 21, 1992, MEBE Enterprises, Inc., the owner and operator of a single Roy Rogers fast food restaurant, filed for protection under Chapter 11 of the Bankruptcy Code. Messrs. Rabinovici and Jacaruso were founders and principals of MEBE Enterprises, Inc. Earlier in his career, Mr. Jacaruso was associated with Brookdale Hospital for ten years and with Mt. Sinai Medical Center, holding various administrative positions including Senior Associate Administrator for Operations.

   Arthur L. Goldberg has been Senior Executive Vice President and Chief Operating Officer of the Company since April 2, 1996. From August 1993 through March 1996 he was an independent management consultant. Prior thereto he was the Chief Financial Officer of Elek-Tek, Inc., a reseller of computer and related equipment since December 1990.

   Dennis Shields has been Executive Vice President and Director of the Company since December 28, 1995. Prior thereto he was Vice President, Chief Operating Officer and a Director of MMI since 1992. He is a founder of CMI. His father, Dr. Lawrence Shields, a founder of MMI and CMI, is the 95% owner of GMMS, the largest client of the Company.

   Joseph M. Scotti has been Vice President, Chief Financial Officer, Treasurer, Secretary and Director of the Company since December 28, 1995. Prior thereto he held similar positions with MMI since January 1993. From February 1992 to January 1993, Mr. Scotti was a consultant to Burke & Burke, a food store chain and from November 1986 to February 1992 he was controller of Rols Capital Co., a mortgage lender.

   Dennis Simmons has been Executive Vice President of Practice Development and Managed Care of the Company since April 2, 1996. Mr. Simmons has over twenty years of healthcare experience. From November 1992 to March 1996 he was the Senior Vice President for Coastal Physician Group, Inc. Prior thereto he worked for Medical Care Development, Inc. as a consultant to the Saudi Arabian government and United Healthcare Corp. in Central Texas since October 1986. Mr. Simmons also developed the Emergency Medical Services Program and STAR Flight medical helicopter service in Austin, Texas.

   Robert Keating has been Senior Executive Vice President, Director of Operations -- Medical Legal Services of the Company since April 8, 1996. From January 1995 to April 7, 1996, Mr. Keating was the Administrative Judge, Second Judicial District, Supreme Court, State of New York responsible for the day to day management of the Supreme Court district that encompasses Brooklyn and Staten Island, New York and has general jurisdiction over both civil litigation and criminal matters. Prior thereto he was the Administrative Judge, Criminal Court of the City of New York since April 1985.

   Jack Schwartzberg has been a Vice President and head of CMI's Workers' Compensation Division since June 1993. For more than five years prior thereto, Mr. Schwartzberg was engaged in the magazine publishing business as a principal and president of Madison Avenue Magazine Publishing Co. and Runway New York Publishing Company. Mr. Schwartzberg is the father-in-law of Dennis Shields.

   Richard DeMaio has been Vice President of Operations and Director of the Company since March 1994. From March 1989 through February 1994, he was assistant administrator at the Long Island Jewish Medical Center with administrative responsibilities for various clinical and support services. Mr. DeMaio is a member of the American College of Healthcare Executives and has also served on the Executive Committee of the Metropolitan Health Administrators Association.

   Claire A. Cardone has been Vice President of Operations for diagnostic imaging of the Company since December 28, 1995. Prior thereto she was the Vice President of Operations of MMI since 1993. From 1985 until 1993, Ms. Cardone was Senior Associate Administrator at St. John's Episcopal Hospital, a 300 bed community teaching hospital in Queens, New York.

   Kenneth Theobalds has been Vice President of Workers' Compensation of CMI since July 1995. Prior thereto Mr. Theobalds was Executive Director of The State Insurance Fund of New York State since September 1992. From 1989 to September 1992 he served as an Assistant Secretary for Human Resources to New York State Governor Mario M. Cuomo.


   Steven Cohn has been a member of the law firm of Goldberg and Cohn, which has its offices in Brooklyn, New York, and a State Committeeman for the 50th Assembly District for more than five years.

   Steven Rabinovici, David Jacaruso, Marie Graziosi, Dennis Shields and Dr. Lawrence Shields, founders of the Company, are parties to a shareholders' agreement (the "Shareholders' Agreement") pursuant to which they have agreed to vote (and subsequently voted) all of their shares of the Company, for a period of 10 years, in favor of election to the Board of Directors of the Company and for such other or additional nominees as may be designated from time to time and approved by the Board and to vote on all other matters in accordance with the recommendations of the Board. Mr. Rabinovici is the Chairman of the Board and Chief Executive Officer of the Company, Mr. Jacaruso is the Vice Chairman of the Board and President of the Company and Dennis Shields, the son of Dr. Shields, is the Executive Vice President and a Director of the Company. Marie Graziosi is the wife of David Jacaruso. Dr. Shields is a founder of CMI and MMI, the Company's largest shareholder and the founder and a 95% shareholder of GMMS, a client which accounted for approximately 95% of the Company's pro forma combined revenues in 1995. In addition, Messrs. Rabinovici, Jacaruso, Dennis Shields, Marie Graziosi and Dr. Lawrence Shields beneficially own approximately 41.60% of the Company's outstanding Common Shares and, accordingly, as long as they vote as required by the Shareholders' Agreement, may be in a position to elect all of the persons nominated by the Board of Directors.

   The Company's Board of Directors has established Compensation and Audit Committees, whose sole present member is Steven Cohn. The Company intends to appoint two new independent directors, not yet identified, to the Board and these committees after the consummation of this Offering. The Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of all officers of the Company, reviews general policy matters relating to compensation and benefits of employees of the Company and administers the issuance of stock options to the Company's officers, employees, directors and consultants. The Audit Committee meets with management and the Company's independent auditors to determine the adequacy of internal controls and other financial reporting matters. It is the intention of the Company to appoint only independent directors to the Audit and Compensation Committees.

COMPENSATION OF EXECUTIVE OFFICERS


   The following table sets forth certain summary information concerning the aggregate total annual salary and bonus paid or accrued by the Company for services rendered in 1995 to its chief executive officer and to the other executive officers named below who received annual conpensation in excess of $100,000. None of the below named executive officers were granted options by the Company in 1995.

                              Annual compensation
 -------------------------------------------------------------------------------
                                                                    All other
                                           Salary       Bonus     compensation
Name and principal position     Year        ($)          ($)           ($)
- ---------------------------    ------   ------------    -------   --------------
Steve Rabinovici
  Chairman & CEO  ..........    1995     109,842(1)       --         21,124
David Jacaruso
  Vice Chairman, President .    1995     165,063(2)       --          6,334
Dennis Shields
  Executive Vice President .    1995     136,920(3)       --         19,870
Joseph M. Scotti
  Vice President & CFO  ....    1995       117,225        --         10,004
Jack Schwartzberg
  Vice President  ..........    1995       149,573        --         15,289


- ------
(1) Consists of fees of $30,650 from CMI for consultation and advice to senior management and salary from MMI of $79,192.

(2) Includes consulting fees of $63,075 paid by CMI to Marie Graziosi, Mr. Jacaruso's wife.

(3) Consists of fees of $57,728 from CMI for consultation and advice to senior management and salary from MMI of $79,192.


EMPLOYMENT CONTRACTS


   In October 1995, the Company entered into an agreement with Steven Rabinovici which became effective on January 3, 1996, providing for his employment as Chairman of the Board and Chief Executive Officer for an initial term expiring on December 31, 1999. On December 31 of each year, the term is automatically extended for an additional year unless on or before such date either party elects to terminate the agreement at the expiration of the term. The Agreement provides for an annual base salary of $250,000 and for participation in all executive benefit plans. The agreement also provides, among other things, that, if Mr. Rabinovici's employment is terminated without cause (as defined in the agreement), the Company will pay to him an amount equal to the salary which would have been payable to him over the unexpired term of his employment agreement.

   In October 1995, the Company entered into an agreement with David Jacaruso which became effective on January 3, 1996, providing for his employment as Vice Chairman of the Board and President, for an initial term expiring on December 31, 1999. On December 31 of each year, the term is automatically extended for an additional year unless on or before such date either party elects to terminate the agreement at the expiration of the term. The Agreement provides for an annual base salary of $250,000 and for participation in all executive benefit plans. The agreement also provides, among other things, that, if Mr. Jacaruso's employment is terminated without cause (as defined in the agreement), the Company will pay to him an amount equal to the salary which would have been payable to him over the unexpired term of his employment agreement.

   In October 1995, the Company entered into an agreement with Dennis Shields which became effective on January 3, 1996, providing for his employment as Executive Vice President, for an initial term expiring on December 31, 1999. On December 31 of each year, the term is automatically extended for an additional year unless on or before such date either party elects to terminate the agreement at the expiration of the term. The Agreement provides for an annual base salary of $250,000 and for participation in all executive benefit plans. The agreement also provides, among other things, that, if Mr. Shields' employment is terminated without cause (as defined in the agreement), the Company will pay to Mr. Shields an amount equal to the salary which would have been payable to him over the unexpired term of his employment agreement. Prior to the closing of the IPO, Mr. Shields was Vice President, Chief Operating Officer and a director of MMI.

   In January 1996, the Company entered into an agreement with Joseph M. Scotti, providing for his employment as Vice President and Chief Financial Officer for an initial term expiring on December 31, 1999. The Agreement provides for an annual base salary of $175,000 and for participation in all executive benefit plans. The agreement also provides, among other things, that, if Mr. Scotti's employment is terminated without cause (as defined in the agreement), the Company will pay to him an amount equal to the salary which would have been payable to him over the unexpired term of his employment agreement. Prior to the closing of the IPO, Mr. Scotti was Vice President and Chief Financial Officer and a director of MMI. In December 1995, an option to purchase 50,001 shares exercisable at $9.00 per share during a ten year period was granted to Mr. Scotti. The options are exercisable for one-third of the shares covered thereby as of the date of the grant and for an additional one-third of the shares covered thereby the two years thereafter.

   In March 1996, the Company entered into an agreement with Arthur L. Goldberg providing for his employment as Senior Executive Vice President and Chief Operating Officer which expires on March 10, 1999. The Agreement provides for an annual base salary of $175,000 and for participation in all executive benefit plans. The agreement also provides, among other things, that, if Mr. Goldberg's employment is terminated without cause at anytime prior to September 10, 1996, the Company shall pay to him the sum of $30,000 and shall grant him non-qualified stock options to purchase 20,000 shares of Common Stock equal to the greater of the average trading price of a share of Common Stock for the twenty day period ending on the date of such termination or $9.00 per share. In addition, in April 1996 Mr. Goldberg was granted an option for 100,000 shares exercisable for a ten year period. The option will be exercisable for 50,000 shares beginning April 1997 and 50,000 shares in April 1998.

   In March 1996, the Company entered into an agreement with Dennis W. Simmons providing for his employment as Executive Vice President of Practice Development and Managed Care which expires on March 10, 1999. The Agreement provides for an annual base salary of $175,000 and for participation in all executive benefit plans and for the grant of an option for 100,000 shares exercisable for a ten year period. The option will be exercisable for 50,000 shares beginning April 1997 and 50,000 shares in April 1998.

   In March 1996, the Company entered into an agreement with Robert Keating commencing on April 8, 1996, providing for his employment as Senior Executive Vice President, Director of Operations -- Medical Legal Services. The agreement expires on December 31, 1999, but may be automatically extended for two years on mutually agreeable terms. The agreement provides for an annual base salary of $185,000 with escalations to a base salary of $199,800 and $215,784 on March 7, 1997 and March 7, 1998, respectively. The agreement also provides for participation in all executive benefit plans and for the grant of an option for 150,000 shares exercisable for a three year period. Up to 50,000 options vest at the end of each year of employment: 47,500 options in each of the next three years will vest based upon a performance formula (as defined in the agreement) and 2,500 options in each of the next three years will vest without regard to the formula.

STOCK OPTIONS


   In May 1995, in order to attract and retain persons necessary for the success of the Company, the Company adopted its 1995 Stock Option Plan (the "Option Plan") covering up to 700,000 of its Common Shares, pursuant to which officers, directors and key employees of the Company and consultants to the Company are eligible to receive incentive and/or non-incentive stock options. The Option Plan, which expires in May 2005, will be administered by the Board of Directors or a committee designated by the Board of Directors. The selection of participants, allotment of shares, determination of price and other conditions relating to the purchase of options will be determined by the Board of Directors, or a committee thereof, in its sole discretion. Incentive stock options granted under the Option Plan are exercisable for a period of up to 10 years from the date of grant at an exercise price which is not less than the fair market value of the Common Stock on the date of the grant, except that the term of an incentive stock option granted under the Option Plan to a shareholder owning more than 10% of the outstanding Common Stock may not exceed five years and its exercise price may not be less than 110% of the fair market value of the Common Stock on the date of the grant. As of May 24, 1996, options for an aggregate of 750,000 shares, exercisable at a price of $8.375 per share during five to ten-year periods had been granted to 8 officers, 2 outside directors and 11 other employees of the Company, and were outstanding under the Option Plan, 50,000 of which were subject to shareholder approval. Options are generally exercisable for one-third of the shares covered thereby as of the date of the grant and for an additional one-third of the shares covered thereby each year thereafter, except that options granted to outside directors are exercisable for 50% of the shares covered immediately upon grant and for the remainder of the shares following one year's service and certain options have different vesting schedules pursuant to employment agreements or other arrangements. In addition, options for an aggregate of 175,000 shares exercisable at a price of $8.375 per share had been granted to 4 consultants to the Company.


CERTAIN TRANSACTIONS

   All of CMI's net revenue in 1994 and 1995 and approximately 93% of the Company's pro forma combined net revenue in 1995 were earned under management contracts with GMMS. On July 1, 1995, the Company and GMMS entered into the PMSA effective April 1, 1995 which provides for the furnishing by the Company of comprehensive management services, related financial services and the inclusion of GMMS in a medical practices network expected to be formed by the Company. The 95% shareholder of GMMS, Dr. Lawrence Shields, is a founder of the Company. The agreement is for a term of thirty years, expiring in June 2025, and can be extended in five (5) year intervals. The various practice management fees set forth in the agreement are subject to upward adjustment every two (2) years depending on cost of living and other factors.

   During 1994 and 1995, the Company retained MADAJ Dezines, Ltd. to provide design services and to acquire furniture and furnishings. Aggregate payments of $22,300 and $45,000 were made by the Company in 1994 and 1995, respectively. MADAJ Dezines, Ltd. is controlled by Marie Graziosi, a founder and principal shareholder of the Company and the wife of David Jacaruso, Vice Chairman of the Board and President of the Company. The Company believes that the services provided by MADAJ Dezines, Ltd. were provided on terms no less favorable to the Company than those would have obtained from unaffiliated parties.

   Immediately following the closing of the IPO on January 3, 1996, CMI acquired the assets and business of MMI through its merger into a wholly owned subsidiary. In the Merger, the MMI shareholders received .778 Common Shares for each MMI common share which they held. The holders of outstanding options to purchase MMI common shares received a number of CMI Common Shares equal to the difference between their aggregate option exercise prices and the value thereof at $7.00 per share. An aggregate of 2,364,444 and 93,281 CMI Common Shares were issued in the Merger to MMI shareholders and option holders, respectively.

   The Company is the beneficiary of key-man life insurance policies aggregating $10,000,000 covering the life of Dr. Lawrence Shields, the 95% shareholder of GMMS, the Company's principal client.

   As of December 8, 1995 an Omnibus Settlement Agreement (the "Settlement Agreement") was entered into among CMI, MMI, Steven Rabinovici, David Jacaruso, Dennis Shields, Dr. Lawrence Shields and Gail Shields ("Ms. Shields"), the former wife of Dr. Lawrence Shields. Under the terms of the Settlement Agreement, as revised on December 21, 1995, CMI arranged for the sale of 117,187 MMI common shares owned by Ms. Shields at a net price to Ms. Shields of $5.50 per share and obtained Ms. Shields' release as the maker of a promissory note for a bank loan whose proceeds were used by GMMS (which had previously been satisfied by GMMS) and as lessee of certain premises occupied by GMMS, which lease has been assigned to CMI. There was no material impact on the financial statements of CMI or MMI as a result of the foregoing settlement.

                            PRINCIPAL SHAREHOLDERS


   The following table sets forth certain information as of May 19, 1996 with respect to the beneficial ownership of the Company's Common Shares by each shareholder known by the Company to be the beneficial owner of more than 5% of its outstanding shares, by each director of the Company, by the executive officers named in the table below and by the directors and executive officers as a group.


                                                              Common Shares Beneficially Owned
                                                           Number of Shares   Percentage of Class
                                                           ----------------   -------------------
                  Name and Address (1)                          Actual              Actual
 -------------------------------------------------------   ----------------   -------------------
Steven Rabinovici (2)  .................................        476,813               6.41%
David Jacaruso (3)  ....................................        424,640               5.71%
Dennis Shields (4)  ....................................        567,837               7.63%
Joseph M. Scotti (7)  ..................................         59,190               0.80%
Steven Cohn (7)  .......................................         14,921               0.20%
Jack Schwartzberg (7)  .................................        100,565               1.35%
Richard DeMaio (7)  ....................................         19,843               0.27%
Lawrence Shields, M.D. (5)  ............................      1,625,291              21.85%
All officers and directors as a group (11 persons) (6) .      1,630,475              21.92%



- ------
(1) The addresses of the persons named in this table are as follows: Steven Rabinovici, David Jacaruso, Dennis Shields, Joseph M. Scotti, Jack Schwartzberg and Richard DeMaio, c/o Complete Management, Inc., 254 West 31st Street, New York, New York 10001-2813; Steve Cohn c/o Goldberg and Cohn, 16 Court Street, Suite 2304, Brooklyn, New York 11241 and Lawrence Shields, M.D., 26 Court Street, Brooklyn, New York 11242.


(2) Mr. Rabinovici's shares are held as custodian for benefit of his minor son, Jeffrey.

(3) Mr. Jacaruso's shares include shares held by his wife, Marie Graziosi and shares held as custodian for his minor children, Cara Elizabeth and David Francis.

(4) Dennis Shields is the son of Dr. Lawrence Shields.

(5) Dr. Lawrence Shields is the father of Dennis Shields.

(6) The officers' and directors' shares include shares subject to stock options granted under the Option Plan to executive officers.


(7) The shares of Mr. Scotti, Mr. Cohn, Mr. Schwartzberg and Mr. DeMaio include shares issuable upon the exercise of options granted under the Company's stock option plan. Such options are exercisable within 60 days of the date hereof as follows: Joseph M. Scotti, 16,667; Steven Cohn, 10,000; Jack Schwartzberg, 16,667 and Richard DeMaio, 10,000.

   All of the Common Shares set forth in the above table are subject to agreements prohibiting the sale, assignment or transfer until December 27, 1996 without the prior written consent of the IPO Representatives.

                          DESCRIPTION OF DEBENTURES


   The Debentures will be issued under an Indenture, to be dated as of
- ------, 1996, (the "Indenture"), between CMI, as issuer, and Chemical Bank, as trustee (the "Trustee"), a copy of which is filed as an exhibit to the Registration Statement. The descriptions of the Debentures and the Indenture in this Prospectus are summaries, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture. Wherever terms defined in the Indenture are used in this Prospectus, such defined terms are incorporated herein by reference. Article and Section references appearing below refer to the Indenture.


   The Debentures will be unsecured subordinated obligations of the Company, will be limited to an aggregate principal amount of $34,500,000 (including $4,500,000 subject to the Underwriters' over-allotment option and
- ------ subject to the Representative's Warrants), and will mature on ------, 2003. The Debentures will bear interest at the rate per annum stated in their title from ------, 1996 or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually on August 15 and February 15 of each year, commencing ------, 1996, to each holder in whose name a Debenture (or any predecessor Debenture) is registered at the close of business on the Regular Record Date for such interest payment, which shall be ------or ------(whether or not a Business Day), as the case may be, next preceding such Interest Payment Date (unless, with certain exceptions, such Debentures are converted or redeemed prior to such Interest Payment
Date). Interest on the Debentures will be paid on the basis of a 360-day year consisting of twelve 30-day months (Sections 202 and 302). Principal of and interest on the Debentures will be payable at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, City of New York, and such other office or agency of the Company as may be maintained for such purpose (initially the corporate trust office of the Trustee in New
York, New York). Debentures may be surrendered for transfer, exchange, repurchase, redemption or conversion at that agency or office. Payment of interest may, at the option of the Company, be made by check mailed to the address of the holder entitled thereto as it appears in the Debenture
Register (See Sections 301, 305, 1002 and 1202).

   The Debentures will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple thereof (Section 302). No service charge will be made for any transfer or exchange of Debentures, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section
305). The Company is not required to transfer or exchange any Debenture (i) during a period beginning at the opening of business 15 days before the date of the mailing of a notice of redemption and ending at the close of business on the date of such mailing or (ii) selected for redemption, in whole or in part, except the unredeemed portion of Debentures being redeemed in part.

   All moneys paid by the Company to the Trustee or any Paying Agent for the payment of principal of and premium, if any, and interest on any Debenture which remain unclaimed for two years after such principal, premium or interest became due and payable may be repaid to the Company. Thereafter, the holder of such Debenture may, as an unsecured general creditor, look only to the Company for payment thereof.

   The Indenture does not contain any provisions that would provide protection to holders of the Debentures against a sudden and dramatic decline in credit quality of the Company resulting from any takeover, recapitalization or similar restructuring, except as described under "Description of Debentures -- Certain Rights to Require Repurchase of Debentures."

   The Indenture contains no financial covenants or covenants restricting the incurrence of indebtedness by the Company or any Subsidiary. Although certain of the agreements under which the Senior Indebtedness is outstanding contain, and agreements in the future may contain, limitations on the incurrence of indebtedness by the Company or its Subsidiaries, such agreements may be amended or modified as provided therein, may provide only incidental protection to holders of Debentures in the event of a Repurchase Event (as described below), and are not intended for the benefit of the holders of the Debentures. In addition, agreements under which Senior Indebtedness is outstanding contain, and future agreements under which future Senior Indebtedness may be outstanding may contain, provisions which may require repayment of such Senior Indebtedness prior to repayment of the Debentures upon, among other things, a Repurchase Event.

CONVERSION RIGHTS


   The Debentures (or any portion thereof that is an integral multiple of $1,000) will be convertible into Common Shares at the option of the holders thereof at any time and from time to time prior to and including the maturity date unless a Debenture or a portion thereof shall have been called for redemption, through optional redemption, a sinking fund or otherwise, in which case it will be convertible if duly surrendered on or before the close of business on the fifth day preceding the Redemption Date at the conversion price stated on the cover hereof (subject to adjustment as described below.)

   The conversion price shall be subject to adjustment upon certain events including the following:


   (a) The Company shall (i) declare a dividend or make a distribution on the outstanding Common Shares in Common Shares, (ii) subdivide or reclassify the outstanding Common Shares into a greater number of shares, or (iii) combine or reclassify the outstanding Common Shares into a smaller number of shares.


   (b) The Company shall issue rights or warrants to all holders of its Common Shares entitling them (for a period expiring within 45 days after the record date mentioned below) to subscribe for or purchase Common Shares (or securities convertible into Common Shares) at a price per share (or having an initial conversion price per share) less than the Current Market Price of a Common Share of the Company on such record date.

   (c) The Company shall make a distribution to all holders of its Common Shares (i) of shares of any class other than its Common Shares (ii) of evidences of indebtedness of the Company or any subsidiary or (iii) of assets (excluding cash dividends or distributions, and dividends or distributions referred to in subsection (a) above) or (d) of rights or warrants (excluding those referred to in subsection (b) above).

   (d) The Company shall issue Common Shares, (excluding shares issued (i) in any of the transactions described in subsection (a) above, (ii) upon conversion or exchange of securities convertible into or exchangeable for Common Shares, (iii) to employees or consultants under the Company's 1995 Stock Option Plan as now in effect or hereafter amended, if such shares would otherwise be included in this Section (d), (iv) to the Company's employees or consultants under bona fide benefit plans, employment agreements or consulting agreements adopted by the Company's Board of Directors and approved by its stock holders or granted at an exercise price of at least 100% of the fair market value of the shares on the date of grant whether or not approved by stockholders, if such shares would otherwise be included in this Section (d) (but only to the extent that the aggregate number of shares excluded by this subdivision (iv), and issued after the date of the Indenture shall not exceed 30% of the Company's Common Shares outstanding at the time of any such issuance), (v) upon exercise or rights or warrants issued to the holders of Common Shares of the Company, (vi) to acquire, or in connection with the acquisition of, all or any portion of a business as a going concern, whether such acquisition shall be effected by purchase of assets, exchange of securities, merger, consolidation or otherwise, (vii) in connection with the entry into a medical practice or other professional practice management agreement by the Company for a term of at least 5 years, (viii) upon exercise of rights or warrants issued in a bona fide public offering pursuant to a firm commitment underwriting, but only if no adjustment is required pursuant to these conversion price adjustments (without regard to subsection (i) of this Section) with respect to the transaction giving rise to such rights or
(ix) pursuant to an offering effected at a discount of less than 5% from the Current Market Price per share determined as provided in Section 1204(g) of the Indenture) for a consideration per share less than the Current Market Price per share on the date the Company fixes the offering price of such additional shares.

   (e) The Company shall issue any securities, other than up to an additional $3,000,000 face amount of 8% Convertible Subordinated Notes due March 20, 2001, convertible into or exchangeable for its Common Shares (excluding securities issued in transactions described in sections (b) and (c) above, or the Securities (as defined in the Indenture entered into by the Company)) for a consideration per Common Share of the Company initially deliverable upon conversion or exchange of such securities less than the Current Market Price per share in effect immediately prior to the issuance of such securities.

   Upon the termination of the right to convert or exchange such securities, the conversion price shall forthwith be readjusted to such conversion price as would have obtained had the adjustments made upon the issuance of such convertible or exchangeable securities been made upon the basis of the delivery of only the number of Common Shares actually delivered upon conversion or exchange of such securities and upon the basis of the consideration actually received by the Company for such securities.

   No adjustment in the conversion price need be made unless such adjustment would require an increase or decrease of at least 25 cents in such price; provided, however, that any such adjustment which is not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.


   Fractional shares will not be issued upon conversion, but in lieu thereof, the Company will pay cash equal to the market value of such fractional share computed with reference to the Closing Price of the Common Shares on the last business day prior to conversion (Section 1203). Debentures surrendered for conversion during the period from the close of business on any Regular Record Date to the opening of business on the next succeeding Interest Payment Date (except Debentures whose maturity is prior to such Interest Payment Date and Debentures called for redemption on a Redemption Date within such period) must be accompanied by payment of an amount equal to the interest thereon to be paid on such Interest Payment Date (provided, however, that if the Company shall default in payment of such interest, such payment shall be returned to the payor thereof.) Except for Debentures surrendered for conversion which must be accompanied by payment as described above, no interest on converted Debentures will be payable by the Company on any Interest Payment Date subsequent to the date of conversion (Sections 307 and 1202).

   Except as stated above, the conversion price will not be adjusted for the issuance of Common Shares or any securities convertible into or exchangeable for Common Shares or for payment of dividends on the Common Shares or any preferred shares of the Company.

   The Company has covenanted under the Indenture to reserve and keep available at all times out of its authorized but unissued Common Shares, for the purpose of effecting conversions of Debentures, the full number of Common Shares deliverable upon the conversion of all outstanding Debentures.

CERTAIN RIGHTS TO REQUIRE PURCHASE OF DEBENTURES

   In the event of any Fundamental Change (as described below) affecting the Company which constitutes a Repurchase Event occurring after the date of issuance of the Debentures and on or prior to maturity, each holder of Debentures will have the right, at the holder's option, to require the Company to repurchase all or any part of the holder's Debentures on the date (the "Repurchase Date") that is 30 days after the date the Company gives notice of the Repurchase Event as described below at a price (the "Repurchase Price") equal to 100% of the principal amount thereof, together with accrued and unpaid interest to the Repurchase Date. On or prior to the Repurchase Date, the Company shall deposit with the Trustee or a Paying Agent an amount of money sufficient to pay the Repurchase Price of the Debentures which are to be repurchased on or promptly following the Repurchase Date (Section
1403).

   In the event the Company becomes obligated to repurchase some or all of the Debentures, the Company expects that it would seek to finance the Repurchase Price with its available cash and short-term investments, through available bank credit facilities (if any), or through a public or private issuance of debt or equity securities.

   Failure by the Company to repurchase the Debentures when required as described in the second preceding paragraph will result in an Event of Default under the Indenture whether or not such repurchase is permitted by the subordination provisions of the Indenture (Section 501).

   On or before the 15th day after the occurrence of a Repurchase Event, the Company shall mail (or at its option cause the Trustee to mail) to all holders of record of Debentures notice of the occurrence of such Repurchase Event, setting forth, among other things, the date by which the repurchase right must be exercised, the Repurchase Price and the procedures which the holder must follow to exercise this right. No failure of the Company to give such notice shall limit any holder's right to exercise a repurchase right (Section 1402). Failure to give notice of the Repurchase Event in accordance with the terms of the Indenture will result in an Event of Default. To exercise the repurchase right, the holder of a Debenture must deliver, on or before the 5th day prior to the Repurchase Date, written notice to the Company (or an agent designated by the Company for such purpose) of the holder's exercise of such right, together with the certificates evidencing the Debentures with respect to which the right is being exercised, duly endorsed for transfer (Section
1402).

   Such notice of exercise may be withdrawn by the holder by a written notice of withdrawal delivered to the Trustee at any time prior to the close of business on the 5th day prior to the Repurchase Date and thereafter only with the consent of the Company (Section 1402).

   The term "Fundamental Change" means the occurrence of any transaction or event in connection with which all or substantially all of the Common Shares shall be exchanged for, converted into, acquired for or constitute the right to receive consideration (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) which is not all or substantially all common stock which is (or, upon consummation of or immediately following such transaction or event, will be) listed on a national securities exchange or approved for quotation in any NASDAQ system or any similar system of automated dissemination of quotations of securities prices. For purposes of the definition of a "Fundamental Change," (i) "substantially all of the Common Shares" shall mean at least 85% of the Common Shares outstanding immediately prior to the transaction or event giving rise to a Fundamental Change and (ii) consideration shall be "substantially all common stock" if at least 80% of the fair value (as determined in good faith by the Board of Directors) of the total consideration is attributable to common stock. A Fundamental Change would not include an acquisition of a majority of the outstanding Common Shares by any person or group so long as it does not result in termination of such listing or approval for quotation.

   A Repurchase Event is a right to require the Company to repurchase the Debentures and a Repurchase Event shall have occurred if a Fundamental Change shall have occurred unless (i) the Current Market Price of the Common Shares is at least equal to the conversion price of the Debentures in effect immediately preceding the time of such Fundamental Change or (ii) the consideration in the transaction or event giving rise to such Fundamental Change to the holders of Common Shares consists of cash, securities that are, or immediately upon issuance will be, listed on a national securities exchange or quoted in the Nasdaq National Market (or in the case of securities which are Common Shares in any NASDAQ system or any similar system of automated dissemination of quotations of securities prices), or a combination of cash and such securities, and the aggregate fair market value of such consideration (which, in the case of such securities, shall be equal to the average of the daily Closing Prices of such securities during the 10 consecutive trading days commencing with the sixth trading day following consummation of such transaction or event) is at least 105% of the conversion price of the Debentures in effect on the date immediately preceding the closing date of such transaction or event.

   The right to require the Company to repurchase the Debentures as a result of the occurrence of a Repurchase Event could create an event of default under Senior Indebtedness, as a result of which any repurchase could, absent a waiver, be prevented by the subordination provisions of the Debentures. Failure by the Company to repurchase the Debentures when required will result in an Event of Default with respect to the Debentures whether or not such repurchase is permitted by the subordination provisions. The Company's ability to pay cash to the holders of the Debentures upon a repurchase may be limited by certain financial covenants contained in the Senior Indebtedness. In the event a Repurchase Event occurs and the holders exercise their rights to require the Company to repurchase Debentures, the Company intends to comply with applicable tender offer rules under the Exchange Act, including Rules 13e-4 and 14e-1, as then in effect, with respect to any such purchase. This right to require repurchase would not necessarily afford holders of the Debentures protection in the event of highly leveraged or other transactions involving the Company that may impair the rights of holders of Debentures.

   The effect of these provisions granting the holders the right to require the Company to repurchase the Debentures upon the occurrence of a Repurchase Event may make it more difficult for any person or group to acquire control of the Company or to effect a business combination with the Company and may discourage open market purchases of the Common Shares or a non-negotiated tender or exchange offer for the Common Shares. Accordingly, such provisions may limit a stockholder's ability to realize a premium over the market price of the Common Shares in connection with any such transaction.

SUBORDINATION

   The payment of the principal of, and interest on, the Debentures will, to the extent set forth in the Indenture, be subordinated in right of payment to the prior payment in full of all Senior Indebtedness. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, or marshaling of assets, whether voluntary, involuntary or in receivership, bankruptcy, insolvency or similar proceedings, the holders of all Senior Indebtedness will be first entitled to receive payment in full of cash amounts due or to become due thereon before any payment is made on account of the principal of and premium, if any, or interest on the indebtedness evidenced by the Debentures or on account of any other monetary claims, including such monetary claims as may result from rights of repurchase or rescission, under or in respect of the Debentures, before any payment is made to acquire any of the Debentures for cash, property or securities or before any distribution is made with respect to the Debentures of any cash, property or securities. No payments on account of principal of, sinking fund requirements, if any, or premium, if any, or interest on the Debentures shall be made, and no Debentures shall be redeemed or repurchased, if at the time thereof: (i) there is a default in the payment of all or any portion of the obligations under any Senior Indebtedness; or (ii) there shall exist a default in any covenant with respect to the Senior Indebtedness (other than as specified in clause (i) of this sentence), and, in such event, such default shall not have been cured or waived or shall not have ceased to exist, the Trustee and the Company shall have received written notice from any holder of such Senior Indebtedness stating that no payment shall be made with respect to the Debentures and such default would permit the maturity of such Senior Indebtedness to be accelerated provided that no such default will prevent any payment on, or in respect of, the Debentures for more than 120 days unless the maturity of such Senior Indebtedness has been accelerated (Section 1303).

   The holders of the Debentures will be subrogated to the rights of the holders of the Senior Indebtedness to the extent of payments made on Senior Indebtedness upon any distribution of assets in any such proceedings out of the distributive share of the Debentures (Section 1302).

   By reason of such subordination, in the event of insolvency, creditors of the Company, who are not holders of Senior Indebtedness or of the Debentures, may recover less, ratably, than holders of Senior Indebtedness but may recover more, ratably, than the holders of the Debentures.

   Senior Indebtedness is defined in the Indenture as: (a) the principal of and unpaid interest (whether accruing before or after filing of any petition in bankruptcy or any similar proceedings by or against the Company and whether or not allowed as a claim in bankruptcy or any similar proceeding) on the following, whether heretofore or hereafter created, incurred, assumed or guaranteed: (i) all indebtedness for borrowed money, created, incurred, assumed or guaranteed by the Company (other than indebtedness evidenced by the Debentures and indebtedness which by the terms of the instrument creating or evidencing the same is specifically stated to be not superior in right of payment to the Debentures); (ii) bankers' acceptances and reimbursement obligations under letters of credit; (iii) obligations of the Company under interest rate and currency swaps, caps, floors, collars or similar agreements or arrangements intended to protect the Company against fluctuations in interest or currency rates; (iv) any other indebtedness evidenced by a note or written instrument; and (v) obligations of the Company under any agreement to lease, or lease of, any real or personal property, which obligations are required to be capitalized on the books of the Company in accordance with generally accepted accounting principles then in effect (other than leases which by their terms are specifically stated to be not superior in right of payment to the Debentures), or guarantees by the Company of similar obligations of others; and (b) all deferrals, modifications, renewals or extensions of such indebtedness, and any debentures, notes or other evidence of indebtedness issued in exchange for such indebtedness or to refund the same (Section 101).

   The Debentures are obligations exclusively of the Company. Certain operations of the Company are currently conducted through its subsidiaries, principally MMI (the "Subsidiaries"). The Subsidiaries are separate distinct entities that have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Debentures. In addition, the payment of dividends, interest and the repayment of certain loans and advances to the Company by the Subsidiaries may be subject to certain statutory or contractual restrictions and are contingent upon the earnings of such Subsidiaries.

   The Debentures will be effectively subordinated to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Subsidiaries. In addition, the right of the Company and, therefore, the right of creditors of the Company (including holders of Debentures) to receive assets of any such Subsidiary upon the liquidation or reorganization of any such Subsidiary or otherwise will be effectively subordinated to the claims of the Subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of such Subsidiary, in which case the claims of the Company would still be subordinate to any secured claim on the assets of such Subsidiary and any indebtedness of such Subsidiary senior to that held by the Company.

   At March 31, 1996, Senior Indebtedness and indebtedness of the Subsidiaries aggregated approximately $4,195,000. The Company expects that it and its Subsidiaries will from time to time incur additional indebtedness, including Senior Indebtedness. The Indenture does not prohibit or limit the incurrence, assumption or guarantee by the Company or its Subsidiaries of additional indebtedness, including Senior Indebtedness.

EVENTS OF DEFAULT

   Events of Default under the Indenture are: (i) failure to pay principal of any Debenture when due, whether at maturity, upon redemption or acceleration, or otherwise, whether or not such payment is prohibited by the subordination provisions of the Indenture; (ii) failure to pay any interest on any Debenture when due or within 30 days thereafter, whether or not such payment is prohibited by the subordination provisions of the Indenture; (iii) failure to deposit when due or within 30 days thereafter any sinking fund payment for the Debentures, whether or not such deposits are prohibited by the subordination provisions of the Indenture; (iv) failure to pay any Repurchase Price when due or within 10 days thereafter on any Debenture, whether or not such payments are prohibited by the subordination provisions of the Indenture; (v) failure to perform any other covenant of the Company in the Indenture, which default continues for 60 days after written notice to the Company by the Trustee or to the Company and the Trustee by the holders of not less than 25% in aggregate principal amount of the outstanding Debentures; (vi) default on any indebtedness of the Company or the Subsidiaries in excess of $1,000,000 for borrowed money or on any Senior Indebtedness resulting in such indebtedness being declared due and payable after the expiration of any applicable grace period or becoming due and payable and the holders thereof taking any action to collect such indebtedness; and (vii) certain events in bankruptcy, insolvency or reorganization of the Company or significant Subsidiaries (Section 501). Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee reasonable indemnity (Section
514). Subject to such provisions for the indemnification of the Trustee, the holders of a majority in principal amount of the outstanding Debentures will have the right to determine the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee (Section 512).

   If an Event of Default (other than those relating to certain events of bankruptcy, insolvency and reorganization) shall occur and be continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Debentures may by written notice to the Company and, if applicable, to the Trustee, accelerate the maturity of all Debentures; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding Debentures may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture (Section 502). If an Event of Default occurs by reason of certain events in bankruptcy, insolvency and reorganization, all principal and accrued and unpaid interest due under the Debentures then outstanding shall automatically become immediately due and payable.

   No holder of any Debenture will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default, the holders of at least 25% in aggregate principal amount of the outstanding Debentures shall have made written request and offered reasonable indemnity to the Trustee to institute such proceeding as trustee, the Trustee shall not have received from the holders of a majority in principal amount of the outstanding Debentures a direction inconsistent with such request and the Trustee shall have failed to institute such proceeding within 60 days after such notice (Section 507). However, such limitations do not apply to a suit instituted by a holder of a Debenture for the enforcement or payment of the principal or Repurchase Price of, sinking fund payment for, if any, or interest on such Debenture on or after the respective due dates expressed in such Debenture or of the right to convert such Debenture in accordance with the Indenture (Section 508).

   The Indenture provides that the Trustee shall, within 90 days after a Responsible Officer of the Trustee has actual knowledge of the occurrence of a default (not including any grace period allowed), mail to the holders of the Debentures, as their names and addresses appear on the Debenture Register, notice of all uncured defaults known to it; provided, however, that except in the case of default in the payment of principal or Repurchase Price of, sinking fund payment for or interest on any of the Debentures, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the Debentures (Section 602).

   The Company will be required to furnish to the Trustee annually a certificate with respect to its compliance with the terms, provisions and conditions of the Indenture and as to any default with respect thereto (Section 1004).

OPTIONAL REDEMPTION

   The Debentures are not redeemable prior to ------, 1999. The Debentures will be redeemable, at the Company's option, in whole or from time to time in part, upon not less than 45 nor more than 60 days' notice mailed to each holder of the Debentures at such holder's address appearing in the Debenture Register, on any date on or after ------, 1999, and prior to maturity, at a redemption price equal to 100% of the principal amount thereof plus accrued but unpaid interest to the date fixed for redemption (subject to the right of holders of record on a relevant record date to receive interest due on an Interest Payment Date that is on or prior to the date fixed for redemption) except that the Debentures may not be redeemed prior to maturity unless, for the 20 consecutive trading days immediately preceding the date of the notice of redemption, the Closing Price has equaled or exceeded $------, subject to adjustment in the case of the same events which result in an adjustment of the conversion price.

   For purposes of optional redemption, the "Closing Price" on any trading day shall mean the last reported sales price of the Common Shares, or, in case no such reported sale takes place on such day, the closing bid price of the Common Shares, on the principal national securities exchange on which the Common Shares are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the Nasdaq National Market or NASDAQ, as the case may be, or, if the Common Shares are not listed or admitted to trading on any national securities exchange or quoted on the Nasdaq National Market or NASDAQ, the closing bid price in the over-the-counter market as furnished by any New York Stock Exchange member firm that is selected from time to time by the Company for that purpose and is reasonably acceptable to the Trustee.

   If less than all of the Debentures are to be redeemed, the Trustee, in its discretion, will select those to be redeemed as a whole or in part by such method as the Trustee shall deem fair and appropriate. Notice of redemption will be given to holders of the Debentures to be redeemed by first class mail at their last address appearing on the Debenture Register.

SINKING FUND

   If the Company provides for one or more sinking funds for securities representing indebtedness for money borrowed ranking equal or junior to the Debentures, and such indebtedness has a maturity or weighted average time to maturity which is on or prior to ------, 2003, the Company will provide a sinking fund for the Debentures calculated to retire that amount of Debentures equal to the lesser of (i) the same percentage of outstanding Debentures prior to maturity as the percentage of the principal amount of such other indebtedness to be retired prior to maturity on the same payment schedule as such other indebtedness or (ii) such amount of Debentures necessary to result in the Debentures having the same weighted average time to maturity as other indebtedness. Except as set forth herein with respect to the credit against mandatory sinking fund payments, the redemption price and other terms of the sinking fund applicable to the Debentures shall be the same as those applicable to the relevant indebtedness, except that the redemption price of the Debentures in connection with the sinking fund shall be 100% of the principal amount thereof plus accrued and unpaid interest to the date fixed for redemption. The Company may, at its option, receive credit against mandatory sinking fund payments for the principal amount of (i) Debentures acquired by the Company and surrendered for cancellation, (ii) Debentures previously converted into Common Shares and (iii) Debentures redeemed or called for redemption otherwise than through the operation of the sinking fund.

LIMITATIONS ON DIVIDENDS AND REDEMPTIONS

   The Indenture provides that the Company will not (i) declare or pay any dividend or make any other distribution on any Junior Securities (as described below), except dividends or distributions payable in Junior Securities, or (ii) purchase, redeem or otherwise acquire or retire for value any Junior Securities, except Junior Securities acquired upon conversion thereof into other Junior Securities, or (iii) permit a Subsidiary to purchase, redeem or otherwise acquire or retire for value any Junior Securities, if, upon giving effect to such dividend, distribution, purchase, redemption, retirement or other acquisition, a default in the payment of any principal or Repurchase Price of, sinking fund payment for, if any, premium, if any, or interest on any Debenture shall have occurred and be continuing.

   The term "Junior Securities" means (i) the Common Shares, (ii) shares of any other class or classes of capital stock of the Company, (iii) any other non-debt securities of the Company (whether or not such other securities are convertible into Junior Securities) and (iv) debt securities of the Company (other than Senior Indebtedness and the Debentures) as to which, in the instrument creating or evidencing Senior Indebtedness and the same or pursuant to which the same is outstanding, it is expressly provided that such debt securities are not Senior Indebtedness with respect to, or do not rank pari passu with, the Debentures.

CONSOLIDATION, MERGER AND SALE OF ASSETS

   The Company, without the consent of the holders of any of the Debentures, may consolidate with or merge into any other Person or convey, transfer, sell or lease its assets substantially as an entirety to any Person, provided that: (i) either (a) the Company is the continuing corporation or (b) the corporation or other entity formed by such consolidation or into which the Company is merged or the Person to which such assets are conveyed, transferred, sold or leased is organized under the laws of the United States or any state thereof or the District of Columbia and expressly assumes all obligations of the Company under the Debentures and the Indenture; (ii) immediately after and giving effect to such merger, consolidation, conveyance, transfer, sale or lease no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, under the Indenture shall have occurred and be continuing; (iii) upon consummation of such consolidation, merger, conveyance, transfer, sale or lease, the Debentures and the Indenture will be a valid and enforceable obligations of the Company or such successor Person, corporation or other entity and (iv) the Company has delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer, sale or lease complies with the provisions of the Indenture (Sections 801 and 802).

MODIFICATION AND WAIVER

   Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Debentures; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Debenture affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any Debenture, (ii) reduce the principal amount of any Debenture or reduce the rate or extend the time of payment of interest thereon, (iii) change the place or currency of payment of principal of, or Repurchase Price or interest on, any Debenture, (iv) impair the right to institute suit for. the enforcement of any payment on or with respect to any Debenture, (v) adversely affect the right to convert Debentures, (vi) reduce the percentage of the aggregate principal amount of outstanding Debentures, the consent of the holders of which is necessary to modify or amend the Indenture, or (vii) reduce the percentage of the aggregate principal amount of outstanding Debentures, the consent of the holders of which is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (viii) modify the provisions of the Indenture with respect to the subordination of the Debentures in a manner adverse to the holders of the Debentures or (ix) modify the provisions of the Indenture with respect to the right to require the Company to repurchase Debentures in a manner adverse to the holders of the Debentures (Section 902).

   The holders of a majority in aggregate principal amount of the Outstanding Debentures may, on behalf of all holders of Debentures, waive any past default under the Indenture or Event of Default except a default in the payment of principal or interest on any of the Debentures or in respect of a provision which under the Indenture cannot be modified without the consent of the holder of each outstanding Debenture (Section 902).

DISCHARGE

   The Indenture provides that the Company may discharge its obligations under the Indenture while Debentures remaining outstanding if (i) all outstanding Debentures will become due and payable at their scheduled maturity within one year or (ii) all outstanding Debentures are scheduled for redemption within one year, and in either case the Company has deposited with the Trustee an amount sufficient to pay and discharge all outstanding Debentures on the date of their scheduled maturity or scheduled redemption (Section 401).

GOVERNING LAW

   The Indenture and the Debentures will be governed and construed in accordance with the laws of the State of New York without giving effect to such state's conflicts of laws principles.

INFORMATION CONCERNING THE TRUSTEE

   The Company and its Subsidiaries may maintain deposit accounts and conduct other banking transactions with the Trustee or its affiliates in the ordinary course of business, and the Trustee and its affiliates may from time to time in the future provide the Company and its Subsidiaries with banking and financial services in the ordinary course of their businesses.

                 CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES


   The following summary sets forth the principal U.S. federal income tax consequences of holding and disposing of the Debentures, converting the Debentures into Common Shares, and holding and disposing of Common Shares acquired as a result of the conversion of the Debentures. This summary is based upon laws, regulations, rulings and judicial decisions now in effect, all of which are subject to change, possibly on a retroactive basis. This summary is presented for informational purposes only and relates only to the Debentures or Common Shares into which such Debentures are converted that are held as "capital assets" (generally, property held for investment within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). The summary discusses certain U.S. federal income tax consequences to holders of the Debentures or Common Shares into which such Debentures are converted ("Holders") that are (i) individuals who are citizens or residents of the United States, (ii) corporations or other entities organized under the laws of the United States or a political subdivision thereof, or (iii) estates or trusts, the income of which is includible in gross income for U.S. federal income tax purposes regardless of source. It does not discuss state, local or foreign tax consequences, nor does it discuss tax consequences to categories of Holders that may be subject to special rules, such as tax exempt organizations, insurance companies, financial institutions and dealers in stocks and securities. Tax consequences may vary depending on the particular status of a Holder.

   This summary does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to the decision to purchase the Debentures or to convert the Debentures into Common Shares. Each prospective investor should consult his or her own tax advisor as to the particular tax consequences to such person of purchasing, holding and disposing of the Debentures converting the Debentures into Common Shares, and holding and disposing of Common Shares acquired as a result of the conversion of the Debentures, including the applicability and effect of any state, local or foreign tax laws and any recent proposed changes in applicable tax laws.


STATED INTEREST


   A Holder using the accrual method of accounting for tax purposes generally will be required to include interest in income as such interest accrues with respect to the Debentures, while a cash basis Holder generally will be required to include interest in income when interest payments are received by such Holder with respect to the Debentures, or when the Company makes such interest payments available for receipt.

CONVERSION OF THE DEBENTURES

   Except as otherwise indicated below, no gain or loss will be recognized for U.S. federal income tax purposes upon the conversion of the Debentures into Common Shares. Cash paid in lieu of fractional Common Shares will be taxed as if the fractional Common Shares were issued and then redeemed for cash, generally resulting in capital gains or loss from sale or exchange of such fractional Common Shares. The tax basis of the Common Shares received upon conversion will be equal to the tax basis of the Debentures converted reduced by the portion of such tax basis, if any, allocable to any fractional share interest exchanged for cash. The holding period of the Common Shares received upon conversion will include the holding period of the Debentures converted.

   If at any time the Company makes a distribution of property to its shareholders that would be taxable to such shareholders as a dividend for U.S. federal income tax purposes (e.g., distributions of cash, evidences of indebtedness or assets of the Company, but generally not stock dividends or rights to subscribe for Common Shares) and, pursuant to the anti-dilution provisions of the Indenture, the conversion price of the Debentures is reduced, such reduction will be deemed to be the payment of a stock distribution to Holders equal to the fair market value of additional Common Shares that may be acquired at such conversion price, which will be taxable as a dividend to the extent of the current or accumulated earnings and profits of the Company. To the extent that such deemed stock distribution exceeds the Company's current or accumulated earnings and profits, it will be treated as a tax-free return of capital to the extent of the Holder's tax basis in the applicable Debentures, and then as capital gain. Similarly, if the Company voluntarily reduces the conversion price for a period of time, Holders may, in certain circumstances, have a deemed taxable stock distribution in an amount equal to the fair market value of the additional Common Shares that may be acquired at the reduced conversion price. Holders could, therefore, have taxable income as a result of an event pursuant to which they received no cash or property that could be used to pay the related income tax.

DISPOSITION OF THE DEBENTURES OR COMMON SHARES

   In general, the Holder of the Debentures or, Common Shares into which such Debentures are converted will recognize gain or loss upon the sale, redemption, retirement or other disposition of the Debentures or Common Shares in an amount equal to the difference between the amount of cash and the fair market value of property received (except to the extent attributable to the payment of accrued interest) and the Holder's adjusted tax basis in the Debentures or Common Shares, as the case may be. The Holder's tax basis in the Debentures generally will be such Holder's cost, increased by (i) the amount of accrued market discount a Holder elects to include in income with respect to the Debentures (discussed below) and (ii) the amount of any deemed taxable stock distribution arising from a conversion price adjustment, under the rules described above (see "Conversion of Debentures") and, (iii) the amount of any accrued interest included in income under the Holder's method of accounting (see "Stated Interest"), reduced by (i) any principal payments or payments of stated interest received by such Holder, (ii) the amount of any amortizable bond premium the Holder elects to amortize with respect to the Debentures and (iii) the amount of any deemed taxable stock distribution arising from conversion price adjustment not treated as a dividend or resulting in capital gain under the rules described above (see "Conversion of the Debentures"). As discussed above, a Holder's tax basis in the Common Shares received on conversion will be equal to such Holder's tax basis in the Debentures converted, reduced by the portion of such tax basis, if any, allocable to any fractional share interest exchanged for cash. If a Holder holds the Debentures or Common Shares as a capital asset, gain or loss arising from sale, exchange, redemption or retirement of such Debenture or Common Shares will be capital gain or loss except, in the case of Debentures, to the extent of any accrued market discount (see "Market Discount on Resale"). and such gain or loss will be long-term capital gain or loss if the holding period of either Debentures or Common Shares (including the holding period of Debentures converted into such Common Shares), as the case may be, is more than one year at such time.


MARKET DISCOUNT ON RESALE


   The tax consequences of the sale of the Debentures by a Holder may be affected by the market discount provisions of the Code. Market discount is defined as the excess of a debt instrument's stated redemption price at maturity over the Holder's tax basis in such debt instrument immediately after its acquisition. If the market discount is less than 1/4 th of 1 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity (after the Holder acquired the debt instrument), then the market discount will be considered to be zero.

   If a Holder purchases the Debentures at a market discount and thereafter recognizes gain on their disposition (or the disposition of the Common Shares into which such Debentures are converted) such gain is treated as ordinary interest income to the extent it does not exceed the accrued market discount on such Debentures. In addition, recognition of gain to the extent of accrued market discount may be required in the case of some dispositions which would otherwise be nonrecognition transactions. Unless a Holder elects to use a constant rate method, accrued market discount equals a Debenture's market discount multiplied by a fraction, the numerator of which equals the number of days the Holder holds such Debenture and the denominator of which equals the total number of days following the date the Holder acquires such Debenture up to and including the date of its maturity. If a Holder of the Debentures acquired at a market discount receives a partial principal payment prior to maturity, that payment is treated as ordinary income to the extent of the accrued market discount on the Debentures at the time payment is received. However, when the Holder disposes of the Debentures, the accrued market discount is reduced by the amount of the partial principal payment previously included in income. A Holder that acquires the Debentures at a market discount may be required to defer a portion of any interest expense that may otherwise be deductible on any indebtedness incurred to purchase such Debentures until the Holder disposes of such Debentures in a taxable transaction.

   A Holder that acquired the Debentures at a market discount may elect to include the market discount in income as the discount accrues, either on a ratable basis, or, if elected, on a constant interest rate basis. Once made, the current inclusion election applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service (the "IRS"). If a Holder elects to include the market discount in income as it accrues, the foregoing rules with respect to the recognition of ordinary income on sales and certain other dispositions and with respect to the deferral of interest deductions on related indebtedness, would not apply.


BOND PREMIUM


   If, as a result of a purchase at a premium, a Holder's adjusted tax basis in Debentures exceeds the Debentures' stated redemption price at maturity, such excess may constitute amortizable bond premium. If the Debentures are a capital asset in the hands of the Holder, Section 171 of the Code allows the Holder to elect to amortize any such bond premium under the constant interest rate method as an offset against interest income earned on the Debentures. The amount of amortizable bond premium equals the excess of the Holder's basis (for determining loss on sale or exchange) in the Debentures over the amount payable at maturity or, if it results in a smaller amortizable bond premium, an earlier call date. If a Holder is required to amortize bond premium by reference to such a call date and the Debentures are not in fact called on such date, the remaining unamortized premium must be amortized to a succeeding call date or to maturity.

   A Holder's tax basis in the Debentures must be reduced by the amount of amortized bond premium. An election to amortize bond premium applies to all bonds (other than tax-exempt bonds) held by the Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the Holder and is irrevocable without the consent of the IRS.


BACKUP WITHHOLDING


   Under the "backup withholding" provisions of federal income tax law, the Company, its agent, a broker or any paying agent, as the case may be, will be required to withhold a tax equal to 31% of any payment of (i) principal, premium, if any, and interest on the Debentures, (ii) proceeds from the sale or redemption of the Debentures, (iii) dividends on the Common Shares into which the Debentures are converted and (iv) proceeds from the sale or redemption of such Common Shares, unless the Holder (a) is exempt from backup withholding and, when required, demonstrates this fact to the payor or (b) provides a taxpayer identification number to the payor, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Certain holders (including corporations, tax-exempt organizations and individual retirement accounts are not subject to the backup withholding reporting requirements. Nonresident aliens and foreign entities must submit a statement, signed under penalties of perjury, attesting to that individual's exemption from backup withholding. However, distributions taxable as dividends paid (or deemed paid) to Holders who are nonresident aliens or foreign entities will also be subject to 30% U.S. withholding tax unless a reduced rate of withholding is provided under an applicable treaty. In addition, interest paid to a Holder who is a nonresident alien or foreign entity generally should qualify as "portfolio interest" (assuming the Holder will not own, directly or indirectly, 10% or more of the Common Shares of the Company upon conversion of Debentures) and thus should be exempt from this 30% U.S. withholding tax if the Holder properly certifies as to his foreign status. A Holder of the Debentures or Common Shares that is otherwise required to but does not provide the Company with a correct taxpayer identification number may be subject to penalties imposed by the Code. Any amounts paid as backup withholding with respect to the Debentures or Common Shares will be creditable against the income tax liability of the person receiving the payment from which such amount was withheld. Holders of the Debentures and Common Shares should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.


                         DESCRIPTION OF CAPITAL STOCK
GENERAL

   The authorized capital stock of the Company consists of 20,000,000 Common Shares, par value $.001 per share, of which 7,438,298 shares are outstanding on the date of this Prospectus, and 2,000,000 Preferred Shares, par value $.001 per share, issuable in series, none of which are outstanding.

COMMON SHARES

   Holders of the Common Shares are entitled to one vote for each share held of record by them. The Common Shares have no redemption, preemptive, or sinking fund rights. Holders of the Common Shares are entitled to dividends as and when declared by the Board of Directors from funds legally available therefor and, upon liquidation, dissolution or winding up of the Company, to participate ratably in all assets remaining after payment of all liabilities. The Common Shares are not redeemable and do not have any conversion rights or preemptive rights. All Common Shares issued and outstanding are, and those offered hereby when issued will be, legally issued, fully-paid and non-assessable. See "Dividend Policy."

   Steven Rabinovici, David Jacaruso, Marie Graziosi, Dennis Shields and Dr. Lawrence Shields, the founders of the Company, have entered into a Shareholders' Agreement pursuant to which they have agreed to vote all of their shares, for a period of 10 years, in favor of the election to the Board of Directors of the Company of the nominees approved by the Board and to vote on all other matters in accordance with the recommendations of the Board. Mr. Rabinovici is Chairman of the Board and Chief Executive Officer of the Company, and Mr. Jacaruso is Vice Chairman of the Board and President of the Company. Dr. Shields is the Company's largest shareholder and the father of Dennis Shields who is Executive Vice President and a Director of the Company. Marie Graziosi is the wife of David Jacaruso. Messrs. Rabinovici, Jacaruso and Shields, Ms. Graziosi and Dr. Lawrence Shields beneficially own approximately 41.60% of the Company's outstanding Common Shares and, accordingly, as long as they vote as required by the Shareholders' Agreement, will be in a position to elect all of the persons nominated by the Board of Directors. Further, such control by the founding shareholders could preclude any unsolicited acquisition of the Company and consequently affect the market price of the Common Shares.

PREFERRED SHARES

   The Company's Certificate of Incorporation provides that the Board of Directors of the Company has the authority, without further action by the holders of the outstanding Common Shares, to issue up to 2,000,000 Preferred Shares from time to time in one or more classes or series, to fix the number of shares constituting any class or series and the stated value thereof, if different from the par value, and to fix the terms of any such series or class, including dividend rights, dividend rates, conversion or exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price and the liquidation preference of such class or series. The Company does not have any Preferred Shares outstanding and has no present intention to issue any Preferred Shares. The designations, rights and preferences of any Preferred Shares would be set forth in a Certificate of Designation which would be filed with the Secretary of State of New York.

IPO REPRESENTATIVES' WARRANTS

   In connection with the Company's IPO, it sold to the IPO Representatives, at a price of $.001 per Warrant, 200,000 IPO Representatives' Warrants, entitling the holders thereof to purchase up to 200,000 Common Shares at a purchase price of $10.80 per share for a period of four (4) years commencing one year from the effective date of the IPO, December 28, 1995.

REPORTS

   The Company intends to furnish to its shareholders annual reports containing audited financial statements and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information. In addition, the Company is required to file periodic reports on Forms 8-K, 10-Q and 10-K with U.S. Securities and Exchange Commission and make such reports available to its shareholders.

LIMITATION OF DIRECTORS' LIABILITY; INDEMNIFICATION

   The Company's Certificate of Incorporation limits the liability to the Company of individual directors for certain breaches of their fiduciary duty to the Company. The effect of this provision is to eliminate the liability of directors for monetary damages arising out of their failure, through negligent or grossly negligent conduct, to satisfy their duty of care, which requires them to exercise informed business judgment. The liability of directors under the federal securities laws is not affected. A director may be liable for monetary damages only if a claimant can show a breach of the individual director's duty of loyalty to the Company, a failure to act in good faith, intentional misconduct, a knowing violation of the law, an improper personal benefit or an illegal dividend or stock purchase.

   The Company's Certificate of Incorporation also provides that each director or officer of the Company serving as a director or officer shall be indemnified and held harmless by the Company to the fullest extent authorized by the Business Corporation Law, against all expense, liability and loss (including attorneys fees, judgments, fines, Employee Retirement Income Security Act, excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith.


LISTINGS ON AMERICAN STOCK EXCHANGE

   CMI Common Shares are listed on the American Stock Exchange (the "AMEX") under the symbol "CMI." Application has been made for listing of the Debentures on the AMEX under the symbol "CMI.A."


TRANSFER AGENT AND REGISTRAR


   The transfer agent and registrar for the Common Shares is Continental Stock Transfer and Trust Company, 2 Broadway, New York, NY 10004.

                                 UNDERWRITING


   Subject to the terms and conditions of the Underwriting Agreement among the Company and the Underwriters named below (the "Underwriters"), the Company has agreed to sell to the Underwriters for whom National Securities Corporation is acting as representative (in such capacity, the "Representative"), and the Underwriters have severally and not jointly agreed to purchase the principal amount of Debentures set forth below.


Underwriters                                              Amount of Debentures
- ------------                                              --------------------
National Securities Corporation







         Total                                                   $30,000,000

   The Underwriting Agreement provides that the obligations of the several Underwriters are subject to the approval of certain legal matters by their counsel and various other conditions. The maturing of the Underwriters' obligations are such that they are committed to purchase all of the above Debentures if any are purchased.


   The Company has been advised by the Representative that the Underwriters propose to offer the Debentures to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of ------% of the principal amount of the Debentures. The Underwriters may allow, and such dealers may allow, a concession not in excess of ------% of the principal amount of the Debentures to certain other dealers. After this Offering, the public offering price and concessions and discounts may be changed by the Representative. The Company has granted to the Underwriters an option exercisable during the 45-day period commencing on the date of this Prospectus to purchase from the Company, at the offering price less underwriting discount, up to an aggregate of $4,500,000 principal amount of Debentures for the sole purpose of covering over-allotments, if any. To the extent that the Underwriters exercise the option, each Underwriter will have a firm commitment to purchase approximately the same percentage thereof that the principal amount of Debentures shown in the above table bears to the total shown, and the Company will be obligated, pursuant to the option, to sell such principal amount of Debentures to the Underwriters.

   The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act. The Company has agreed to pay to the Representative a non-accountable expense allowance equal to 2% of the gross proceeds derived from the sale of the Debentures underwritten, $25,000 of which has been advanced.

   In connection with this Offering, the Company has agreed to sell to the Representative, for nominal consideration, warrants (the "Representative's Warrants") to purchase up to an estimated 229,885 Common Shares [i.e. that number of Common Shares as equal 10% of the Common Shares issuable upon conversion of the $30,000,000 face amount of Debentures offered hereby, at an assumed initial conversion price of $13.05 per share] at a price equal to 165% of the market price of the Common Shares on the effective date of this Offering. The Representative's Warrants are exercisable for a period of four years commencing one year from the date of this Prospectus. The Representative's Warrants provide for adjustment in the exercise price of the Representative's Warrants in the event of certain mergers, acquisitions, stock dividends and capital changes. The Representative's Warrants grant to the holders thereof certain rights with respect to the registration under the Securities Act of the securities issuable upon exercise of the Representative's Warrants.


   The foregoing is a summary of the principal terms of the agreements described above and does not purport to be complete. Reference is made to copies of each such agreement which are filed as exhibits to the Registration Statement, of which this Prospectus forms a part. See "Available
Information."

DETERMINATION OF OFFERING PRICE

   Prior to this Offering, there has been no public market for the Debentures. Consequently, the conversion price of the Debentures has been determined by negotiations between the Company and the Underwriters. Fac tors considered in determining the conversion price of the Debentures included the Company's net worth and earnings, the amount of dilution per Common Share issuable upon conversion of the Debentures to the public investors, the estimated amount of proceeds believed by management of the Company to be necessary to accomplish its proposed goals, prospects for the industry in which the Company operates, the present state of the Company's activities and the general condition of the securities markets at the time of this Offering.


                                LEGAL MATTERS

   The validity of the Debentures and the Common Shares issuable upon conversion thereof will be passed upon for the Company by Morse, Zelnick, Rose & Lander, LLP, 450 Park Avenue, New York, New York 10022. Members of the firm beneficially own an aggregate of 116,194 Common Shares. Camhy Karlinsky & Stein LLP, 1740 Broadway, Sixteenth Floor, New York, New York 10019-4315 has acted as counsel to the Underwriters in connection with this Offering.

                                   EXPERTS

   The Consolidated Financial Statements of Complete Management, Inc. and Medical Management, Inc. included in this Prospectus and elsewhere in the Registration Statement, to the extent and for the period indicated in their report, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said report. Reference is made to said report, which includes an explanatory paragraph with respect to the change in accounting for certain receivables as discussed in Note (3) to the MMI financial statements.

   The Financial Statements of Medical Management, Inc. as of December 31, 1994 and for the years ended December 31, 1993 and 1994 appearing in this Prospectus and the Registration Statement of which this Prospectus forms a part have been audited by Ernst & Young LLP, independent auditors as set forth in their report thereon which appear elsewhere herein, and are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                            AVAILABLE INFORMATION

   The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended and, in accordance therewith, files reports and other information with the SEC. Such reports and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. and at the following regional offices of the SEC: New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and Chicago Regional Office, 500 West Madison Street, 14th Floor, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the public reference section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

   This Prospectus does not contain all of the information set forth in the Registration Statement on Form S-l, of which this Prospectus forms a part, and the exhibits thereto which the Company has filed with the SEC under the Securities Act, to which reference is hereby made for further information concerning the Company and the Debentures.

                        INDEX TO FINANCIAL STATEMENTS

                                                                                                          Page
                                                                                                        --------
COMPLETE MANAGEMENT, INC.
   Report of Independent Public Accountants .........................................................      F-2
   Consolidated Balance Sheets as of December 31, 1994 and 1995 .....................................      F-3
   Consolidated Statements of Income for the period from April 1, 1993 to December 31, 1993 and for
     the years ended December 31, 1994 and 1995  ....................................................      F-4
   Consolidated Statements of Stockholders' Equity for the period from April 1, 1993 to
     December 31, 1993 and for the years ended December 31, 1994 and 1995  ..........................      F-5
   Consolidated Statements of Cash Flows for the period from April 1, 1993 to December 31, 1993
     and for the years ended December 31, 1994 and 1995  ............................................      F-6
   Notes to Consolidated Financial Statements .......................................................      F-7
   Interim Consolidated Balance Sheets as of December 31, 1995 and March 31, 1996 (Unaudited) .......     F-18
   Interim Consolidated Statements of Income for the three month periods ended March 31, 1995 and 1996
     (Unaudited)  ...................................................................................     F-19
   Interim Consolidated Statements of Cash Flows for the three month periods ended March 31, 1995
      and 1996 (Unaudited)  .........................................................................     F-20
   Notes to Interim Consolidated Financial Statements (Unaudited) ...................................     F-21

MEDICAL MANAGEMENT, INC.
   Report of Independent Public Accountants .........................................................     F-26
   Report of Independent Auditors ...................................................................     F-27
   Balance Sheets as of December 31, 1994 and 1995 ..................................................     F-28
   Statements of Income for the years ended December 31, 1993, 1994 and 1995 ........................     F-29
   Statements of Stockholders' Equity for the years ended December 31, 1993, 1994 and 1995 ..........     F-30
   Statements of Cash Flows for the years ended December 31, 1993, 1994 and 1995 ....................     F-31
   Notes to Financial Statements ....................................................................     F-32


                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Complete Management, Inc.:
We have audited the accompanying consolidated balance sheets of Complete Management, Inc. (a New York corporation) and subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Complete Management, Inc. and subsidiaries as of December 31, 1994 and 1995, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.




                                                        ARTHUR ANDERSEN LLP
New York, New York
March 26, 1996

                          COMPLETE MANAGEMENT, INC.
                         CONSOLIDATED BALANCE SHEETS
                                    ASSETS

                                                                            December 31,
                                                                            Historical        Proforma
                                                                1994           1995             1995
                                                            ------------   -------------    -------------
                                                                                            (Unaudited)
Current assets:
   Cash .................................................    $       --     $        --     $16,160,038
   Accounts receivable, net of unamortized discount of $971,064
     and $1,307,034  ....................................     4,074,764       5,325,147       5,325,147
   Prepaid expenses and other current assets ............         1,664         356,097         356,097
                                                            ------------   -------------    -------------
    Total current assets ................................     4,076,428       5,681,244      21,841,282
Long-term portion of accounts receivable, net of
   unamortized discount of $508,537 and $603,758 ........     3,604,571       9,559,424       9,559,424
Property and equipment, less accumulated depreciation and
   amortization of $71,708 and $173,483 .................       303,774         400,170         400,170
Deferred registration costs  ............................            --       1,985,446              --
Other assets  ...........................................        24,172         233,777         233,777
                                                            ------------   -------------    -------------
    Total assets  .......................................    $8,008,945     $17,860,061     $32,034,653
                                                            ============   =============    =============

                                  Liabilities and stockholders' equity
Current liabilities:
   Notes payable ........................................    $       --     $ 1,000,000     $ 1,000,000
   Accounts payable and accrued expenses ................       742,252       2,815,718       2,595,756
   Income taxes payable .................................        39,971          39,371          39,371
   Deferred income taxes -- current .....................     1,679,052       1,799,523       1,799,523
   Current portion of long-term debt ....................            --          89,369          89,369
                                                            ------------   -------------    -------------
    Total current liabilities ...........................     2,461,275       5,743,981       5,524,019
Deferred income taxes -- non-current  ...................     1,694,148       4,435,776       4,435,776
Long-term debt  .........................................            --         228,534         228,534
Deferred rent  ..........................................            --         121,595         121,595
Commitments and contingencies (Note 11)
Stockholders' equity:
   Preferred stock, $.001 par value:
     Authorized, 2,000,000 shares
     Issued and outstanding, none  ......................            --              --              --
   Common stock, $.001 par value:
     Authorized, 20,000,000 shares
     Issued and outstanding, 2,952,795 shares at
        December 31, 1994 and 2,980,573 shares
        at December 31, 1995 ............................         2,953           2,981           4,981
   Paid-in capital ......................................            --         249,972      14,642,526
   Retained earnings ....................................     3,850,569       7,077,222       7,077,222
                                                            ------------   -------------    -------------
     Total stockholders' equity  ........................     3,853,522       7,330,175      21,724,729
                                                            ------------   -------------    -------------
          Total liabilities and stockholders' equity  ...    $8,008,945     $17,860,061     $32,034,653
                                                            ============   =============    =============

The accompanying notes are an integral part of the consolidated financial statements.

                          COMPLETE MANAGEMENT, INC.
                      CONSOLIDATED STATEMENTS OF INCOME


                                                  Period from
                                                April 1, 1993 to      Year ended December 31,
                                                  December 31,     ------------------------------
                                                      1993             1994             1995
                                                ----------------   -------------    -------------
Revenue:
   From a related party .....................      $5,282,614       $10,654,298     $12,293,830
   Interest discount ........................        (864,664)       (1,743,900)     (2,016,357)
                                                ----------------   -------------    -------------
Net revenue  ................................       4,417,950         8,910,398      10,277,473
                                                ----------------   -------------    -------------
Cost of revenue  ............................       1,102,900         1,948,755       2,771,256
General and administrative expenses  ........       1,482,653         2,374,695       2,863,806
Fees paid to related parties  ...............         204,529           196,627         109,975
                                                ----------------   -------------    -------------
                                                    2,790,082         4,520,077       5,745,037
                                                ----------------   -------------    -------------
Operating income  ...........................       1,627,868         4,390,321       4,532,436
Interest discount included in income  .......         206,981           921,977       1,585,171
Interest expense  ...........................              --                --         (45,502)
Other income  ...............................          61,723            54,870          16,048
                                                ----------------   -------------    -------------
Income before provision for income taxes  ...       1,896,572         5,367,168       6,088,153
Provision for income taxes  .................         890,729         2,522,442       2,861,500
                                                ----------------   -------------    -------------
Net income  .................................      $1,005,843       $ 2,844,726     $ 3,226,653
                                                ================   =============    =============
Net income per share  .......................      $     0.34       $      0.95     $      1.08
                                                ================   =============    =============
Weighted average number of shares outstanding       2,980,573         2,980,573       2,980,573
                                                ================   =============    =============


The accompanying notes are an integral part of the consolidated financial statements.

                          COMPLETE MANAGEMENT, INC.
               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                       Preferred     Common       Paid-in        Retained
                                         Stock       Stock        Capital        Earnings          Total
                                      -----------   --------    -------------   ------------   -------------
Issuance of 2,952,795 shares of common
  stock at $.001 par value ........      $  --       $2,953     $        --     $       --      $     2,953
Net income from April 1, 1993 to December
  31, 1994 ........................         --           --              --      1,005,843        1,005,843
                                      -----------   --------    -------------   ------------   -------------
Balance at December 31, 1993  .....         --        2,953              --      1,005,843        1,008,796
Net income for the year ended December
  31, 1994 ........................         --           --              --      2,844,726        2,844,726
                                      -----------   --------    -------------   ------------   -------------
Balance at December 31, 1994  .....         --        2,953              --      3,850,569        3,853,522
Issuance of 27,778 shares of common
  stock at $.001 par value to secured
  lenders .........................         --           28         249,972             --          250,000
Net income for the year ended December
  31, 1995 ........................         --           --              --      3,226,653        3,226,653
                                      -----------   --------    -------------   ------------   -------------
Balance at December 31,1995  ......      $  --       $2,981     $   249,972     $7,077,222      $ 7,330,175
                                      ===========   ========    =============   ============   =============
Pro Forma Adjustments:
Historical balance at December 31, 1995  $  --       $2,981     $   249,972     $7,077,222      $ 7,330,175
Issuance of 2,000,000 shares of common
  stock at $.001 par value, net of
  registration costs ..............         --        2,000      14,392,554             --       14,394,554
                                      -----------   --------    -------------   ------------   -------------
Balance at December 31, 1995  .....      $  --       $4,981     $14,642,526     $7,077,222      $21,724,729
                                      ===========   ========    =============   ============   =============


The accompanying notes are an integral part of the consolidated financial statements.

                          COMPLETE MANAGEMENT, INC.
                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                             Period from
                                                           April 1, 1993 to
                                                             December 31,        Year ended December 31,
                                                           ----------------  ------------------------------
                                                                 1993             1994             1995
                                                           ----------------   -------------    -------------
Operating activities
Net income  ............................................     $ 1,005,843       $ 2,844,726     $ 3,226,653
Adjustments to reconcile net income to net cash provided
by operating activities:
   Depreciation and amortization .......................          16,914            54,794         101,775
   Discount of accounts receivable, net of amortization .        657,683           821,918         431,191
   Provision for deferred income taxes .................         850,100         2,523,100       2,862,099
   Amortization of prepaid insurance ...................              --                --          24,306
   Amortization of original issue discount .............              --                --          12,500
   Changes in operating assets and liabilities:
     Accounts receivable  ..............................      (2,622,777)       (6,536,159)     (7,636,427)
     Prepaid expenses and other current assets  ........          (2,739)            1,075            (266)
     Accounts payable and accrued expenses  ............         194,755           402,846       1,945,655
     Income taxes payable  .............................          40,629              (658)           (600)
     Other assets  .....................................         (23,092)           (1,080)           (578)
     Deferred rent  ....................................              --                --         121,595
                                                           ----------------   -------------    -------------
Net cash provided by operating activities  .............         117,316           110,562       1,087,903
                                                           ----------------   -------------    -------------
Investing activities
Purchase of property and equipment  ....................        (182,516)         (192,966)       (177,768)
                                                           ----------------   -------------    -------------
Net cash used in investing activities  .................        (182,516)         (192,966)       (177,768)
                                                           ----------------   -------------    -------------
Financing activities
Deferred registration costs  ...........................              --                --      (1,985,446)
Proceeds from issuance of notes payable  ...............              --                --       1,000,000
Bank overdraft  ........................................          62,247            82,404          75,311
Issuance of common stock  ..............................           2,953                --              --
                                                           ----------------   -------------    -------------
Net cash provided by (used in) financing activities  ...          65,200            82,404        (910,135)
                                                           ----------------   -------------    -------------
Net increase (decrease) in cash  .......................              --                --              --
Cash at the begining of the period  ....................              --                --              --
                                                           ----------------   -------------    -------------
Cash at the end of the period  .........................     $        --       $        --     $        --
                                                           ================   =============    =============
Supplemental disclosures of cash flow information
Cash paid during the first year
   Interest ............................................     $        --       $        --          21,233
   Taxes ...............................................              --                --              --
Non-cash financing activities:
 Issuance of common stock  .............................              --                --         250,000



The accompanying notes are an integral part of the consolidated financial statements.

                          COMPLETE MANAGEMENT, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            FOR THE PERIOD FROM APRIL 1, 1993 TO DECEMBER 31, 1993
                AND THE YEARS ENDED DECEMBER 31, 1994 AND 1995

1. DESCRIPTION OF BUSINESS

     Complete Management, Inc. (the "Company"), a New York corporation, was incorporated on December 30, 1992, and commenced operations on April 1, 1993. The Company had no operations from the time of its incorporation through March 31, 1993. The Company provides comprehensive management services primarily to high volume medical practices in New York State. The Company's services include development, administration and leasing of medical offices and equipment, staffing and supervision of non-medical personnel, accounting, billing and collection, and development and implementation of practice growth and marketing strategies.

     In April 1993, the Company commenced servicing its initial client, Greater Metropolitan Medical Services', a multi-site medical practice in the New York metropolitan area (the "PC" or "GMMS"). The PC, at December 31, 1994, was wholly owned by a physician stockholder (95% owned effective July 1995) who is a neurologist and also founder and principal stockholder of the Company. All of the Company's net revenues in 1993, 1994 and 1995, were earned under a management contract with the PC and a substantial part of that growth in the Company's business is a direct result of comparable growth of the PC. While the Company expects to continue to market to other potential clients, it expects that its relationship with the PC will be a dominant factor in its business for the foreseeable future. There is no assurance however, that future relationships will produce similar results of operations as currently experienced by the Company under this arrangement with the PC. The continued vitality of the PC is subject to numerous risks, including its continued ability to retain its key medical personnel, malpractice claims and regulatory compliance (see Note 12 for additional related party information).

2. SIGNIFICANT ACCOUNTING POLICIES

   Principles of Consolidation and Preparation of Financial Statements

     The consolidated financial statements include the accounts of the Company and subsidiaries. All significant inter-company balances and transactions have been eliminated in consolidation.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Revenue Recognition

     Fee revenue is recognized based upon a contractual agreement for management services rendered by the Company. The Company's agreement with the PC stipulated a fee for services rendered to be a fixed annual amount. This annual fee was billed ratably over the year. In July 1995, the Company re-negotiated this contract effective April 1, 1995 and entered into a thirty year agreement ending in June 2025. The fees are primarily calculated on a cost-plus basis, including an allocation for Company-wide overhead, as in the case of personnel, space, supplies, etc., and/or activity based efforts at pre-determined rates per unit of activity such as consulting and collection. All fees are re-negotiable at the second anniversary of this agreement and each year thereafter. This contract may be renewed for additional six-five year periods at the option of either party (see Note 12).

     Due to the long term collection cycle associated with assigned receivables from the PC (as described in Note 3), these receivables are discounted using the Company's incremental borrowing rate and management's estimate of the collection cycle.

     GMMS is a multi-specialty medical practice group which provides evaluations, diagnoses and treatment in the New York metropolitan area. Currently, the practice's primary medical focus is to treat patients with injury- related conditions who carry insurance with various insurance carriers under the workers' compensation and no-fault guidelines.

                           COMPLETE MANAGEMENT, INC.
           Notes to Consolidated Financial Statements - (Continued)
            For the period from April 1, 1993 to December 31, 1993
                and the years ended December 31, 1994 and 1995

2. SIGNIFICANT ACCOUNTING POLICIES  - (Continued)

     The following "unaudited" tabulation sets forth the operating results of the GMMS for the years ended December 31, 1993, 1994 and 1995. GMMS is an entity separate from CMI and the amounts reflected below are not included in the results of operations of CMI, except for the portion of the management fee related to CMI.
                                        Year Ended
                                       December 31,
                                           1993
                      ---------------------------------------------
                          General
                          Medical       Diagnostic        Total
Unaudited:               Services        Imaging           GMMS
                       -------------   ------------    -------------
Services rendered  .    $ 9,414,011     $3,855,618     $13,269,629
Contractural
  allowances .......     (1,849,637)      (107,000)     (1,956,637)
Net medical service
  fee ..............      7,564,374      3,748,618      11,312,992
Less expenses:
   Medical personnel
     payroll  ......      1,205,684        429,793       1,635,477
   Other ...........        319,622         40,196         359,818
                       -------------   ------------    -------------
     Total expenses .     1,525,306        469,989       1,995,295
                       -------------   ------------    -------------
   Owner physicians
     payroll and
     entity income .        756,454         --             756,454
   Management fee ..    $ 5,282,614     $3,278,629     $ 8,561,243
                       =============   ============    =============

                                       Year Ended                                        Year Ended
                                      December 31,                                      December 31,
                                          1994                                              1995
                     ---------------------------------------------      ---------------------------------------------
                        General                                             General
                        Medical        Diagnostic        Total               Medical     Diagnostic         Total
Unaudited:              Services        Imaging          GMMS               Services       Imaging          GMMS
                      -------------   ------------   -------------       -------------   ------------   -------------
Services rendered  .  $15,873,681      $6,362,166     $22,235,847        $17,324,953     $6,685,483      $24,010,436
Contractural
  allowances .......   (2,243,719)       (502,000)     (2,745,719)        (2,037,223)      (302,297)      (2,339,520)
Net medical service
  fee ..............   13,629,962       5,860,166      19,490,128         15,287,730      6,383,186       21,670,916
Less expenses:
   Medical personnel
     payroll  ......    1,418,973         665,695       2,084,668          1,969,157        371,148        2,340,305
   Other ...........      474,998           1,177         476,175            502,367         22,186          524,553
                      -------------   ------------   -------------       -------------   ------------   -------------
     Total expenses .   1,893,971         666,872       2,560,843          2,471,524        393,334        2,864,858
                      -------------   ------------   -------------       -------------   ------------   -------------
   Owner physicians
     payroll and
     entity income .    1,081,693          --           1,081,693            522,376         --              522,376
   Management fee ..  $10,654,298      $5,193,294     $15,847,592        $12,293,830     $5,989,852      $18,283,682
                      =============   ============   =============       =============   ============   =============

RELATIONSHIP BETWEEN THE COMPANY AND THE GMMS (UNAUDITED)

   General

   GMMS' operations are limited to the following activities:

   1) Rendering services to patients;
   2) Payment of compensation to both the owner physician and other medical personnel; and
   3) Payment of miscellaneous expenses incidental to the rendering of the medical service.

   As more fully discussed below, the Company's operations as they relate to GMMS include the following activities:

   1) Patient scheduling, record transcription, non-clinical intake examination, and insurance verification;
   2) Billing and collection for all patient medical services rendered; and
   3) Any other activity necessary to ensure the proper delivery of medical services.

   Economics

   Because the activities of GMMS are limited to the rendering of medical services, its principal asset is the accounts receivable due from third-party payors and/or its patients (minimal services are paid for by the patient at the time service is rendered). Further, substantially all of the non-clinical activities of GMMS, as defined by the management agreement, are performed by the Company (whose activities are fully discussed above and elsewhere in this annual report) and its principle liability is the amount due to the owner physician and other medical personnel for services and the fee due under the management agreement.

   The above tabulation reflects those dynamics in that revenue generated by GMMS in the amount of $13,269,629, $22,235,847 and $24,010,436 for the years ended December 31, 1993, 1994 and 1995, respectively, have been allocated to the owner physician, medical personnel, other medical expenses or management fee.

                           COMPLETE MANAGEMENT, INC.
           Notes to Consolidated Financial Statements - (Continued)
            For the period from April 1, 1993 to December 31, 1993
                and the years ended December 31, 1994 and 1995

2. SIGNIFICANT ACCOUNTING POLICIES  - (Continued)

   Finally, because the management fee is paid through an assignment of the accounts receivable and the doctors' compensation is paid currently, GMMS' cash flow is principally a pass through of cash received for the delivery of services rendered and cost of those services.

   Financial Statements of GMMS

   Audited financial statements have not been presented because management believes that audited financial statements of GMMS would not provide any additional information that would be meaningful in the evaluation of the Company's financial position, results of operations, and cash flows, because GMMS' balance sheets are prepared on the accrual basis and include a very limited amount of accounts receivable, and immaterial liabilities for miscellaneous costs not paid due to the timing of cash flows. Further, its statements of operations would reflect three components: revenues, compensation to owner physician and medical personnel and management fee, which information is presented in substantially that form in the above tabulation. Finally, GMMS as an entity is merely a conduit which distributes all cash for compensation of the medical professionals.

   Depreciation and Amortization

   Medical equipment, office furniture and computer and telephone equipment are depreciated on the straight- line basis over the estimated useful lives of the assets (5 to 7 years). Leasehold improvements are amortized over the shorter of the term of the lease or the life of the asset.

   Long-lived Assets

   The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing this review the Company estimates the future cash flows expected to result from the use of the asset and its eventual disposition.

   Income Taxes

   Income taxes are determined under the liability method as required by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). Under SFAS 109, deferred tax assets and liabilities are determined based upon differences between the financial reporting and the tax basis of assets and liabilities.

   Earnings Per Share

   Net income per common share has been computed by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding during the periods, retroactively adjusted to reflect the stock split (see Note 4), and the issuance of shares in connection with the Secured Notes (see Note 7). Such shares have been outstanding for all periods presented.

3. ACCOUNTS RECEIVABLE

     The Company takes ownership on a recourse basis of receivables generated by the PC's medical practice from third-party payors with a net collectible value equal to the then current management fee owed to the Company. These third-party payors are billed at negotiated rates and are principally insurance carriers. Payment from these sources generally have long collection cycles. To the extent any receivables assigned to the Company are disputed and/or referred to arbitration proceedings, such receivables are immediately substituted under the recourse arrangements between the PC and the Company. In the event that the laws and regulations establishing these third-party payors are amended, rescinded or overturned with the effect of eliminating this system of payment reimbursement for injured parties, the ability of the Company to market its management services could be affected.

                           COMPLETE MANAGEMENT, INC.
           Notes to Consolidated Financial Statements - (Continued)
            For the period from April 1, 1993 to December 31, 1993
                and the years ended December 31, 1994 and 1995

3. ACCOUNTS RECEIVABLE  - (Continued)

     Collection by the Company of its accounts receivable may be impaired by the uncollectibility of medical fees from third-party payors. The PC is liable to the Company for payment of its fees regardless of whether payment is received for medical services. The Company takes ownership on a recourse basis of client receivables on amounts equal to the net collectible value of the then current management fee. The Company has historically experienced delays in collecting from third-party payors. Many third-party payors, particularly insurance carriers covering automobile no-fault and workers' compensation claims refuse, as a matter of business practice , to pay claims unless submitted to arbitration, and then further defer payment until or near the date of a scheduled arbitration hearing, generally not to exceed three years after the submission of a fully documented medical claim. As a result of such delayed payment, the Company requires more capital to finance its receivables than businesses with a shorter receivable payment cycle. Further, third-party payors may reject medical claims if, in their judgment, the procedures performed were not medically necessary or if the charges exceed such payors allowable fee standards. Finally, the application forms required by third-party payors for payment of claims are long, detailed and complex and payments may be delayed or refused unless such forms are properly completed. Nevertheless, although the Company takes all legally available steps, including legally prescribed arbitration, to collect the receivables generated by the PC, there is a risk that some of those receivables may not be collected, which may impede the ability of the PC to pay in full all amounts owed by them to the Company. Accordingly, the collection cycle tends to be long-term in nature. The Company assesses the recoverability of its accounts receivable at a minimum, but no less than, quarterly, and may, on a calendar quarter basis, exchange receivables, at its sole discretion, without limitations or conditions which it deems uncollectible within a period of time, for newly generated receivables. The PC has receivables substantially in excess of the amounts owed the Company after giving effect to their collectibility. The Company has not had to exercise such option with respect to any receivables assigned to it for periods ended December 31, 1993, 1994 and 1995.

     Periodically, the Company reviews all third-party payor receivables prior to acceptance for payment of its fee in order to determine those amounts that are potentially impaired as a result of disputes, billing differences and length of time outstanding. Those amounts deemed to be impaired are subtracted from the total third-party payor receivables that are available for payment to the Company. This factor, along with the fact that the PC assigns its receivables to the Company on a full recourse basis in payment of its fees, indicates that recognition for bad debts are not required.

     Management has determined, based on actual results and industry factors, that these receivables have a collection cycle of approximately three years, and accordingly, have been reflected in the accompanying financial statements on a discounted basis (12% per annum, which is management's estimate of its incremental borrowing rate for the period of April 1, 1993 through December 31, 1995). Management believes that its experience and that of the Company is a good indication of the timing of the collection process. Because numerous factors affect the timing and the manner in which these receivables are collected (i.e., government regulations, etc.) it is the Company's policy to periodically assess the collection of its receivables. As a result, the Company's estimate of its incremental borrowing rate and collection period may change.

4. STOCKHOLDERS' EQUITY

   Recapitalization

     In December 1995, the Company increased its authorized common stock from 1,000 shares $.001 par value to 20,000,000 shares in addition to authorizing 2,000,000 shares of preferred stock with a par value of $.001. Prior thereto, there had been no authorized preferred stock.

     On December 21, 1995 the Company declared a 4921.3243 to 1 stock split in the form of a stock dividend. After the split, all presently outstanding shares of the Company, other than shares issued to the Secured Lend

                           COMPLETE MANAGEMENT, INC.
           Notes to Consolidated Financial Statements - (Continued)
            For the period from April 1, 1993 to December 31, 1993
                and the years ended December 31, 1994 and 1995

4. STOCKHOLDERS' EQUITY  - (Continued)

ers, plus shares issuable to the principal stockholders of the Company in connection with the merger of Medical Management, Inc. ("MMI") into a wholly-owned subsidiary of CMI (the "Merger") aggregated 4,000,000 shares (See
Note 13). All outstanding shares and per share amounts included in the accompanying financial statements have been retroactively adjusted to reflect the stock split.

   Stock Option Plan

     The Financial Accounting Standards Board has issued Statement of Accounting Standard 123 "Accounting for Stock-based Compensation" (SFAS 123). This statement establishes financial accounting and reporting standards for stock-based employee compensation plans. The accounting requirements of SFAS 123 are effective for transactions entered into in fiscal years that begin after December 15, 1995, though they may be adopted upon issuance. The disclosure requirements of SFAS 123 are effective for financial statements for fiscal years beginning after December 15, 1995. Management believes the adoption of this statement would have had no material effect on the financial statements.

     In May 1995, the Company adopted the 1995 Stock Option Plan (the "Plan") covering up to 700,000 shares of the Company's common stock, pursuant to which, officers, directors and key employees of the Company and consultants to the Company are eligible to receive incentive and/or non-incentive stock options. The Plan, which expires on May 14, 2005, will be administered by the Board of Directors of the Company or a committee designated by it. Incentive stock options granted under the Plan are exercisable for a period of up to ten years from the date of the grant, at an exercise price not less than the fair market value at the date of the grant, except that the term of the incentive options granted under the Plan to a stockholder owning more than 10% of the outstanding common stock of the Company may not exceed five years.

     The Company has reserved 700,000 shares of its stock for the future grant or exercise of options. During 1995 the Company granted 400,000 shares under the plan at an exercise price of $9.00 per share.

5. PROPERTY AND EQUIPMENT

   Property and equipment consist of the following:

                                                          December 31,
                                                    --------------------------
                                                      1994            1995
                                                    ----------     -----------
Medical equipment  ............................     $ 82,091       $  83,986
Leasehold improvements  .......................       62,165         169,124
Office furniture  .............................      104,220         140,120
Computer and telephone equipment  .............      127,006         157,666
Motor vehicle  ................................           --          22,757
                                                    ----------     -----------
                                                     375,482         573,653
Less: accumulated depreciation and amortization      (71,708)       (173,483)
                                                    ----------     -----------
Net property and equipment  ...................     $303,774       $ 400,170
                                                    ==========     ===========


6. ACCOUNTS PAYABLE AND ACCRUED EXPENSES
   Accounts payable and accrued expenses consist of the following:

                                                          December 31,
                                                   ---------------------------
                                                     1994             1995
                                                   ----------      -----------
Accounts payable  ...........................      $401,771        $  932,862
Accruals and other current liabilities  .....       107,777         1,531,684
Due to affiliate  ...........................        88,053           131,210
Bank overdraft  .............................       144,651           219,962
                                                   ----------      -----------
 Total accounts payable and accrued expenses .     $742,252        $2,815,718
                                                   ==========      ===========

                           COMPLETE MANAGEMENT, INC.
           Notes to Consolidated Financial Statements - (Continued)
            For the period from April 1, 1993 to December 31, 1993
                and the years ended December 31, 1994 and 1995

7. NOTES PAYABLE

     In September and October 1995, the Company borrowed an aggregate of $1,000,000 secured by all assets from three lenders (the "Secured Lenders"); $400,000 from InterEquity Capital Partners ("IECP") and $300,000 each from Astro Communications, Inc. and William Harris & Company Employee Profit Sharing Trust. The loans were evidenced by secured notes (the "Secured Notes") which were due on the earlier of the consummation of the Initial Public Offering ("IPO") or five years following their issuance. The Secured Note to IECP carried interest at the rate of 12% per annum for the first six months, thereafter at 14% until maturity. The other Secured Notes carried interest at 14% from issuance. In addition, the Company paid IECP a processing fee of $12,500 and reimbursed it for costs of approximately $20,000, which were charged to operations in the period paid. In connection with execution of the Secured Notes, the Company issued to the Secured Lenders 27,778 common shares which have an aggregate value of $250,000 (this original issue discount was charged to operations over the term of the loan; $12,000 in 1995 and the balance when the loans were paid in full) when valued at the IPO price of $9.00 per share (See Note 13). The unamortized portion of the discount of $237,500 at December 31, 1995 is classified as prepaid and other current assets on the accompanying balance sheet. Each loan was pre-payable at any time by the Company without fees, except for a prepayment fee in the case of the loan from IECP, declining from 5% in the first year to 1% in the fifth year, provided that no prepayment fee was due if the loan was prepaid from the proceeds of the IPO or upon the exercise of the call. The loan from IECP was superior to the loans from the other Secured Lenders in right of payment and security. The loans were paid in full in January 1996 from the proceeds of the IPO.

8. LONG-TERM DEBT
   Long-term debt consists of the following:

                                                                          1994       1995
                                                                         ------    ----------
Note payable to a finance company for a three year liability insurance policy covering the Company's directors and officers.
The Company is required to remit thirty monthly payments of
$12,379 (including principal and interest) commencing in March
1996, with annual interest at 5.45%  .....................               $  --     $297,500
Note payable to a finance company for the purchase of a 1995 motor vehicle. The Company is required to remit forty-eight
monthly payments of $524 (including principal and interest)
commencing in December 1995, with annual interest at 9.75%                  --       20,403
                                                                         ------    ----------
                                                                                    317,903
Less: current portion  ...................................                  --       89,369
                                                                         ------    ----------
 Total long-term debt  ...................................               $  --     $228,534
                                                                         ======    ==========
At December 31, 1995, future payments for long-term debt were approximately as follows:
Year ended December 31,
     1996  ...............................................   $ 89,369
     1997  ...............................................    124,909
     1998  ...............................................     98,133
     1999  ...............................................      5,492
                                                             ---------
                                                             $317,903
                                                             =========

                           COMPLETE MANAGEMENT, INC.
           Notes to Consolidated Financial Statements - (Continued)
            For the period from April 1, 1993 to December 31, 1993
                and the years ended December 31, 1994 and 1995

9. COST OF REVENUE

   Cost of revenue consists of the following:

                                 Period from
                               April 1, 1993 to
                                 December 31,       Year Ended December 31,
                                                  ----------------------------
                                     1993             1994           1995
                               ----------------    ------------   ------------
Compensation/temporary held .     $  834,528       $1,396,413     $1,954,208
Equipment  .................         114,167          191,441        147,439
Medical supplies  ..........          52,510          111,038         85,123
Transcription fees  ........          60,783          157,970        286,852
Insurance  .................          40,912           91,893        297,634
                               ----------------    ------------   ------------
 Total cost of revenue  ....      $1,102,900       $1,948,755     $2,771,256
                               ================    ============   ============


10. INCOME TAXES

     The provision for income taxes on income for the period from April 1, 1993 to December 31, 1993, and for the years ended December 31, 1994 and 1995, differs from the amount computed by applying the federal statutory rate due to the following:

                                                   Period from
                                                 April 1, 1993 to      Year Ended
                                                   December 31,       December 31,
                                                 ----------------   ----------------
(in percentages)                                       1993          1994     1995
- ----------------                                 ----------------   ------    ------
Statutory federal income tax rate  ...........         34.0          34.0     34.0
State and local taxes, net of federal benefit .        12.9          12.9     12.9
Other  .......................................          0.1           0.1      0.1
                                                 ----------------   ------    ------
 Total  ......................................         47.0          47.0     47.0
                                                 ================   ======    ======

   Income tax expense consists of the following:

                         Period from
                       April 1, 1993 to
                         December 31,             Year Ended December 31,
                       ----------------        --------------------------------
                             1993                 1994               1995
                       ----------------        ------------       ------------
Current:
   Federal .....           $ 20,500            $   (6,600)        $  (69,500)
   State and local           20,129                 5,942             13,300
                       ----------------        ------------       ------------
                             40,629                  (658)           (56,200)
                       ----------------        ------------       ------------
Deferred:
   Federal .....            514,500             1,544,600          1,778,500
   State and local          335,600               978,500          1,139,200
                       ----------------        ------------       ------------
                            850,100             2,523,100          2,917,700
                       ----------------        ------------       ------------
     Total .....           $890,729            $2,522,442         $2,861,500
                       ================        ============       ============


                           COMPLETE MANAGEMENT, INC.
           Notes to Consolidated Financial Statements - (Continued)
            For the period from April 1, 1993 to December 31, 1993
                and the years ended December 31, 1994 and 1995

10. INCOME TAXES  - (Continued)

   Deferred income taxes are the result of temporary differences between the carrying amounts of assets and liabilities on the accrual basis used for financial statement reporting purposes and the cash basis used for income tax reporting. These temporary differences primarily affect accounts receivable at December 31, 1994 and 1995. The classification of deferred income taxes has been determined based upon the collection cycle of accounts receivable (as more fully described in Note 3) estimated to be approximately three years. Accordingly, deferred income tax liabilities have been accrued at the effective tax rate of 47.0%. The following sets forth the components of deferred tax liabilities.

                                                 Year Ended December 31,
                                          -----------------------------------
                                               1994                  1995
                                           ------------           ------------
Current:
   Accounts receivable ..........           $2,371,539            $3,117,125
   Less: Discount ...............             (456,400)             (614,306)
   Accounts payable .............             (236,087)             (641,821)
   Original issue discount ......                   --                (5,875)
   Net operating loss carry forward                 --               (55,600)
                                           ------------           ------------
Non-current:
   Accounts receivable ..........            1,933,161             4,776,693
   Less: Discount ...............             (284,013)             (283,766)
   Deferred rent ................                   --               (57,151)
                                           ------------           ------------
    Total non-current ...........            1,649,148             4,435,776
                                           ------------           ------------
     Total ......................           $3,328,200            $6,235,299
                                           ============           ============


   The Company currently utilizes the cash basis method of accounting for tax reporting purposes. This method allows the Company to defer recognition of income for tax purposes until the actual collection of cash. Beginning with calendar year 1997, the Company will be required to change to the accrual method of accounting for tax purposes. As a result of this change the Company will be unable to defer payment of taxes on reported income earned in 1997 and beyond. The tax relating to untaxed accrual basis income at December 31, 1996 will be payable over a minimum three year period beginning in 1997.

11. COMMITMENTS AND CONTINGENCIES

     The Company leases various medical and office equipment ranging in terms from one to four years, the last to expire in June 1999. Equipment rental amounted to approximately $104,000, $141,000 and $126,000, respectively, for the period from April 1, 1993 to December 31, 1993 and for the years ended December 31, 1994 and 1995.

     The Company leases nine offices in the New York metropolitan area with remaining terms ranging from two months to approximately seven years, the last to expire in August 2002. The leases generally require the Company to pay for increases in real estate taxes and operating costs in addition to minimum rentals. Rent expense recorded on a straight-line basis is over the full terms of the leases, was approximately $185,000, $356,000 and $603,000, respectively, for the period from April 1, 1993 to December 31, 1993 and the years ended December 31, 1994 and 1995.

                           COMPLETE MANAGEMENT, INC.
           Notes to Consolidated Financial Statements - (Continued)
            For the period from April 1, 1993 to December 31, 1993
                and the years ended December 31, 1994 and 1995

11. COMMITMENTS AND CONTINGENCIES  - (Continued)

     Future minimum lease payments under the above leases, excluding real estate taxes and operating cost escalations, are as follows:

 Year Ending December 31:
   1996 ......................                                    $  571,000
   1997 ......................                                       471,000
   1998 ......................                                       392,000
   1999 ......................                                       157,000
   2000 ......................                                       154,000
   Thereafter ................                                       449,000
                                                                  ------------
    Total minimum lease payments                                  $2,194,000
                                                                  ============

   Other income included in the statements of income represents sub-rental income received on a monthly basis which was discontinued during 1994.

   During the latter part of 1995 and early 1996 the Company entered into a series of employment agreements with its Chief Executive Officer and certain other Officers and key employees. The agreements have a term of approximately 3 years expiring in 1999 with an aggregate annual compensation of approximately $1,500,000. In addition and in connection with the execution of these agreements, the Company intends to grant approximately 325,000 options at the then fair market value, certain of which will be subject to shareholder approval.

   As of December 8, 1995 an Omnibus Settlement Agreement (the "Settlement Agreement") was entered into among CMI, MMI, Steven Rabinovici, David Jacaruso, Dennis Shields, Dr. Lawrence Shields (the "Interested Shareholders") and Gail Shields ("Ms. Shields"), the former wife of Dr. Lawrence Shields. Under the terms of the Settlement Agreement, as revised on December 21, 1995, CMI arranged for the sale of 117,187 MMI common shares owned by Ms. Shields at a net price to Ms. Shields of $5.50 per share and obtained Ms. Shields' release as the maker of a promissory note for a bank loan whose proceeds were used by GMMS (which has previously been satisfied by GMMS) and as lessee of certain premises occupied by GMMS, which lease has been assigned to CMI. There was no material impact on the financial statements of CMI or MMI as a result of the foregoing settlement.

12. RELATED PARTY TRANSACTIONS

     Since the commencement of operations all of the Company's revenue has been received from the PC, a medical practice which is 95% owned by a neurologist who is also a founder and principal stockholder in the Company. The loss of this customer, or the curtailment of its practice as a result of the death or disability of its principal stockholder, could have a material adverse effect on the Company's results of operations. The Company is the beneficiary of key-man life insurance policies aggregating $5,000,000 insuring the life of the principal stockholder of the PC.

     For the years ended December 31, 1994 and 1995, the Company paid an entity controlled by a principal stockholder of the Company approximately $22,300 and $45,000, respectively, to provide design services and to acquire furniture and furnishings for the Company.

     Amounts due to an affiliate of approximately $88,000 and $131,000 at December 31, 1994 and 1995 respectively, reflect primarily cash advances made by the affiliate to the Company and are included in accounts payable and accrued expenses as they are due on demand.

                           COMPLETE MANAGEMENT, INC.
           Notes to Consolidated Financial Statements - (Continued)
            For the period from April 1, 1993 to December 31, 1993
                and the years ended December 31, 1994 and 1995

12. RELATED PARTY TRANSACTIONS  - (Continued)

     During 1993, 1994 and 1995 the Company paid, to a related party, all real estate and other costs for an office occupied by the PC. These costs were approximately $9,000 per year.

     In connection with management services provided to the PC, the Company has informal arrangements with three stockholders and an unrelated third party under which they act as general financial advisors on matters pertaining to the business and operations of the Company. Consulting fees for the period from April 1, 1993 to December 31, 1993 and for the years ended December 31, 1994 and 1995 amounted to approximately $292,000 ($205,000 to the related parties), $313,000 ($200,000 to the related parties) and $193,000 ($110,000 to the related parties), respectively. Such arrangements with the three stockholders terminated as of the effective date of the Merger, at which time they became employees of the Company.

13. SUBSEQUENT EVENTS

     In January 1996, the Company completed an initial public offering of 2,000,000 common shares at $9.00 per share and received net proceeds of $13,480,000. Estimated costs incurred with respect to the registration of the common shares in addition to the underwriter's commission and expenses and amount to $3,520,000. In addition, the Company sold to the underwriter, or its designee, at a price of $.001 per Representative's Warrant, up to 200,000 Warrants entitling the holders thereof to purchase 200,000 common shares of the Company at a purchase price of $10.80 per share for a period of four years commencing one year from the date of the IPO.

     In January 1996, the Company completed the Merger. The terms of the Merger provided that MMI shareholders received .778 CMI Common Shares for each MMI Common share which they held based upon an IPO price of $9.00 per share (see above). The holders of outstanding options to purchase MMI common shares received 93,281 CMI Common Shares based upon the difference between their aggregate option exercise prices and the value thereof at $7.00 per share divided by the IPO price. In January 1996, the Company issued 2,211,953 common shares to effect the merger including shares to be issued in satisfaction of outstanding options and warrants to purchase MMI shares. The excess of purchase price over net assets acquired as a result of the acquisition, estimated at $8,856,000, will be amortized over a period not to exceed twenty years.

     In March 1996, the Company sold $2,000,000 of Convertible Subordinated Notes (the "Notes") to accredited investors. The notes bear interest at 8%, payable quarterly. The entire principal is due five years from the date of issuance. Holders of the Notes may convert all or any portion into common shares of the Company at $9.00 per share, subject to adjustment for stock splits, dividends, recapitalization, etc. Under certain circumstances, such as a change in control, holders of the Notes may require the company to redeem the Notes at 125% of the original principal amount. The Notes are subordinate in right of payment to certain future indebtedness which may be incurred by the company. The purchasers and/or affiliates have an option for 120 days to acquire an additional $3,000,000 of Notes from the Company under the same terms and conditions.

14. GOVERNMENT REGULATION

     The health-care industry is highly regulated by numerous laws, regulations, approvals and licensing requirements at the federal, state and local levels. Regulatory authorities have very broad discretion to interpret and enforce these laws and promulgate corresponding regulation. The Company believes that its operations under agreements pursuant to which it is currently providing services are in material compliance with these laws and regulations. However, there can be no assurance that a court or regulatory authority will not determine that the Company's operations (including arrangements with new or existing clients) violate applicable laws or regulations. If the Company's interpretation of the relevant laws and regulations is inaccurate, the Company's business and its prospects could be materially and adversely affected. The following are among the laws and regulations

                           COMPLETE MANAGEMENT, INC.
           Notes to Consolidated Financial Statements - (Continued)
            For the period from April 1, 1993 to December 31, 1993
                and the years ended December 31, 1994 and 1995

14. GOVERNMENT REGULATION  - (Continued)

that affect the Company's operations and development activities:
corporate practice of medicine; fee splitting; anti-referral laws; anti-kickback laws; certificates of need; regulation of diagnostic imaging; no-fault insurance; worker's compensation; and proposed healthcare reform legislation.

15. UNAUDITED PRO FORMA INFORMATION

     The pro forma balance sheet at December 31, 1995 and the pro forma adjustments to the statement of stockholders' equity for the year then ended have been adjusted to reflect the sale of 2,000,000 common shares at $9.00 per share through the initial public offering discussed above (Note 13).

                          COMPLETE MANAGEMENT, INC.
                    CONDENSED CONSOLIDATED BALANCE SHEETS
                                    ASSETS

                                                                          December 31,      March 31,
                                                                         --------------   -------------
                                                                              1995            1996
                                                                         --------------   -------------
                                                                           (Audited)       (Unaudited)
Current assets:
     Cash and cash equivalents  ......................................    $        --      $ 2,539,679
     Marketable securities available-for-sale  .......................             --        9,599,316
     Notes receivable from a related party  ..........................             --        1,985,641
     Accounts receivable:
        From a related party, less allowances of $-0- and $609,000, respectively and net of unamortized discount of $1,307,034
          and $1,575,454, respectively  ..............................      5,325,147        8,952,211
        Other ........................................................             --          424,498
                                                                         --------------   -------------
                                                                            5,325,147        9,376,709
     Prepaid expenses and other current assets  ......................        356,097          514,049
                                                                         --------------   -------------
          Total current assets  ......................................      5,681,244       24,015,394
Long-term portion of notes receivable from a related party  ..........             --          134,492
Long-term portion of accounts receivable from a related party, net of
   unamortized discount of $603,758 and $731,998, respectively .......      9,559,424       16,473,716
Property and equipment, net  .........................................        400,170        4,803,345
Excess of cost over net assets acquired, less accumulated amortization
   of $108,000 .......................................................             --        8,567,088
Deferred registration costs  .........................................      1,985,446               --
Deferred costs, net of amortization of $65,000  ......................             --           95,959
Other assets  ........................................................        233,777          264,294
                                                                         --------------   -------------
          Total assets  ..............................................    $17,860,061      $54,354,288
                                                                         ==============   =============
                      Liabilities and shareholders' equity
Current liabilities:
     Notes payable  ..................................................    $ 1,000,000      $        --
     Accounts payable and accrued expenses  ..........................      2,937,313        2,295,565
     Income taxes payable  ...........................................         39,371          126,034
     Deferred income taxes -- current  ...............................      1,799,523        4,214,450
     Current portion of long-term debt  ..............................         89,369          223,468
     Current portion of obligations under capital leases  ............             --          380,569
                                                                         --------------   -------------
          Total current liabilities  .................................      5,865,576        7,240,086
Deferred income taxes -- non-current  ................................      4,435,776        5,902,100
Long-term debt  ......................................................        228,534        2,339,241
Obligations under capital leases  ....................................             --        1,251,846
Commitments and contingencies
Shareholders' equity:
     Preferred shares, $.001 par value:
        Authorized 2,000,000 shares
        Issued and outstanding, none .................................             --               --
     Common shares, $.001 par value:
        Authorized, 20,000,000 shares
        Issued and outstanding, 2,980,573 and 7,438,298 shares,
          respectively ...............................................          2,981            7,438
     Paid-in capital  ................................................        249,972       29,426,335
     Retained earnings  ..............................................      7,077,222        8,187,242
                                                                         --------------   -------------
        Total shareholders' equity ...................................      7,330,175       37,621,015
                                                                         --------------   -------------
          Total liabilities and shareholders' equity  ................    $17,860,061      $54,354,288
                                                                         ==============   =============


The accompanying notes are an integral part of the condensed consolidated financial statements.

                          COMPLETE MANAGEMENT, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                 (UNAUDITED)

                                                                      Three months ended March 31,
                                                                      ----------------------------
                                                                           1995           1996
                                                                       ------------   ------------
Revenue:
     From a related party  .........................................    $3,000,000     $5,078,008
     Other  ........................................................            --        122,325
     Interest discount  ............................................      (487,196)      (515,176)
                                                                       ------------   ------------
Net revenue  .......................................................     2,512,804      4,685,157
Cost of revenue  ...................................................       566,904      1,724,845
General and administrative expenses  ...............................       652,557      1,312,848
Fees paid to related parties  ......................................        37,250         10,425
                                                                       ------------   ------------
                                                                         1,256,711      3,048,118
                                                                       ------------   ------------
Operating income  ..................................................     1,256,093      1,637,039
Other income (expense):
     Interest discount included in income  .........................       302,334        587,076
     Interest and dividend income  .................................            --        115,633
     Interest expense  .............................................            --       (307,670)
     Gain on sale of marketable securities  ........................            --        158,442
                                                                       ------------   ------------
Net income before provision for income taxes  ......................     1,558,427      2,190,520
Provision for income taxes  ........................................       732,400      1,080,500
                                                                       ------------   ------------
Net income  ........................................................    $  826,027     $1,110,020
                                                                       ============   ============
Net income per share  ..............................................    $     0.28     $     0.15
                                                                       ============   ============
Weighted average number of common shares and equivalents outstanding     2,980,573      7,438,298
                                                                       ============   ============


The accompanying notes are an integral part of the condensed consolidated financial statements.

                          COMPLETE MANAGEMENT, INC.
               CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                         Three months ended March 31,
                                                                       -------------------------------
                                                                            1995             1996
                                                                        -------------   --------------
Operating activities
Net income  .........................................................    $   826,027     $  1,110,020
Adjustments to reconcile net income to net cash provided by (used in)
  operating activities:
     Depreciation and amortization  .................................         72,915          350,490
     Provision for deferred income taxes  ...........................        726,000        1,077,250
     Amortization of discount of accounts receivable, net  ..........        184,862          (71,900)
     Gain on sale of marketable securities  .........................             --         (158,442)
     Write-off of original issue discount  ..........................             --          237,500
     Changes in operating assets and liabilities:
          Notes receivable from a related party  ....................             --       (1,589,550)
          Accounts receivable  ......................................     (1,828,800)      (3,474,496)
          Prepaid expenses and other current assets  ................             --         (239,034)
          Accounts payable and accrued expenses  ....................         99,130       (1,161,507)
          Other assets  .............................................         (1,047)         (36,000)
          Income taxes payable  .....................................          6,400              409
                                                                        -------------   --------------
Net cash provided by (used in) operating activities  ................         85,487       (3,955,260)
                                                                        -------------   --------------
Investing activities
Purchase of property and equipment  .................................        (83,144)        (378,973)
Purchase of marketable securities  ..................................             --      (15,100,094)
Proceeds from sale of marketable securities  ........................             --        5,781,160
                                                                        -------------   --------------
Net cash used in investing activities  ..............................        (83,144)      (9,697,907)
                                                                        -------------   --------------
Financing activities
Proceeds from issuance of common stock, net of underwriter's
   commission and expenses ..........................................             --       16,380,000
Payments of registration costs of common stock  .....................             --       (1,166,992)
Proceeds from long-term debt  .......................................             --        2,000,000
Bank overdraft  .....................................................         (2,343)              --
Cash acquired in merger  ............................................             --          103,631
Repayment of notes payable  .........................................             --       (1,000,000)
Principal payments on long-term debt  ...............................             --          (34,911)
Repayment of capital lease obligations  .............................             --          (88,882)
                                                                        -------------   --------------
Net cash (used in) provided by financing activities  ................         (2,343)      16,192,846
                                                                        -------------   --------------
Net increase in cash and cash equivalents  ..........................             --        2,539,679
Cash and cash equivalents, beginning of period  .....................             --               --
                                                                        -------------   --------------
Cash and cash equivalents, end of period  ...........................    $        --     $  2,539,679
                                                                        =============   ==============
Supplemental disclosures of cash flow information
   Cash paid during the year for:
     Interest  ......................................................    $        --     $     64,839
     Taxes  .........................................................             --            2,842
   Non-cash financing activities:
     Capital stock issued for acquisition  ..........................    $        --     $ 15,266,463

The accompanying notes are an integral part of the condensed consolidated financial statements.

                          COMPLETE MANAGEMENT, INC.
             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 (Unaudited)
                                March 31, 1996

1. BASIS OF PRESENTATION AND OPERATIONS

     The accompanying consolidated financial statements are unaudited and in the opinion of management, reflect all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation. Operating results for the three month period ended March 31, 1996 are not necessarily indicative of the results that may be expected for the year ended December 31, 1996. For further information, refer to the financial statements and footnotes thereto included in the Complete Management, Inc. ("CMI" or the "Company") audited financial statements for the year ended December 31, 1995.

     The Company's primary client, Greater Metropolitan Medical Services ("GMMS") is a multi-specialty medical practice group which provides evaluations, diagnosis and treatment in the New York metropolitan area. Currently, the practice's primary medical focus is to treat patients with injury-related conditions who carry insurance with various different insurance carriers under the Workers' Compensation and No-fault guidelines.

     The following unaudited tabulation sets forth the operating results of GMMS for the three months ended March 31, 1995 and 1996.

                                           Three months ended                            Three months ended
                                             March 31, 1995                                March 31, 1996
                              -------------------------------------------   -------------------------------------------
                                 General                                       General
                                 Medical       Diagnostic        Total         Medical       Diagnostic       Total
                                 Services       Imaging          GMMS         Services        Imaging          GMMS
                               ------------   ------------    ------------   ------------   ------------   ------------
Unaudited:
Services rendered  .........    $4,529,253     $1,577,028     $6,106,281     $5,044,019      $2,052,998     $7,097,017
Contractual allowances  ....      (382,723)       (68,981)      (451,704)      (448,856)       (176,753)      (625,609)
                               ------------   ------------    ------------   ------------   ------------   ------------
Net medical service fees  ..     4,146,530      1,508,047      5,654,577      4,595,163       1,876,245      6,471,408
                               ------------   ------------    ------------   ------------   ------------   ------------
Less expenses:
   Medical personnel payroll .     369,460        105,711        475,171        688,930          82,802        771,732
   Other ...................       101,605          3,774        105,379        342,652          26,498        369,150
                               ------------   ------------    ------------   ------------   ------------   ------------
     Total expenses  .......       471,065        109,485        580,550      1,031,582         109,300      1,140,882
                               ------------   ------------    ------------   ------------   ------------   ------------
   Owner physician payroll and
     entity income  ........       675,465             --        675,465        252,518              --        252,518
                               ------------   ------------    ------------   ------------   ------------   ------------
Management fee  ............    $3,000,000     $1,398,562     $4,398,562     $3,311,063      $1,766,945     $5,078,008
                               ============   ============    ============   ============   ============   ============


RELATIONSHIP BETWEEN THE COMPANY AND GMMS (UNAUDITED)

  GENERAL

   GMMS' operations are limited to the following activities:

       (1) Rendering services to patients;
       (2) Payment of compensation to both the owner physician and other medical personnel; and
       (3) Payment of miscellaneous expenses incidental to the rendering of the medical services.

   As more fully discussed below, the Company's operations as they relate to GMMS include the following activities:

       1) Patient scheduling, record transcription, non-clinical intake examination, and insurance verification;
       2) Billing and collection for all patient medical services rendered;
   and
       3) Any other activity necessary to ensure the proper delivery of medical service.

                           COMPLETE MANAGEMENT, INC.
      Notes to Condensed Consolidated Financial Statements - (Continued)
                                  (Unaudited)
                                March 31, 1996

1. BASIS OF PRESENTATION AND OPERATIONS  - (Continued)

  ECONOMICS

   The activities of GMMS are limited to the rendering of medical services, and accordingly, its principle asset is the accounts receivable due from the third-party payors and/or its patients (minimal services are paid for by the patient at the time service is rendered). Further, substantially all of the non-clinical activities of GMMS, as defined by the management agreement, are performed by the Company. GMMS' principal liabilities are the amount due to the owner physician and other medical personnel for services and the fee due to the Company under the management agreement.

   The tabulation above reflects those dynamics in that revenue generated by GMMS in the amount of $6,106,281 and $7,097,017 for the three months ended March 31, 1995 and 1996, respectively, has been allocated to the owner physician and medical personnel payroll and management fee due to the Company.

   Finally, due to the fact that the management fee is paid by GMMS, through an assignment of its accounts receivable, and the doctors' compensation is paid currently, GMMS' cash flows are principally a pass through of cash received for the delivery of services rendered and cost of those services.

   Notes receivable from a related party included in the accompanying unaudited balance sheet, represents working capital advances made to GMMS which are due on demand.

  EXCESS OF COST OVER NET ASSETS ACQUIRED

   For purposes of amortizing the excess of cost over net assets acquired (goodwill) arising from the acquisition and merger of Medical Management, Inc. ("MMI") (as described in Note 2) the Company's policy is to record goodwill resulting from the merger based on appraisals, evaluations and estimates of the fair value of the assets acquired. Until such time that these evaluations are completed, the Company is amortizing goodwill on the straight-line method over a 20-year period. The value of goodwill and the period of amortization of goodwill may be adjusted in future periods when the fair value and useful lives of the assets acquired are determined.

  ACCOUNTING FOR IMPAIRMENTS IN LONG-LIVED ASSETS

   The Financial Accounting Standards Board has issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets Being Disposed Of", which the Company adopted on January 1, 1996. This statement requires that long-lived assets and identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate the carrying amounts of the assets may not be recoverable. In evaluating recoverability, the Company estimates the future cash flows expected to result from the assets and its eventual disposition. If the sum of future undiscounted cash flows is less than the carrying amount of the asset, an impairment loss is recognized. No such loss was recognized in the March 31, 1996 financial statements.

  STOCK OPTION PLAN

   The Financial Accounting Standards Board has issued Statement of Accounting Standard No. 123 "Accounting for Stock-based Compensation" ("SFAS 123"). This statement establishes financial accounting and reporting standards for stock-based employee compensation plans. The requirements of SFAS 123 are effective for transactions entered into in fiscal years that begin after December 15, 1995, though they may be adopted upon issuance. The disclosure requirements of SFAS 123 are effective for financial statements for fiscal years beginning after December 15, 1995. The adoption of this statement had no material effect on the March 31, 1996 financial statements.

                           COMPLETE MANAGEMENT, INC.
      Notes to Condensed Consolidated Financial Statements - (Continued)
                                  (Unaudited)
                                March 31, 1996

2. INITIAL PUBLIC OFFERING AND ACQUISITION OF MEDICAL MANAGEMENT, INC.

     On January 3, 1996, the Company completed an Initial Public Offering (the "IPO") of 2,000,000 common shares at $9.00 per share and received proceeds net of underwriter's commission and expenses of $16,380,000. Costs incurred with respect to the registration of the common shares in addition to the underwriter's commission and expenses amounted to $2,468,000. In addition, the Company sold to the underwriter, or its designee, at a price of $.001 per Representative's Warrant, up to 200,000 Warrants entitling the holders thereof to purchase 200,000 common shares of the Company at a purchase price of $10.80 per share for a period of four years commencing one year from the date of the IPO.

     Simultaneously, upon the completion of the IPO, the Company acquired Medical Management, Inc., through a merger, as a wholly-owned subsidiary of CMI. MMI is principally engaged in providing diagnostic imaging equipment and billing and management services thereto. Currently, MMI operates six diagnostic imaging units for two clients. MMI has also entered into two additional agreements for diagnostic imaging units at two metropolitan area hospitals. GMMS is the primary client of MMI and the sole client of CMI. The terms of the merger provided that MMI shareholders receive .778 CMI common shares for each common share which they held based upon the IPO price of $9.00 per share. The holders of outstanding options to purchase MMI common shares received 93,281 CMI common shares based upon the difference between their aggregate option exercise prices and the value thereof at $7.00 per share divided by the IPO price. In January 1996, CMI issued 2,211,953 common shares to effect the merger including shares to be issued in satisfaction of outstanding options and warrants to purchase the MMI shares. Upon the closing of CMI's initial public offering on January 3, 1996, the President and Chief Executive Officer and Vice President and Chief Operating Officer of MMI became offi- cers of CMI.

     The following table summarizes selected unaudited pro forma financial data for the three months ended March 31, 1995. The amounts shown have been prepared to illustrate the effect of the consummation of the acquisition as if the transaction had taken place on January 1, 1995.

                                                Three months ended
                                                  March 31, 1995                            Pro forma       Pro forma
                                           ----------------------------
                                                CMI            MMI            Total        Adjustments        Total
                                            ------------   ------------    ------------   --------------   ------------
Revenue  ................................    $3,000,000     $1,738,018     $4,738,018      $       --       $4,738,018
Interest discount  ......................      (487,000)            --       (487,000)       (171,000) (1)    (658,000)
                                            ------------   ------------    ------------   --------------   ------------
Net revenue  ............................    $2,513,000     $1,738,018     $4,251,018      $ (171,000)      $4,080,018
                                            ============   ============    ============   ==============   ============
Income before provision for income taxes .   $1,558,427     $  561,346     $2,119,773      $ (272,444) (2)  $1,847,329
Provision for income taxes  .............       732,000        267,000        999,000         (79,800) (3)     919,200
                                            ------------   ------------    ------------   --------------   ------------
Net income  .............................    $  826,427     $  294,346     $1,120,773      $ (192,644)      $  928,129
                                            ============   ============    ============   ==============   ============
Net income per share  ...................                                                                   $     0.12
Weighted average number of common shares and
  equivalents outstanding ...............                                                                    7,438,298
                                                                                                           ============
Pro forma adjustments:
(1) Reflects an interest discount taken for the presumed collection cycle of MMI revenues over a two-year
  period at   an interest rate of 12% which is management's estimate of its incremental borrowing rate ..   $ (171,000)
                                                                                                           ============
(2) Adjustments consist of the following:
  (a) Reflects an interest discount taken for the presumed collection cycle of MMI revenues over a two year period at an interest rate of 12%, which is management's estimate of its incremental
      borrowing rate ....................................................................................   $ (171,000)
  (b) Reflects increased costs of employment agreements  ................................................     (144,000)
  (c) Reflects the amortization on the straight-line method over a 20-year period of the excess of cost
      over net assets acquired recorded at approximately $8,676,000 .....................................     (108,444)
  (d) Represents interest income earned as a result of the amortization over a two-year period of the
      interest discount in (1) above ....................................................................      151,000
                                                                                                           ------------
  Total adjustments  ....................................................................................   $ (272,444)
                                                                                                           ============
(3) Assumes an effective tax rate after adjustments of 47%  .............................................   $  (79,800)
                                                                                                           ============


                           COMPLETE MANAGEMENT, INC.
      Notes to Condensed Consolidated Financial Statements - (Continued)
                                  (Unaudited)
                                March 31, 1996


3. ACCOUNTS RECEIVABLE

     The Company's accounts receivables are generated from its clients (the "Clients") under management contracts whereby the Company is entitled to management fees for practice management services it performed or an agreed-upon fee for each medical procedure performed.

     As collateral for its fee revenue receivable from its primary client, GMMS, the Company has a security interest in GMMS' trade receivables.

     In 1996, as part of the Company's periodic review for potential impairment of all third-party payor receivables prior to the acceptance for payment of its fee, the Company determined that based upon its Clients' historical collection experience and the results of the review, its Clients had receivables substantially in excess of the amounts owed to the Company after giving effect to their collectability. Accordingly, this factor along with the fact that GMMS assigns it receivables to the Company on a full recourse basis in payment of its fees indicates that recognition of bad debts is not required.

     Management has determined, based on actual results and industry factors, that CMI's and MMI's receivables have collection cycles of approximately three years and two years, respectively, and accordingly, have been reflected in the accompanying financial statements on a discounted basis (8% per annum in 1996 and 12% per annum in 1995). Management believes that its experience and that of the Company is a good indication of the timing of the collection process. Because numerous factors affect the timing and the manner in which their receivables are collected (i.e., government regulations, etc.), it is the Company's policy to periodically assess the collection of its receivables. As a result, the Company's estimate of its incremental borrowing rate and collection period may change.

4. NOTES PAYABLE

     In September and October 1995, the Company borrowed an aggregate of $1,000,000 secured by all assets from three lenders (the "Secured Lenders"). The loans were evidenced by secured notes (the "Secured Notes") which were due on the earlier of the consummation of the IPO or five years following their issuance. The Secured Notes carried interest rates of 12% to 14% per annum. In addition, the Company paid a processing fee of $12,500 and reimbursed them for costs of approximately $20,000, which were charged to operations in the period paid. In connection with execution of the Secured Notes, the Company issued to the Secured Lenders 27,778 common shares which have an aggregate value of $250,000 (this original issue discount was charged to operations over the term of the loan; $12,500 in 1995 and $237,500 in January 1996) when valued at the IPO price of $9.00 per share. The unamortized portion of the discount of $237,500 at December 31, 1995 was classified as prepaid and other current assets on the accompanying balance sheet. The Secured Notes were paid in full in January 1996 from the proceeds of the IPO.

     In March 1996, the Company sold $2,000,000 of Convertible Subordinated Notes (the "Notes") to accredited investors. The notes bear interest at 8%, payable quarterly. The entire principal is due five years from the date of issuance. Holders of the Notes may convert all or any portion into common shares of the Company at $9.00 per share, subject to adjustment for stock splits, dividends, recapitalization, etc. Under certain circumstances, such as a change in control, holders of the Notes may require the Company to redeem the Notes at 125% of the original principal amount. The Notes are subordinate in right of payment to certain future indebtedness which may be incurred by the Company. The purchasers and/or affiliates have an option for 120 days to acquire an additional $3,000,000 of Notes from the Company under the same terms and conditions.

                           COMPLETE MANAGEMENT, INC.
      Notes to Condensed Consolidated Financial Statements - (Continued)
                                  (Unaudited)
                                March 31, 1996


5. SUBSEQUENT EVENTS

     On April 2, 1996, options for an aggregate of 835,000 shares, exercisable at $8.375 price during a ten-year period were granted to 8 officers and 12 other employees and consultants of the Company. These options will be exercisable for one-third of the shares covered thereby as of the date of the grant and for an additional one- third of the shares covered thereby each year thereafter. In addition, options for 20,000 shares were granted to each of the Company's two outside directors. Options granted to outside directors are exercisable for 50% of the shares covered immediately upon grant and for the remainder of the shares following one year's service.

     On April 24, 1996, the common shares of the Company were approved for listing on the American Stock Exchange under the symbol "CMI" and began trading on May 6, 1996.

     On May 1, 1996, the Company filed a registration statement with the Securities and Exchange Commission for $30,000,000 Convertible Subordinated Debentures (the "Debentures") due 2003 at an interest rate ranging from 7 to 8 1/2 %, payable semi-annually on August 15 and February 15. The debentures are convertible into common shares, par value $.001 per share, of the Company at any time prior to maturity, unless previously redeemed, at a conversion price of 120% to 130% of the closing price of the common shares on the American Stock Exchange on the effective date of the offering, subject to adjustment in certain events.

6.  NET INCOME PER SHARE

     Net income per common share has been computed by dividing net income by the weighted average number of common shares outstanding during the periods.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of Medical Management, Inc.:

We have audited the accompanying balance sheet of Medical Management, Inc. (a New York Corporation) as of December 31, 1995, and the related statements of income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Medical Management, Inc. as of December 31, 1993 and 1994, were audited by other auditors whose report dated March 21, 1995, except for paragraph 3 of Note 4 and paragraph 2 of Note 13 as to which the date is April 17, 1995, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Medical Management, Inc. as of December 31, 1995 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

As explained in Note 3 to the financial statements, effective January 1, 1995, the Company changed its method of accounting for certain accounts receivable.


                                            ARTHUR ANDERSEN LLP
New York, New York
April 26, 1996

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Medical Management, Inc.




We have audited the accompanying balance sheet of Medical Management, Inc. (formerly MRI Management Associates, Inc.) (the "Company") as of December 31, 1994 and the related statements of income, stockholders' equity and cash flows for the years ended December 31, 1993 and 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Medical Management, Inc. (formerly MRI Management Associates, Inc.) at December 31, 1994, and the results of its operations and its cash flows for the years ended December 31, 1993 and 1994, in conformity with generally accepted accounting principles.


                                                        ERNST & YOUNG LLP


New York, New York
March 21, 1995, except for paragraph 3
of Note 4 and paragraph 2 of Note 13,
as to which the date is April 17, 1995

                           MEDICAL MANAGEMENT, INC.
                                BALANCE SHEETS
                                    ASSETS

                                                                               December 31,
                                                                      -----------------------------
                                                                           1994           1995
                                                                       ------------   -------------
Current assets:
   Cash and cash equivalents .......................................    $   92,813     $   103,631
   Marketable securities available-for-sale ........................       905,157         121,940
   Notes receivable from a related party ...........................            --         166,745
   Accounts receivable:
     From a related party, less allowances of $434,000 and $609,000, respectively, and net of unamortized discount of $407,300
        at 1995 ....................................................     2,461,667     3,478,204
     Other, less allowances of $57,000 and $-0-, respectively  .....       363,542         429,875
                                                                       ------------   -------------
                                                                         2,825,209       3,908,079
   Prepaid expenses and other current assets, less allowances of
     $9,000 and $8,000, respectively  ..............................       240,660         156,418
   Amounts due from related parties ................................        20,386         131,210
                                                                       ------------   -------------
   Total current assets ............................................     4,084,225       4,588,023
Long-term portion of notes receivable from a related party  ........            --         167,841
Long-term portion of accounts receivable:
   From a related party, less allowances of $370,000 and $-0-, respectively, and net of unamortized discount of $-0- and
     $61,300, respectively .........................................     2,097,000       3,511,337
   Other, less allowances of $48,000 and $-0- respectively .........       310,000              --
                                                                       ------------   -------------
                                                                         2,407,000       3,511,337
Amounts due from related parties  ..................................       195,997         195,997
Property and equipment, net  .......................................     2,793,752       4,256,732
Deferred registration costs  .......................................            --         699,240
Deferred costs, net of amortization of $21,040 and $55,000,
   respectively ....................................................       195,463         40,020
Deposits  ..........................................................        40,900          60,013
                                                                       ------------   -------------
  Total assets  ....................................................    $9,717,337     $13,519,203
                                                                       ============   =============

                                Liabilities and stockholders' equity
Current liabilities:
   Accounts payable and accrued expenses (including consulting fees payable to related party of approximately $36,000 and $-0-,
     respectively) .................................................    $  435,934     $ 1,334,958
   Income taxes payable ............................................        81,430          86,255
   Deferred income taxes -- current ................................     1,084,000       1,473,000
   Current portion of long-term debt ...............................       326,289         110,084
   Current portion of obligations under capital leases .............        19,105         370,439
                                                                       ------------   -------------
   Total current liabilities .......................................     1,946,758       3,374,736
Deferred income taxes -- non-current  ..............................     1,041,000       1,331,000
Long-term debt  ....................................................       279,716         169,633
Obligations under capital leases  ..................................        94,457       1,350,857
Commitments and contingencies
Stockholders' equity:
   Common stock, $.001 par value:
     Authorized, 20,000,000 shares
     Issued and outstanding, 3,010,000 shares at 1994 and 3,040,000
        shares at 1995 .............................................         3,010           3,040
   Additional paid-in capital ......................................     4,996,826       5,064,296
   Retained earnings ...............................................     1,431,546       2,212,635
   Unrealized gain (loss) on marketable securities available-for-sale      (75,976)         13,006
                                                                       ------------   -------------
   Total stockholders' equity ......................................     6,355,406       7,292,977
                                                                       ------------   -------------
     Total liabilities and stockholders' equity  ...................    $9,717,337     $13,519,203
                                                                       ============   =============

   The accompanying notes are an integral part of the financial statements.

                           MEDICAL MANAGEMENT, INC.
                             STATEMENTS OF INCOME

                                                                Year ended December 31,
                                                      -------------------------------------------
                                                           1993           1994           1995
                                                       ------------   ------------    ------------
Revenue:
   From a related party ............................   $3,278,629     $5,193,294      $5,989,852
   Other ...........................................           --        856,018       1,297,089
   Interest discount ...............................           --             --        (701,874)
                                                       ------------   ------------    ------------
                                                        3,278,629      6,049,312       6,585,067
Cost of revenue  ...................................      760,750      1,220,516       2,791,839
General and administrative expenses  ...............    1,170,642      1,852,070       2,382,494
Provision for uncollectible accounts receivable:
   From a related party ............................      107,000        397,000              --
   Other ...........................................           --        105,000              --
                                                       ------------   ------------    ------------
                                                        2,038,392      3,574,586       5,174,333
                                                       ------------   ------------    ------------
Operating income  ..................................    1,240,237      2,474,726       1,410,734
Other income (expense):
   Interest discount included in income ............           --             --         650,992
   Interest and dividend income ....................       43,033        133,230         119,442
   Other income ....................................       29,108         24,879          29,684
   Interest expense ................................      (41,291)      (133,789)       (333,898)
   (Loss) gain on sale of marketable securities ....           --        (26,512)         14,812
                                                       ------------   ------------    ------------
Income before provision for income taxes and
   cumulative effect of change in accounting
   principle .......................................    1,271,087      2,472,534       1,891,766
Provision for income taxes  ........................      925,000      1,171,000         889,000
                                                       ------------   ------------    ------------
Income before cumulative effect of change in
   accounting principle ............................      346,087      1,301,534       1,002,766
Cumulative effect of change in accounting principle
    net of income tax benefit of $196,000 ..........           --             --         221,677
                                                       ------------   ------------    ------------
Net income  ........................................   $  346,087     $1,301,534      $  781,089
                                                       ============   ============    ============
Income before cumulative effect of change in
   accounting principle per share ..................                                  $     0.33
Cumulative effect of change in accounting principle
   net of tax benefit per share ....................                                       (0.07)
                                                                                      ------------
Net income per share  ..............................                  $     0.43      $     0.26
                                                                      ============    ============
Historical income before provision for income taxes .  $1,271,087
Unaudited pro forma information:
   Pro forma adjustment for officers compensation ..      126,000
                                                       ------------
   Pro forma income before income taxes ............    1,145,087
   Pro forma provision for income taxes ............      570,000
                                                       ------------
Pro forma net income  ..............................   $  575,087
                                                       ============
Pro forma net income per share  ....................   $     0.26
                                                       ============
Pro forma amounts assuming the discounting of certain
   accounts receivable is applied retroactively: ...
Pro forma net income  ..............................   $  553,902     $1,211,459      $1,002,766
                                                       ============   ============    ============
Pro forma net income per share  ....................   $     0.25     $     0.40      $     0.33
                                                       ============   ============    ============
Weighted average number of common shares and
   equivalents outstanding .........................    2,185,062      3,008,329       3,035,000
                                                       ============   ============    ============

   The accompanying notes are an integral part of the financial statements.

                           MEDICAL MANAGEMENT, INC.
                      STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                          Unrealized
                                                                        gain (loss) on
                                                                          marketable
                                                         Additional       securities
                                              Common       paid-in        available-        Retained
                                              stock        capital         for-sale         earnings          Total
                                             --------   -------------    --------------   -------------   -------------
Balance at December 31, 1992  ............    $2,000     $        --       $     --       $ 1,214,617      $ 1,216,617
Net income for the year ended December 31,
  1993 ...................................        --              --             --           346,087          346,087
Distributions to stockholders during the
  year ended December 31, 1993 ...........        --              --             --          (317,420)        (317,420)
Deferred financing charge representing the
  estimated fair value ascribed to shares
  contributed by stockholders ............        --          40,000             --                --           40,000
Proceeds from issuance of 1,000,000 shares
  of common stock of $.001 par value in an
  initial public offering ................     1,000       4,999,000             --                --        5,000,000
Shares issuance expenses  ................        --      (1,180,436)            --                --       (1,180,436)
Undistributed retained earnings as of
  effective date of initial public offering       --       1,113,272             --        (1,113,272)              --
Unrealized loss on marketable securities .        --              --           (213)               --             (213)
                                             --------   -------------    --------------   -------------   -------------
Balance at December 31, 1993  ............     3,000       4,971,836           (213)          130,012        5,104,635
Net income for the year ended December 31,
  1994 ...................................        --              --             --         1,301,534        1,301,534
Unrealized loss on marketable securities .        --              --        (75,763)               --          (75,763)
Issuance of 10,000 shares of common stock
  of $.001 par value .....................        10          24,990             --                --           25,000
                                             --------   -------------    --------------   -------------   -------------
Balance at December 31, 1994  ............     3,010       4,996,826        (75,976)        1,431,546        6,355,406
Net income for the year ended December 31,
  1995 ...................................        --              --             --           781,089          781,089
Unrealized gain on marketable securities .        --              --         88,982                --           88,982
Issuance of 30,000 shares of common stock
  of $.001 par value .....................        30          67,470             --                --           67,500
                                             --------   -------------    --------------   -------------   -------------
Balance at December 31, 1995  ............    $3,040     $ 5,064,296       $ 13,006       $ 2,212,635      $ 7,292,977
                                             ========   =============    ==============   =============   =============

   The accompanying notes are an integral part of the financial statements.

                           MEDICAL MANAGEMENT, INC.
                           STATEMENTS OF CASH FLOWS

                                                                      For the Years Ended December 31,
                                                               ----------------------------------------------
                                                                    1993            1994             1995
                                                                -------------   -------------    -------------
Operating activities
Net income  .................................................    $   346,087     $ 1,301,534     $   781,089
Adjustments to reconcile net income to net cash provided by
  (used in) operating activities:
   Depreciation and amortization ............................          9,242         327,462         928,385
   Provision for deferred income taxes ......................        821,000       1,152,000         875,000
   Discount of accounts receivable, net of amortization .....             --              --          50,882
   Provision for (recovery of) uncollectible accounts
     receivable .............................................        107,000         502,000        (300,000)
   Non cash expense related to issuance of common stock .....             --          25,000          67,500
   Non cash financing charge ................................         40,000              --              --
   Loss (gain) on sale of marketable securities .............             --          26,512         (14,812)
   Cumulative effect on prior year (to December 31, 1994)
     of implementing discounting of accounts receivable  ....             --              --         221,677
   Changes in operating assets and liabilities:
     Notes receivable from a related party  .................             --              --        (334,586)
     Accounts receivable  ...................................       (726,310)     (3,432,969)     (2,355,766)
     Prepaid expenses and other current assets  .............        (44,097)       (187,389)         84,242
     Amounts due from related parties  ......................         (3,694)       (212,689)       (110,824)
     Accounts payable and accrued expenses  .................         54,588          71,255         899,024
     Income taxes payable  ..................................         96,381         (18,951)          4,825
                                                                -------------   -------------    -------------
Net cash provided by (used in) operating activities  ........        700,197        (446,235)        796,636
                                                                -------------   -------------    -------------
Investing activities
Purchase of property and equipment  .........................     (1,143,605)     (1,380,940)       (283,009)
Purchase of marketable securities  ..........................     (1,642,799)       (393,661)       (120,902)
Proceeds from maturing of marketable securities  ............             --         100,000              --
Proceeds from sale of marketable securities  ................             --         928,815       1,007,913
Deferred costs  .............................................        (57,203)       (159,300)         (1,791)
Deposits  ...................................................         (3,700)        (11,600)        (19,113)
                                                                -------------   -------------    -------------
Net cash (used in) provided by investing activities  ........     (2,847,307)       (916,686)        583,098
                                                                -------------   -------------    -------------
Financing activities
Proceeds from issuance of common stock  .....................      5,000,000              --              --
Share issuance expenses  ....................................     (1,164,815)             --              --
Distributions to stockholders  ..............................       (317,420)             --              --
Deferred registration costs  ................................             --              --        (699,240)
Proceeds from long-term debt and other borrowings  ..........        230,000         836,129              --
Principal payments on long-term debt and other borrowings  ..       (646,714)       (460,916)       (326,289)
Repayment of capital lease obligations  .....................             --              --        (343,387)
                                                                -------------   -------------    -------------
Net cash provided by (used in) financing activities  ........      3,101,051         375,213      (1,368,916)
                                                                -------------   -------------    -------------
Net increase (decrease) in cash and cash equivalents  .......        953,941        (987,708)         10,818
Cash and cash equivalents, beginning of period  .............        126,580       1,080,521          92,813
                                                                -------------   -------------    -------------
Cash and cash equivalents, end of period  ...................    $ 1,080,521     $    92,813     $   103,631
                                                                =============   =============    =============
Supplemental disclosures of cash flow information
 Cash paid during the year for:
  Interest  .................................................    $       456     $   100,166     $   333,898
  Taxes  ....................................................          7,350          39,325           9,175
   Non-cash investing activities:
    Capital lease obligations ...............................             --              --     $ 1,951,122


   The accompanying notes are an integral part of the financial statements.

                           MEDICAL MANAGEMENT, INC.
                        NOTES TO FINANCIAL STATEMENTS
                       DECEMBER 31, 1993, 1994 AND 1995

1. DESCRIPTION OF BUSINESS

     Medical Management, Inc. (the "Company"), a New York corporation, was incorporated as MRI Management Associates, Inc. on December 24, 1991. Effective January 3, 1995, the Company's name was changed to Medical Management, Inc. The Company provides magnetic resonance imaging ("MRI") and other medical equipment and comprehensive services for the financing, installation and administrative management of MRI and other facilities on behalf of physicians.

     In April 1992, the Company commenced operations and began servicing its initial client, Greater Metropolitan Medical Services ("GMMS"), a multi-site neurological medical practice located in the New York metropolitan area. Currently, the Company operates six diagnostic imaging units for three clients. GMMS is the primary client of the Company. Separate MRI units and other medical equipment are used exclusively for the treatment of patients of each client. All fee revenue for the period from inception to December 31, 1993, and approximately 86% and 82% of fee revenue for the years ended December 31, 1994 and 1995, respectively, is from GMMS. The Company's agreement with GMMS is for a period of twenty-nine years ending in June 2025. In addition, the Company also has an agreement with a neurology practice located in the New York metropolitan area. The Company's agreement with the client is for a period of seven years ending in March 2002.

     At December 31, 1995, Dr. Lawrence Shields, the 95% physician stockholder of GMMS was also a major stockholder of the Company. The loss of GMMS as a customer or curtailment of its practice as a result of the death or disability of Dr. Shields could have a material adverse effect on the Company's results of operations. The Company is the beneficiary of key-man life insurance policies aggregating $5,000,000 covering the life of Dr. Shields.

     On January 3, 1996, Complete Management, Inc. ("CMI") completed an initial public offering ("IPO") of 2,000,000 of its common shares at $9.00 per share and a simultaneous acquisition and merger of the Company as a wholly owned subsidiary of CMI (see Note 18). CMI provides comprehensive management services primarily to high volume medical practices in New York State. CMI's services include development, administration and leasing of medical offices and equipment, staffing and supervision of non-medical personnel, accounting, billing and collection, and development and implementation of practice growth and marketing strategies.

2. SIGNIFICANT ACCOUNTING POLICIES

  USE OF ESTIMATES

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  REVENUE RECOGNITION

   Fee revenue is recognized when the medical procedure is performed.

  DEPRECIATION AND AMORTIZATION

   Medical equipment, office furniture and computer and telephone equipment are depreciated on the straight- line basis over the shorter of the estimated useful lives of the assets (5 to 7 years) or the term of the capital lease. Leasehold improvements are amortized over the shorter of the term of the lease or life of the assets.

   Cash and Cash Equivalents

   The Company considers all highly liquid financial instruments with a maturity of three months or less when purchased to be cash equivalents.

                           MEDICAL MANAGEMENT, INC.
                  Notes to Financial Statements - (Continued)
                       December 31, 1993, 1994 and 1995

2. SIGNIFICANT ACCOUNTING POLICIES  - (Continued)

  ACCOUNTING FOR IMPAIRMENTS IN LONG-LIVED ASSETS

   The Financial Accounting Standards Board ("FASB") has issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets Being Disposed Of," which the Company has adopted on January 1, 1995. This statement requires that long-lived assets and identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate the carrying amounts of the assets may not be recoverable. In evaluating recoverability, the Company estimates the future cash flows expected to result from the asset and its eventual disposition. If the sum of future undiscounted cash flows is less than the carrying amount of the asset, an impairment loss is recognized. No such loss was recognized in the December 31, 1995 financial statements.

  MARKETABLE SECURITIES

   The Company accounts for marketable securities in accordance with the provisions of Statement of Financial Accounting Standards No. 115, "Accounting For Certain Investments in Debt and Equity Securities". Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. Debt securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity.

   Debt securities not classified as held-to-maturity are classified as available-for-sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of tax effect, reported as a separate component of stockholders' equity.

   The amortized cost of debt securities classified as held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-backed securities, over the estimated life of the security. Such amortization is included in interest income from investments. Realized gains and losses, and declines in value judged to be other-than-temporary are included in net securities gains (losses). The cost of securities sold is based on the specific identification method

  INCOME TAXES

   Income taxes are determined under the liability method as required by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). Under SFAS 109, deferred tax assets and liabilities are determined based upon differences between the financial reporting and tax basis of assets and liabilities.

  EARNINGS PER SHARE

   Net income per common share has been computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. All options issued were anti-dilutive and, accordingly, were excluded from the calculation for weighted average shares.

  RECLASSIFICATIONS

   Certain amounts in the 1994 financial statements have been reclassified to conform with the 1995 presentation.

3. CHANGE IN ACCOUNTING PRINCIPLE -- DISCOUNTING OF ACCOUNTS RECEIVABLE

     Effective January 1, 1995, the Company adopted the policy of discounting certain of its accounts receivable balances which have historically been collected in a period in excess of one year. Discounting was not implemented in prior years as the Company's period of operations was insufficient to adequately determine the appropriate collection period. In 1995, discounting of certain accounts receivable was adopted based upon the results of the Company's periodic reviews of its accounts receivable from GMMS and its analysis of the related collec

                           MEDICAL MANAGEMENT, INC.
                  Notes to Financial Statements - (Continued)
                       December 31, 1993, 1994 and 1995

3. CHANGE IN ACCOUNTING PRINCIPLE -- DISCOUNTING OF ACCOUNTS RECEIVABLE
    - (Continued)

tion period which indicated that these receivables have a collection cycle of approximately two years. The applicable accounts receivable have been discounted utilizing an interest rate of 12% per annum, management's best estimate of its incremental borrowing rate from April 1992 (commencement of operations) through December 31, 1995. The impact of this change in accounting policy considers accounts receivable generated in prior years. The effect of the change in 1995 was to decrease income before income taxes by approximately $51,000. The adjustment of $221,677 (after an income tax benefit of $196,000) is shown as a cumulative effect of change in accounting principle in the accompanying statements of income.

4. ACCOUNTS RECEIVABLE

     The Company is entitled to an agreed-upon fee for each medical procedure performed. As collateral for its fee revenue receivable from its primary client, GMMS, the Company has a security interest in GMMS' trade receivables.

     The Company's clients (the "Clients") bill at rates negotiated with third party payors, principally commercial insurance carriers. Reimbursements may result in amounts received being less than established charges. Many third-party payors, particularly insurance carriers covering automobile no-fault and workers' compensation claims refuse, as a matter of business practice, to pay claims unless submitted to arbitration, and then further defer payment until or near the date of a scheduled arbitration hearing, generally not to exceed three years after the submission of a fully documented medical claim. As a result of such delayed payment, the Company requires more capital to finance its receivables than businesses with a shorter receivable payment cycle. Further, third-party payors may reject medical claims if, in their judgment, the procedures performed were not medically necessary or if the charges exceed such payors allowable fee standards. Finally, the application forms required by third-party payors for payment of claims are long, detailed and complex and payments may be delayed or refused unless such forms are properly completed. Nevertheless, although the Company takes all legally available steps, including legally prescribed arbitration to collect the receivables generated by its clients, there is a risk that some of those receivables may not be collected which may impede the ability of the Clients to pay in full all amounts owed by them to the Company. Accordingly, the collection cycle tends to be long-term in nature. Although Clients are ultimately liable for payment of its fees to the Company, the Company has deferred the collection of its receivable from its Clients and allowed the Clients to pay the Company its fees as collections of the Clients receivable are made from third-party payors or, if rejected by third-party payors, until the Clients receivable is collected on a lien in litigation. If the Company determines that receivables cannot be collected from third party payors, including liens placed in litigation, it intends to use all appropriate means including litigation to enforce collection of its fees from the Client. In July 1995, the Company re-negotiated its agreement with GMMS and entered into a new agreement which expires in June 2025. Under terms of the new agreement, the Company takes ownership on a recourse basis of receivables generated by GMMS' medical practice from third-party payors with a net collectible value equal to the then current management fee owed to the Company. To the extent any receivables assigned to the Company are disputed and/or referred to arbitration proceedings, such receivables are immediately substituted under the recourse arrangements between GMMS and the Company. In the event that the laws and regulations establishing these third-party payors are amended, rescinded or overturned with the effect of eliminating this system of payment reimbursement for injured parties, the ability of the Company to collect its fees could be affected. Under the re-negotiated agreement, the Company has not had to exercise such option with respect to any receivables assigned to it for the six months ended December 31, 1995.

     On April 17, 1995, under the terms of the former GMMS agreement, the Company agreed to receive a promissory note, effective March 31, 1995 from GMMS, for $401,384 of GMMS accounts receivable which the Company determined could be collected and used to pay the Company's fees from GMMS. This note is payable by GMMS in equal quarterly installments of $33,349, commencing on June 30, 1995 and ending March 31, 1998, but may be prepaid. Interest on this note is payable monthly at 7.5% per annum commencing in April 1995. The balance of the note outstanding on December 31, 1995 was $334,586.

                           MEDICAL MANAGEMENT, INC.
                  Notes to Financial Statements - (Continued)
                       December 31, 1993, 1994 and 1995

4. ACCOUNTS RECEIVABLE  - (Continued)

     During 1993 and 1994, because of the various factors that influenced the collection of Clients' accounts receivable due from third-party payors and liens in litigation, the Company reviewed at a minimum, but no less than quarterly, the status of Clients' accounts receivable due from third-party payors which collateralized its receivable from its Clients. As a result, the Company established an allowance for possible uncollectible accounts receivable ($407,000 at December 31, 1993 and $909,000 at December 31, 1994). This periodic review included but was not limited to the review of patient's files, discussions with third-party payors on individual patient billings and analysis of past experience. It was also the Company's policy to estimate the portion of accounts receivable from Clients that will not be collected within a twelve month period. Such receivables are presented as a long-term asset in the accompanying balance sheets.

     In 1995, as part of the Company's periodic review for potential impairment of all third-party payor receivables prior to the acceptance for payment of its fee, the Company determined that based upon its clients' historical collection experience and the results of the review, its clients had receivables substantially in excess of the amounts owed to the Company after giving effect to their collectability. Accordingly, the Company determined that a portion of its estimated allowance for bad debts was no longer required. This factor along with the fact that its Client assigns it receivables to the Company on a full recourse basis in payment of its fees would preclude further recognition of bad debts.

     The Company has determined that $300,000 of the December 31, 1994 accounts receivable allowance related to accounts receivable balances collected in 1995. Such amounts were credited to general and administrative expenses on the accompanying December 31, 1995 statement of income.

     As more fully described in Note 3, the Company changed its accounting policy to implement discounting of accounts receivable from a related party. GMMS Management believes that its experience and that of the Company is a good indication of the timing of the collection process. Because numerous factors affect the timing and the manner in which these receivables are collected (i.e., government regulations, etc.) it is the Company's policy to periodically assess the collection of its receivables. As a result, the Company's estimate of its collection period and incremental borrowing rate may change.

5. MARKETABLE SECURITIES AVAILABLE-FOR-SALE

     Marketable securities available-for-sale at December 31, 1994 and 1995 are as follows:

 December 31, 1994:                                                 Gross unrealized       Estimated
                                                                ----------------------
                                                       Cost        Gains       Losses     fair value
                                                    ----------   ---------    ---------   ------------
Equity securities  ..............................    $277,335     $ 3,279     $    --      $280,614
Equity funds  ...................................      45,601          --       1,885        43,716
U.S. Treasury securities and obligations of U.S.
  government agencies ...........................     354,702          --      43,187       311,515
U.S. corporate securities  ......................     303,495          --      34,183       269,312
                                                    ----------   ---------    ---------   ------------
                                                     $981,133     $ 3,279     $79,255      $905,157
                                                    ==========   =========    =========   ============
December 31, 1995:
Equity securities  ..............................    $108,934     $13,006     $    --      $121,940
                                                    ==========   =========    =========   ============


   During the year ended December 31, 1995, the proceeds from the sale of available-for-sale-securities was $1,007,913. Gross realized gains totaled $62,937 and gross realized losses totaled $48,125.

                           MEDICAL MANAGEMENT, INC.
                  Notes to Financial Statements - (Continued)
                       December 31, 1993, 1994 and 1995

6. STOCKHOLDERS' EQUITY

  RECAPITALIZATION

   In August 1993, the Company increased its authorized common stock from 200 shares at no par value to 20,000,000 shares as $.001 par value. In addition, the Company declared a 9,999 for 1 stock split in the form of a stock dividend on the then issued and outstanding common shares. All outstanding share amounts included in the accompanying financial statements have been retroactively adjusted to reflect the 9,999 for 1 stock split.

  STOCK OPTION PLAN

   The Financial Accounting Standards Board has issued Statement of Accounting Standard 123 "Accounting for Stock-based Compensation" (SFAS 123). This statement establishes financial accounting and reporting standards for stock-based employee compensation plans. The accounting requirements of SFAS 123 are effective for transactions entered into in fiscal years that begin after December 15, 1995, though they may be adopted upon issuance. The disclosure requirements of SFAS 123 are effective for financial statements for fiscal years beginning after December 15, 1995. Management believes the effect of adopting this statement would have had no material effect on the financial statements.

   In August 1993, the Company adopted the 1993 stock option plan (the "Plan") covering 150,000 shares of the Company's common stock, pursuant to which, officers, directors and key employees of the Company and consultants to the Company are eligible to receive qualified and/or nonqualified stock options. The Plan, which expires on August 2, 2003, will be administered by the Board of Directors of the Company or a committee designated by them. Qualified stock options granted under the plan are exercisable for a period of ten years from the date of the grant, except that the term of qualified stock options granted under the Plan to a shareholder owning more than 10% the outstanding common stock of the Company may not exceed five years. In August 1993, an option for 45,000 shares was granted to the Company's Chief Financial Officer. One-third of the shares covered by the option were exercisable at an exercise price of $4 per share when granted, and an additional one- third of the shares, at an exercise price of $5 per share, became exercisable each year thereafter. However, all shares under the option must be exercised during the ten-year period from the date of the grant. In addition, options for 15,000 shares exercisable at $4.875 per share were granted to each of the Company's two outside directors upon their taking office immediately following the consummation of the offering.

   In June 1994, the Company agreed to issue options to purchase 50,000 shares of common stock to a consultant as an inducement for the consultant to enter a contract to render investor relations services. Options to purchase 30,000 shares of common stock vested immediately and the remaining options vested in June 1995. The options are exercisable at $4.31 per share (quoted market value on date of grant).

   The Company has reserved 250,000 shares of its common stock for the future grant or exercise of options and an additional 100,000 shares for the future exercise of warrants.

  COMMON STOCK AND WARRANTS

   The Company completed an initial public offering of 1,000,000 common shares at $5.00 per share on October 26, 1993, and received net proceeds of $4,400,000. Costs incurred with respect to the registration of the common shares, inclusive of underwriter commissions, amounted to $1,180,436. In addition, the Company sold to the underwriter, or its designee, at a price of $.001 per Underwriter Warrant, up to 100,000 Underwriter's Warrants entitling the holder's thereof to purchase 100,000 common shares of the Company at a purchase price of $6.00 per share for a period of four years commencing one year from the date of the initial public offering.

   On March 3, 1994, the Company issued 10,000 shares of common stock to a consultant for services rendered and to be rendered. Such shares are subject to certain restrictions under which the consultant is to remain

                           MEDICAL MANAGEMENT, INC.
                  Notes to Financial Statements - (Continued)
                       December 31, 1993, 1994 and 1995

6. STOCKHOLDERS' EQUITY  - (Continued)

available for substantial services during a two-year period. The shares are subject to forfeiture unless this condition was satisfied. Accordingly, the shares were valued at a 50% discount from market on the date of the award and is being amortized over the "risk of forfeiture" period. The Company recorded a charge of $25,000 for financial reporting purposes.

   During the second quarter of 1995, the Company issued 30,000 shares of common stock to a consultant for services rendered and to be rendered. Such shares are subject to certain restrictions under which the consultant is to remain available for substantial services during a two-year period. The shares are subject to forfeiture unless this condition is satisfied. Accordingly, the shares were valued at a 50% discount from market on the date of the award and is being amortized over the "risk of forfeiture" period. The Company recorded a charge of $28,125 for financial reporting purposes.

7. PROPERTY AND EQUIPMENT

   Property and equipment consist of the following:

                                                          December 31,
                                                  ----------------------------
                                                       1994           1995
                                                   ------------   ------------
Cost:
     Medical equipment  ........................    $1,723,797     $1,749,143
     Leasehold improvements  ...................     1,070,840      1,098,964
     Office furniture and equipment  ...........       101,385        221,783
     Computer and telephone equipment  .........       102,331        184,410
     Property and equipment under capital leases       119,129      2,097,313
                                                   ------------   ------------
                                                     3,117,482      5,351,613
     Less: accumulated depreciation and
        amortization ...........................       323,730      1,094,881
                                                   ------------   ------------
     Net property and equipment  ...............    $2,793,752     $4,256,732
                                                   ============   ============

   The construction of the corporate headquarters and operating facility was completed in February 1994. Construction costs consisted of site preparation and installation of the medical equipment of the Company's initial fixed site MRI unit, completion of the medical practice office of the Company's initial client and the completion of the offices to house the corporate headquarters of the Company. Final construction costs of $2,308,000 were allocated $1,237,000 to medical equipment and $1,071,000 to leasehold improvements. For the years ended December 31, 1993, 1994 and 1995, the Company incurred interest expense of $160,900, $142,000 and $18,700 respectively, of which, $159,609 for 1993 and $8,000 for 1994, (relating to interest paid to Pantepec and Swenvest), were capitalized as medical equipment and leasehold cost in 1993 and 1994, respectively. Interest incurred in 1995 was expensed as period costs in 1995. In addition, lender participation fees (see Note 8) of $70,000 and $12,000 for the years ended December 31, 1993 and 1994, respectively, were capitalized. Lender participation fees of $29,900 were expensed as period costs in 1995.

   In 1994 and 1995 the Company entered into capital leases for computer, office and medical equipment ranging in terms from 36 months to 60 months. The aggregate accumulated amortization of the computer, office and medical equipment as of December 31, 1994 and 1995 were $1,700 and $345,000, respectively.

                           MEDICAL MANAGEMENT, INC.
                        Notes to Financial Statements- (Continued)
                December 31, 1993, 1994 and 1995

8. LONG-TERM DEBT AND OBLIGATIONS UNDER CAPITAL LEASES

     Long-term debt and obligations under capital leases consist of the following:

                                                        December 31,
                                             --------------------------------
                                                 1994                1995
                                              ----------          ------------
Loan payable Pantepec (A)  ..........          $229,003           $       --
Other loan payable (B)  .............           377,003              279,717
Obligations under capital leases (C) .          113,561            1,721,296
                                              ----------          ------------
                                                719,567            2,001,013
Less current portion  ...............           345,394              480,523
                                              ----------          ------------
                                               $374,173           $1,520,490
                                              ==========          ============

   At December 31, 1995, future, principal payments for long-term debt and obligations under capital leases were as follows:
       Year ended December 31,
       -----------------------
             1996  ..................                             $  480,523
             1997  ..................                                536,912
             1998  ..................                                499,980
             1999  ..................                                454,336
             2000  ..................                                 29,262
                                                                  ------------
                                                                  $2,001,013
                                                                  ============

(A) The Company entered a loan and security agreement effective June 30, 1992, with Pantepec International, Inc. ("Pantepec") (an unrelated third party) to borrow up to $700,000 to finance the purchase and installation of the medical equipment. Borrowings as of December 31, 1993 and December 31, 1994, amounted to $344,354 and $229,003, respectively. The Company, Pantepec and Swenvest Corporation ("Swenvest") (an unrelated third party), from whom Pantepec had borrowed $273,000 to fund the loan to the Company, entered into an agreement dated May 1, 1993, to refinance this loan and the original loan agreement was terminated. Under the refinance agreement, the Company had the option to borrow up to $700,000 up to 45 days from acceptance of the Medical Equipment from the manufacturer. Interest on the borrowing accrues as follows:

Loan year ending June 30, 1993
   (including period prior to refinancing) ..              -14% per annum
Loan year ending June 30, 1994  .............              -10% per annum
Loan year ending June 30, 1995  .............              -10% per annum

    In addition to interest, the lenders are entitled to lender participation payments of $10 per Scan. Lender participation payments may not be less than $70,000 for the years ending June 30, 1993 and 1994 and $30,000 for the loan year ending June 30, 1995. For the years ended December 31, 1993 and 1994 lender participation payments of $70,000 and $12,000, respectively, were capitalized. Subsequent to the completion of the installation of the medical equipment in February 1994, lender participation payments have been expensed as period costs. Interest which accrued for the loan year ending June 30, 1993 was paid monthly. The repayment terms were renegotiated after the initial public offering and, effective July 31, 1993, principal and interest payments were payable in monthly installments of $15,729 and $3,787, respectively. In February 1994 the Company borrowed $277,000, the balance of the original commitment and the monthly principal and interest installment was increased to $26,380 and $11,787, respectively, per month. In July 1995, all unpaid principal and interest was paid in full.

                           MEDICAL MANAGEMENT, INC.
                  Notes to Financial Statements - (Continued)
                       December 31, 1993, 1994 and 1995

8. LONG-TERM DEBT AND OBLIGATIONS UNDER CAPITAL LEASES  - (Continued)

(B) In April 1994, the Company entered into a loan and security agreement to borrow $440,000 to finance a mobile MRI unit to be used for its second client. This borrowing bears interest at 13.2% and is repayable in equal monthly installments of $11,559 (including interest) through April 1998.

(C) At December 31, 1995, future minimum lease payments payable in monthly installments, including interest ranging from 10% to 12% per annum, were as follows:

     Year ended December 31,
      ----------------------------
     1996  .......................                                $  673,479
     1997  .......................                                   673,479
     1998  .......................                                   577,752
     1999  .......................                                   481,136
     2000  .......................                                    30,012
                                                                  ------------
                                                                   2,435,858
     Less amount representing
        interest .................                                   434,845
                                                                  ------------
                                                                  $2,001,013
                                                                  ============

    Substantially all assets of the Company have been pledged as collateral for the above borrowings.

9. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

   Accounts payable and accrued expenses consist of the following:

                                                         December 31,
                                                  ----------------------------
                                                    1994             1995
                                                  ----------      ------------
Consulting fees payable  ...................      $178,272        $  222,114
Professional fees  .........................        41,000                --
Lender participation fees  .................        29,970                --
Deferred registration costs  ...............            --           298,285
Other accounts payable and accrued expenses .      186,692           814,559
                                                  ----------      ------------
                                                  $435,934        $1,334,958
                                                  ==========      ============

10. INCOME TAXES

     In December 1992, the Company, upon its incorporation had elected to be treated as an S Corporation under Subchapter S of the Internal Revenue Code for federal income tax purposes. In addition, the Company had elected to be treated for New York State income tax purposes as an S Corporation. Consequently, the Company was not subject to federal income taxes because the stockholders include the Company's income in their own personal income tax returns. For New York State purposes, S Corporations were subject to an income tax of approximately 2.475%.

     The Company was liable for New York City income taxes because New York City does not allow Subchapter S Status. The New York City income tax rate is approximately 9%.

     Effective October 26, 1993, as a result of the initial public offering, the Company is no longer treated as an S Corporation. Upon the change in status of the Company, in the fourth quarter of 1993, the Company had an additional income tax expense of approximately $680,000 due to federal and state income taxes being payable on the temporary differences which are principally due to the cash basis of reporting for income taxes.

                           MEDICAL MANAGEMENT, INC.
                  Notes to Financial Statements - (Continued)
                       December 31, 1993, 1994 and 1995

10. INCOME TAXES  - (Continued)

     The provision for income taxes on historical net income for the years ended December 31, 1993, 1994 and 1995 differs from the amount computed by applying the federal statutory rate due to the following:

 (In Percentages)
                                                         1993     1994     1995
                                                        ------   ------    ------
Statutory federal income tax rate  ..................    34.0     34.0     34.0
State and local taxes, net of federal benefit  ......    13.1     13.2     12.9
Federal income taxes paid or payable related to prior
  year S Corporation income .........................    24.2     --       --
Other  ..............................................     1.5      0.2      0.1
                                                        ------   ------    ------
                                                         72.8     47.4     47.0
                                                        ======   ======    ======

   Income tax expense consists of the following:

                          1993                  1994                  1995
                       ----------            ------------           ----------
Current:
Federal  ...            $     --             $       --             $     --
State  .....              10,000                  9,000                8,000
Local  .....              94,000                 10,000                6,000
                       ----------            ------------           ----------
                         104,000                 19,000               14,000
                       ----------            ------------           ----------
Deferred:
Federal  ...             588,000                657,000              539,948
State  .....             170,000                273,000              159,794
Local  .....              63,000                222,000              175,258
                       ----------            ------------           ----------
                         821,000              1,152,000              875,000
                       ----------            ------------           ----------
                        $925,000             $1,171,000             $889,000
                       ==========            ============           ==========


                           MEDICAL MANAGEMENT, INC.
                  Notes to Financial Statements - (Continued)
                       December 31, 1993, 1994 and 1995

10. INCOME TAXES  - (Continued)

   Deferred income taxes are the result of temporary differences between the carrying amounts of assets and liabilities on the accrual basis used for financial statement reporting purposes and the cash basis used for income tax reporting. Accordingly, deferred income tax liabilities have been accrued at the effective tax rate of 47.4% in 1994 and 47.0% in 1995. The classification of deferred tax liabilities related to accounts receivable has been determined based upon the collection cycle of certain accounts receivable, which is estimated to be approximately two years. The following sets forth the components of deferred tax liabilities:

                                                       December 31,
                                              --------------------------------
                                                 1994                1995
                                              ------------        ------------
Current:
     Accounts receivable  ............        $1,207,849          $1,870,983
     Prepaid expenses  ...............            66,039              40,000
     Accounts payable and accrued
        expenses .....................          (189,888)           (437,983)
                                              ------------        ------------
       Total current  ................        $1,084,000          $1,473,000
                                              ============        ============
Non-current:
     Accounts receivable  ............         1,074,017           1,486,520
     Depreciation  ...................           131,461              87,000
     Net operating loss carryforwards .         (164,478)           (242,520)
                                              ------------        ------------
       Total non-current  ............         1,041,000           1,331,000
                                              ------------        ------------
        Total  .......................        $2,125,000          $2,804,000
                                              ============        ============


   The Company currently utilizes the cash basis method of accounting for tax reporting purposes. This method allows the Company to defer recognition of income for tax purposes until actual collection of cash. Beginning with calendar year 1997, the Company will be required to change to the accrual method of accounting for tax purposes. As a result of this change the Company will be unable to defer payment of taxes on reporting income earned in 1997 and beyond. The tax relating to untaxed accrual basis income at December 31, 1996 will be payable over a minimum three year period beginning in 1997. The Company has cumulative net operating loss carryforwards of $516,000 as of December 31, 1995 which begin to expire in 2009.

11. OPERATING LEASE OBLIGATIONS

     Prior to the completion of the construction of the medical equipment in February 1994, the Company leased a magnetic resonance imaging scanner under a month-to-month lease. In addition, the Company paid approximately $42,000 and $7,000, respectively, as parking fees for the mobile trailer in which the MRI equipment was located. For the years ended December 31, 1993, 1994 and 1995 equipment rental amounted to $460,000, $70,000 and $125,000, respectively.

     In August, 1992, the Company entered into an operating lease for office space with rent commencing on March 1, 1993. The lease, which expires in 2003, provides for the Company to pay for increases in real estate taxes and operating costs in addition to minimum rentals.

     With respect to the servicing of one of its clients, the Company entered into an operating lease for an area of a parking lot to locate and station the MRI trailer and office space to service the client's patients. The leases expire in March 1997.

                           MEDICAL MANAGEMENT, INC.
                  Notes to Financial Statements - (Continued)
                       December 31, 1993, 1994 and 1995

11. OPERATING LEASE OBLIGATIONS  - (Continued)

     Future minimum lease payments under the above leases, excluding real estate and operating cost escalations, are as follows:

              Year ended December 31,
              ---------------------------------
             1996  ............................               $113,000
             1997  ............................                 96,000
             1998  ............................                 89,000
             1999  ............................                 89,000
             2000  ............................                 98,000
             Thereafter minimum lease payments .               216,000
                                                              ----------
                                                              $701,000
                                                              ==========

12. COMMITMENTS AND CONTINGENCIES

     In connection with services provided to GMMS, the Company has a consulting agreement with an unrelated third party. Under the terms of the agreement which expires in March 2025, the consultant acts as general financial advisor and consultant on matters pertaining to the business and operations of the Company. As compensation for these services, the unrelated third party is paid a consulting fee of 5% of revenue, of which 1% has been assigned by such unrelated third party to a less than 5% shareholder in the Company. These fees are payable only on revenues collected. Consulting fees for the years ended December 31, 1993, 1994 and 1995 amounted to approximately $167,000 (approximately $33,000 to the less than 5% stockholder) $214,000 (approximately $43,000 to the less than 5% stockholder), and $264,000 (approximately $53,000 to the less than 5% stockholder), respectively. The consulting agreement can be renewed at the option of the consultant for an additional five years.

     In 1993, the Company entered into a joint marketing agreement with the New York District of Siemens Medical Systems, a lending manufacture and supplier of medical imaging equipment, to cooperatively develop the market for MRI systems in out-patient offices. Under the terms of the agreement, Siemens will give the Company the "right of first refusal" in situations where they are asked to recommend an "outside" provider of MRI services. In exchange, the Company will select Siemens Medical Systems, whenever possible, as the "vendor of choice" for MRI placements over the next two years. The Company has made a refundable advance payment in medical practice offices at prices and terms to be agreed upon. If the Company and Siemens do not agree on the purchase price or on the terms and conditions, the Company may cancel its order and obtain a refund of the $20,000 recorded as an other current asset.

     As of December 8, 1995 an Omnibus Settlement Agreement (the "Settlement Agreement") was entered into among CMI, the Company, Steven Rabinovici, David Jacaruso, Dennis Shields, Dr. Lawrence Shields, (the "Interested Shareholders") and Gail Shields ("Ms. Shields"), the former wife of Dr. Lawrence Shields. Under the terms of the Settlement Agreement, as revised on December 21, 1995, CMI arranged for the sale of 117,187 common shares of the Company owned by Ms. Shields at a net price to Ms. Shields of $5.50 per share and obtained Ms. Shields' release as the maker of a promissory note for a bank loan whose proceeds were used by GMMS (which has previously been satisfied by GMMS) and as lessee of certain premises occupied by GMMS, which lease has been assigned to CMI. There was no material impact on the financial statements of CMI or the Company as a result of the foregoing settlement.

                           MEDICAL MANAGEMENT, INC.
                  Notes to Financial Statements - (Continued)
                       December 31, 1993, 1994 and 1995

13. OTHER RELATED PARTY TRANSACTIONS

     For the years ended December 31, 1993, 1994 and 1995, the Company paid to an entity controlled by a principal stockholder of the Company or to the stockholder approximately $75,000, $102,000 and $132,000, respectively, to provide design services and as reimbursement for acquiring furniture and furnishings for the Company. Included in these amounts were design fees of approximately $16,000, $7,000 and $32,000, respectively. In addition, for the years ended December 31, 1993, 1994 and 1995, the Company paid approximately $6,000, $16,000 and $30,000, to another stockholder as compensation for services rendered to the Company.

     Amounts due from related parties at December 31, 1994 and 1995, include $196,000 due from GMMS for expenses paid on its behalf and is payable pursuant to a note on March 31, 1997 with interest payable quarterly at 7.5% per annum. In addition, included in due from related parties at December 31, 1995, is a $131,000 working capital loan to CMI due on demand.

14. GOVERNMENT REGULATION

     The health care industry is highly regulated. The ownership, operation and acquisition of medical equipment is subject to regulations and approvals that vary from state to state, including licensing regulations, Medicare regulations and regulations in certain jurisdictions requiring certificates of need for certain types of "health care facilities" and "major medical equipment".

15. PRO FORMA INFORMATION (UNAUDITED)

  PRO FORMA ADJUSTMENTS

   The Company completed an initial public offering of 1,000,000 common shares at $5.00 per share in October 1993. Effective October 26, 1993, the date of the initial public offering, the Company no longer was treated as an S Corporation and, accordingly, is subject to federal and New York State income taxes. In August 1993, the Company entered into separate employment contracts with its President and Chief Executive Officer and Vice President and Chief Operating Officer. These contracts expire on August 31, 1996 and provided for annual base salaries of $75,000 to each officer commencing from the date of consummation of the initial public offering. The pro forma adjustments reflect (i) an adjustment to include officers' compensation payable under current employment contracts and (ii) a provision for income taxes based upon pro forma income as if the Company had not been an S Corporation.

16. NET INCOME PER SHARE

     Net income per common share has been computed by dividing pro forma net income by the weighted average number of shares of common stock outstanding during the periods. The weighted average number of common shares outstanding has been computed in accordance with Staff Accounting Bulletin 83 ("SAB 83") of the Securities and Exchange Commission. SAB 83 requires that common shares and warrants, issued within a one- year period prior to the initial filing of a registration statement relating to an initial public offering at amounts below the public offering price, be considered outstanding for all periods presented in the Company's Registration Statement. In August 1993, the Company issued options to purchase 15,000 shares of common stock at $4.00 per share to its Chief Financial Officer (see Note 6). Such options have been considered outstanding through June 1993 for purpose of calculating net income per share. Such shares have been reduced, using the treasury stock method, by the number of shares which the Company would be able to purchase with the proceeds which would be received from the exercise of such options. All other options issued were anti-dilutive and, accordingly, were excluded from the calculation for weighted average shares.

17. RETAINED EARNINGS

     Effective October 26, 1993, the Company was no longer an S Corporation. Accordingly, in accordance with the provisions of Staff Accounting Bulletin 59 of the Securities and Exchange Commission, undistributed earn

                           MEDICAL MANAGEMENT, INC.
                  Notes to Financial Statements - (Continued)
                       December 31, 1993, 1994 and 1995

17. RETAINED EARNINGS  - (Continued)

ings as of the date of change in status from an S Corporation (October 26, 1993) amounting to $1,113,272 is considered to be a constructive distribution to the owners followed by a contribution to the capital of the Company and has been transferred to additional paid-in capital.

18. SUBSEQUENT EVENT (UNAUDITED)

     On January 3, 1996, CMI completed an Initial Public Offering ("IPO") of 2,000,000 of its common shares at $9.00 per share and the simultaneous acquisition and merger of the Company as a wholly owned subsidiary of CMI. The terms of the merger provided that the Company's shareholders receive .778 CMI common shares for each common share which they held based upon the IPO price of $9.00 per share. The holders of outstanding options to purchase the Company's common shares received 93,281 of CMI common shares based upon the difference between their aggregate option exercise prices and the value thereof at $7.00 per share divided by the IPO price. In January 1996, the Company issued 2,211,953 common shares to effect the merger including shares to be issued in satisfaction of outstanding options and warrants to purchase the Company's shares. Upon the closing of CMI's initial public offering on January 3, 1996, the President and Chief Executive Officer and Vice President and Chief Operating Officer of the Company became officers of CMI.

=============================================================================


   No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Underwriter. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any date subsequent to the date here. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby to anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.


                                    ------

                              TABLE OF CONTENTS

                                                                       Page
                                                                      --------
Prospectus Summary  .............................                         3
Investment Considerations  ......................                         8
Use of Proceeds  ................................                        12
Recent Financing  ...............................                        13
Price Range for Common Shares  ..................                        14
Capitalization  .................................                        14
Dividend Policy  ................................                        15
Pro Forma Consolidated Financial Information  ...                        15
Selected Financial Data  ........................                        17
Management's Discussion and Analysis of Financial
  Conditions and Results of Operations ..........                        20
Business  .......................................                        32
Management  .....................................                        44
Principal Shareholders  .........................                        50
Description of Debentures  ......................                        51
Certain U.S. Federal Income Tax Consequences  ...                        59
Description of Capital Stock  ...................                        62
Underwriting  ...................................                        64
Legal Matters  ..................................                        65
Experts  ........................................                        65
Available Information  ..........................                        65
Index to Financial Statements  ..................                       F-1


                                    ------


   Until June , 1996 (25 days after the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.


=============================================================================

=============================================================================




                                   COMPLETE
                               MANAGEMENT, INC.



                                 $30,000,000
                         [7% TO 8 1/2 %] CONVERTIBLE
                           SUBORDINATED DEBENTURES
                                   DUE 2003







                                    ------
                                  PROSPECTUS
                                    ------







                             NATIONAL SECURITIES
                                 CORPORATION









                                June  , 1996









=============================================================================

PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

   Expenses in connection with the issuance and distribution of the Securities being registered hereunder other than underwriting commissions and expenses, are estimated below.

     SEC registration fee  ......................................     13,318
     NASD registration fee  .....................................      3,500
     AMEX listing fee  ..........................................     35,000
     Printing expenses  .........................................     80,000
     Accounting fees and expenses  ..............................     75,000
     Legal fees and expenses  ...................................    225,000
     State securities law fees and expenses including fees of
      counsel ...................................................     20,000
     Transfer Agent and Registrar Fees  .........................     15,000
     Stock Certificate Expenses  ................................      3,182
     Miscellaneous expenses  ....................................     30,000
                                                                     -------
          Total  ................................................    500,000
                                                                     =======


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Sections 722 and 723 of the New York Business Corporation Law grant to the Company the power to indemnify the officers and directors of the Company as follows:

   (a) A corporation may indemnify any person made, or threatened to be made, a party to an action or proceeding other than one by or in the right of the corporation to procure a judgment in its favor, whether civil or criminal, including an action by or in the right of any other corporation of any type of kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

   (b) The termination of any such civil or criminal action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such director or officer did not act, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation or that he had reasonable cause to believe that his conduct was unlawful.

   (c) A corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interest of the corporation, except that no indemnification under this paragraph shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court on which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

   (d) For the purpose of this section, a corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be considered fines; and action taken or omitted by a person with respect to an employee benefit plan in the performance of such person's duties for a purpose reasonably believed by such person to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.

   Payment of indemnification other than by court award is as follows:

   (a) A person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in section 722 shall be entitled to indemnification as authorized in such section.

   (b) Except as provided in paragraph (a), any indemnification under section 722 or otherwise permitted by section 721, unless ordered by a court under section 724 (Indemnification of directors and officers by a court), shall be made by the corporation, only if authorized in the specific case:

   (1) By the board acting by a quorum consisting of directors who are not parties to such action or proceeding upon a finding that the director or officer has met the standard of conduct set forth in section 722 or established pursuant to section 721, as the case may be, or,

   (2) If a quorum under subparagraph (1) is not obtainable or, even if obtainable, a quorum of disinterested directors so directs:

   (A) By the board upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances because the applicable standard of conduct set forth in such sections has been met by such director or officer, or

   (B) By the shareholders upon a finding that the director or officer has met the applicable standard of conduct set forth in such sections.

   (C) Expenses incurred in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amounts as, and to the extent, required by paragraph (a) of section 725.

   The Company's certificate of incorporation provides as follows:

   SIXTH: The personal liability of directors to the corporation or its shareholders for damages for any breach of duty in such capacity is hereby eliminated except that such personal liability shall not be eliminated if a judgment or other final adjudication adverse to such director establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the Business Corporation Law.

                                   *  *  *

   EIGHTH: (a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Business Corporation Law, as the same exists or may hereafter be amended (but, in case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Business Corporation Law requires, the payment of such expenses incurred by a director or officer (in his or her capacity as a director or officer and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

   (b) Right of Claimant to Bring Suit. If a claim under paragraph (a) of this Section is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Business Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Business Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard or conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

   (c) Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

   (d) Insurance. The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Business Corporation Law.

   The Underwriting Agreement provides for reciprocal indemnification between the Company and its controlling persons, on the one hand, and the Underwriters and their respective controlling persons, on the other hand, against certain liabilities in connection with this offering, including liabilities under the Securities Act of 1933, as amended.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

   During the past three years the Company issued the following unregistered securities:

   (a) In December 1992 the Company issued an aggregate of 3,057,515 Common Shares for nominal amounts to founders, including its President and Chief Executive Officer, the President and Chief Executive Officer of MMI and the Vice President and Chief Operating Officer of MMI. All the shares were issued for investment and without a view to distribution and bear appropriate restricted security legends.

   (b) In September and October 1995 the Company issued $1,000,000 face amount of Secured Notes and agreed to issue Common Shares with a value of $250,000 when valued at the initial offering price in the IPO. All of the securities were issued for investment and without a view to distribution and bear appropriate restricted security legends.


   The transactions described above did not involve a public offering of the Registrant's securities and were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof. .


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

   (a) Exhibits:

   Exhibit
     No.                                              Description                                             Page
 -----------   ------------------------------------------------------------------------------------------   --------
              Form of Underwriting Agreement entered into between Complete Management, Inc. and National Securities
1.1           Corporation.
              Revised Agreement and Plan of Merger (incorporated by reference to Exhibit A to the Proxy
2.1           Statement/Prospectus included in Registration Statement on Form S-4, File No 33-98714).
3.1           Certificate of Incorporation of CMI.*
3.2           Certificate of Amendment to the Certificate of Incorporation of CMI as filed on December 1, 1995.*
3.3           By-Laws of CMI.*
4.1           Specimen Stock Certificate.*
4.2           Form of Representatives' Warrant Agreement, including Form of Warrant.
4.3           Form of Indenture.
4.4           Form of Debenture Certificate.
5.1           Opinion of Morse, Zelnick, Rose & Lander, LLP.
10.1          Practice Management Services Agreement as of July 1, 1995 between Greater Metropolitan Neurological
              Services, P.C. and Complete Management, Inc. and Agreement Addendum as of such date.*
10.2          Shareholders Agreement among Steven Rabinovici, Lawrence W. Shields, Marie Graziosi, David Jacaruso
              and Dennis Shields.*
10.3          Revised Form of Employment Agreement between the Company and Steven Rabinovici.*
10.4          Revised Form of Employment Agreement between the Company and David Jacaruso.*
10.5          Revised Form of Employment Agreement between the Company and Dennis Shields.*
10.6          1995 Stock Option Plan of the Company.*
10.13         Lease Agreement between A J S Development Corp. and Shields-Hausknecht, P.C. for 2270 Kimball Street.*
10.14         Lease Agreement between Whitehall Terrace Associates and Complete Management of Queens, Inc.
              for 118-21 Queens Boulevard, Forest Hills, New York.*
10.15         Lease Agreement dated December 1, 1992 between 865 Realty Corp. and Physicians Administration
              Services, Inc. for 865 Walton Avenue.*
10.16         Lease Agreement dated December 12, 1990 between Braun Management Inc. as agent for 225 Broadway
              Company and Lawrence W. Shields for 225 Broadway.*
10.17         Lease Agreement dated May 14, 1992 between Twenty Six Realty Associates and Gail Shields for
              26 Court Street.*
10.18         Lease Agreement dated March 12, 1993 between Thirty-One, Co. and Complete Management, Inc. for
              254 West 31st Street.*

                                     II-4

   Exhibit
     No.                                              Description                                             Page
 -----------   ------------------------------------------------------------------------------------------   --------
              Form of Lease Agreement between Park South Tower Associates and Urban Associates for 425 West
10.19         59th Street.*
              Lease Agreement dated August 31, 1992 between Thirty-One, Co. and MRI Management Associates,
10.20         Inc. for 254 West 31st Street.*
              Lease Agreement between Lawrence W. Shields, Irving Friedman and Steven J. Schwartz party of
10.21         the first part and Complete Management, Inc., party of the second part for 736 East Park Avenue.*
              Lease Agreement dated August 31, 1992 between MMI and Brause Realty, Inc. for office space at
10.22         254 West 31st Street.**
              Assignment of 865 Walton Avenue lease by Physicians Administration Services, Inc. to Complete
              Management, Inc. which in turn sublet the Premises to Greater Metropolitan Neurology Services,
10.23         P.C.*
              Assignment of 118-21 Queens Boulevard Lease by Complete Management of Queens, Inc. to Complete
              Management, Inc. which in turn sublet the Premises to Greater Metropolitan Neurology Services,
10.24         P.C.*
              Assignment of 2270 Kimball Street by Physicians Administration Services, Inc. to Complete Management,
10.25         Inc. which in turn sublet the Premises to Greater Metropolitan Neurology Services, P.C.*
              Assignment of 26 Court Street by Physicians Administration Services to Complete Management,
10.26         Inc., which in turn sublet the Premises to Greater Metropolitan Neurology Services, P.C.*
              Sublease of 254 West 34th Street by Complete Management, Inc. to Greater Metropolitan Neurology
10.27         Services, P.C.*
              Consulting Agreement between MMI and Dr. Lawrence W. Shields, Physician, P.C. (now known as
10.28         Greater Metropolitan Neurology Services, P.C.) dated March 11, 1992.***
10.29         Employment Agreement between the Company and Arthur L. Goldberg.****
10.30         Employment Agreement between the Company and Dennis W. Simmons.****
10.31         Employment Agreement between the Company and Robert Keating.****
10.32         Employment Agreement between the Company and Joseph M. Scotti.****
              Lease Agreement dated September 19, 1995 between CMI and Parp Center, Inc. for 230 Hilton Ave,
10.33         Hempstead, NY.****
              Lease Agreement dated September 1, 1995 between CMI and KABB, Inc. for 180 North Plank Road,
10.34         Newburgh, NY.****
              Note Agreement dated as of March 20, 1996 and Form of 8% Convertible Subordinated Note (included
10.35         as exhibit thereto).*****
              Management Services Agreement for Magnetic Resonance Imaging Practice, 1-Phase Agreement by
              and Between Greater Metropolitan Neurology Services, P.C. d/b/a Greater Metropolitan Medical
10.36         Services and Medical Management, Inc.*****
12.           Statement re Computation of Ratios.
18            Preferability Letter*****
21.           Subsidiaries of the Company.*****
23.1          Consent of Arthur Andersen LLP
23.2          Consent of Ernst & Young LLP
23.3          Consent of Morse, Zelnick, Rose & Lander, LLP, (included in Exhibit 5.1)
24            Power of Attorney (included in signature page).
25            Statement of Eligibility of Trustee.*****


- ------
    * Previously filed as a similarly numbered Exhibit to CMI S-1
      Registration Statement No. 33-97894.


   ** Previously filed as Exhibit 10.4 to MMI S-1 Registration Statement No.
      33-68458.

  *** Previously filed as Exhibit 10.11 to MMI S-1 Registration Statement No.
      33-68458.


 **** Previously filed as a similarly numbered Exhibit to CMI 10-K for the Fiscal Year Ended December 31, 1995, Commission File No. 0-27260.

***** Previously filed.

ITEM 17. CERTAIN UNDERTAKINGS

   A. The undersigned Registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933:

   (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (4) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

   (5) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   B. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City, County and State of New York on June 3, 1996.


                                            COMPLETE MANAGEMENT, INC.


                                                /s/ STEVEN M. RABINOVICI
                                            by: -----------------------------
                                                Steven M. Rabinovici,
                                                Chairman of the Board and
                                                Chief Executive Officer


   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below on June 3, 1996 by the following persons in the capacities indicated and each of the undersigned persons, in any capacity, hereby severally constitutes Steven Rabinovici, David Jacaruso and Stephen A. Zelnick, and each of them singularly, his true and lawful attorney with full power to them and each of them to sign for him and in his name and in the capacity indicated below, this Registration Statement and any and all amendments thereto.


            Signature                                       Title
 -------------------------------   -------------------------------------------------------


                *
  ------------------------------
       Steven M. Rabinovici       Chairman of the Board and Chief Executive Officer

                *
  ------------------------------  Vice President, Chief Financial Officer, Treasurer,
         Joseph M. Scotti         Secretary and Director

                 *
  ------------------------------
          David Jacaruso          Director

                *
  ------------------------------
          Dennis Shields          Director

                *
  ------------------------------
          Richard DeMaio          Director

                *
  ------------------------------
        Jack Schwartzberg         Director

                *
  ------------------------------
            Steve Cohn            Director

 *By: /s/ STEVEN M. RABINOVICI
     ---------------------------
         Steven M. Rabinovici
           Attorney-in-fact


                                EXHIBIT INDEX

   Exhibit
     No.                                              Description                                             Page
 -----------   ------------------------------------------------------------------------------------------   --------
1.1           Form of Underwriting Agreement entered into between Complete Management, Inc. and National
              Securities Corporation.
2.1           Revised Agreement and Plan of Merger (incorporated by reference to Exhibit A to the Proxy
              Statement/Prospectus included in Registration Statement on Form S-4, File No 33-98714).
3.1           Certificate of Incorporation of CMI.*
3.2           Certificate of Amendment to the Certificate of Incorporation of CMI as filed on December 1, 1995.*
3.3           By-Laws of CMI.*
4.1           Specimen Stock Certificate.*
4.2           Form of Representatives' Warrant Agreement, including Form of Warrant.
4.3           Form of Indenture.
4.4           Form of Debenture Certificate.
5.1           Opinion of Morse, Zelnick, Rose & Lander, LLP.
10.1          Practice Management Services Agreement as of July 1, 1995 between Greater Metropolitan Neurological
              Services, P.C. and Complete Management, Inc. and Agreement Addendum as of such date.*
10.2          Shareholders Agreement among Steven Rabinovici, Lawrence W. Shields, Marie Graziosi, David Jacaruso
              and Dennis Shields.*
10.3          Revised Form of Employment Agreement between the Company and Steven Rabinovici.*
10.4          Revised Form of Employment Agreement between the Company and David Jacaruso.*
10.5          Revised Form of Employment Agreement between the Company and Dennis Shields.*
10.6          1995 Stock Option Plan of the Company.*
10.13         Lease Agreement between A J S Development Corp. and Shields-Hausknecht, P.C. for 2270 Kimball
              Street.*
10.14         Lease Agreement between Whitehall Terrace Associates and Complete Management of Queens, Inc.
              for 118-21 Queens Boulevard, Forest Hills, New York.*
10.15         Lease Agreement dated December 1, 1992 between 865 Realty Corp. and Physicians Administration
              Services, Inc. for 865 Walton Avenue.*
10.16         Lease Agreement dated December 12, 1990 between Braun Management Inc. as agent for 225 Broadway
              Company and Lawrence W. Shields for 225 Broadway.*
10.17         Lease Agreement dated May 14, 1992 between Twenty Six Realty Associates and Gail Shields for
              26 Court Street.*
10.18         Lease Agreement dated March 12, 1993 between Thirty-One, Co. and Complete Management, Inc. for
              254 West 31st Street.*
10.19         Form of Lease Agreement between Park South Tower Associates and Urban Associates for 425 West
              59th Street.*
10.20         Lease Agreement dated August 31, 1992 between Thirty-One, Co. and MRI Management Associates,
              Inc. for 254 West 31st Street.*
10.21         Lease Agreement between Lawrence W. Shields, Irving Friedman and Steven J. Schwartz party of the first part and Complete Management, Inc., party of the second part for 736 East Park Avenue.*
10.22         Lease Agreement dated August 31, 1992 between MMI and Brause Realty, Inc. for office space at
              254 West 31st Street.**
10.23         Assignment of 865 Walton Avenue lease by Physicians Administration Services, Inc. to Complete
              Management, Inc. which in turn sublet the Premises to Greater Metropolitan Neurology Services,
              P.C.*
10.24         Assignment of 118-21 Queens Boulevard Lease by Complete Management of Queens, Inc. to Complete
              Management, Inc. which in turn sublet the Premises to Greater Metropolitan Neurology Services,
              P.C.*
10.25         Assignment of 2270 Kimball Street by Physicians Administration Services, Inc. to Complete Management,
              Inc. which in turn sublet the Premises to Greater Metropolitan Neurology Services, P.C.*

   Exhibit
     No.                                              Description                                             Page
 -----------   ------------------------------------------------------------------------------------------   --------
10.26         Assignment of 26 Court Street by Physicians Administration Services to Complete Management,
              Inc., which in turn sublet the Premises to Greater Metropolitan Neurology Services, P.C.*
10.27         Sublease of 254 West 34th Street by Complete Management, Inc. to Greater Metropolitan Neurology
              Services, P.C.*
10.28         Consulting Agreement between MMI and Dr. Lawrence W. Shields, Physician, P.C. (now known as
              Greater Metropolitan Neurology Services, P.C.) dated March 11, 1992.***
10.29         Employment Agreement between the Company and Arthur L. Goldberg.****
10.30         Employment Agreement between the Company and Dennis W. Simmons.****
10.31         Employment Agreement between the Company and Robert Keating.****
10.32         Employment Agreement between the Company and Joseph M. Scotti.****
10.33         Lease Agreement dated September 19, 1995 between CMI and Parp Center, Inc. for 230 Hilton Ave,
              Hempstead, NY.****
10.34         Lease Agreement dated September 1, 1995 between CMI and KABB, Inc. for 180 North Plank Road,
              Newburgh, NY.****
10.35         Note Agreement dated as of March 20, 1996 and Form of 8% Convertible Subordinated Note (included as exhibit thereto).*****
10.36         Management Services Agreement for Magnetic Resonance Imaging Practice, 1-Phase Agreement by
              and Between Greater Metropolitan Neurology Services, P.C. d/b/a Greater Metropolitan Medical
              Services and Medical Management, Inc.*****
12.           Statement re Computation of Ratios.
18.           Preferability Letter.*****
21.           Subsidiaries of the Company.*****
23.1          Consent of Arthur Andersen LLP
23.2          Consent of Ernst & Young LLP
23.3          Consent of Morse, Zelnick, Rose & Lander, LLP, (included in Exhibit 5.1)
24            Power of Attorney (included in signature page).
25            Statement of Eligibility of Trustee.*****


*****


- ------
    * Previously filed as a similarly numbered Exhibit to CMI S-1
      Registration Statement No. 33-97894.

   ** Previously filed as Exhibit 10.4 to MMI S-1 Registration Statement No.
      33-68458.

  *** Previously filed as Exhibit 10.11 to MMI S-1 Registration Statement No.
      33-68458.


 **** Previously filed as a similarly numbered Exhibit to CMI 10-K for the Fiscal Year Ended December 31, 1995, Commission File No. 0-27260.

***** Previously filed.